    As filed with the Securities and Exchange Commission on October 22, 1999 This Registration Statement is a post-effective amendment to File No. 333-17635

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                       HEURISTIC DEVELOPMENT GROUP, INC.
                 (Name of small business issuer in its charter)
                                --------------
           Delaware                    7371                 95-4491750
    (State or jurisdiction (Primary Standard Industrial  (I.R.S. Employer of incorporation or
        organization)      Classification Code Number)  Identification No.)

   1219 Morningside Drive, Suite 102           Gregory L. Zink, President
   Manhattan Beach, California 90266       1219 Morningside Drive, Suite 102
             (310) 378-1749                Manhattan Beach, California 90266
                                                     (310) 378-1749
    (Address and telephone number of
      principal executive offices        (Name, address and telephone number of
    and principal place of business)               agent for service)
                                --------------
                                   Copies to:
                              Gary N. Jacobs, Esq.
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                      2121 Avenue of the Stars, Suite 1800
                             Los Angeles, CA 90067
                                 (310) 553-3000

   Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Amount             Proposed        Proposed
                                                        of               maximum          maximum         Amount of
             Title of each class of              securities to be     offering price     aggregate       registration
          securities to be registered               registered         per share(1)  offering price(1)      fee(2)
---------------------------------------------------------------------------------------------------------------------
Common stock...................................   2,121,712 shares(3)   $4.797(4)     $10,177,852.46(4)     $2,830
Units consisting of one share of common stock
 and one class B warrant(5)....................         500,000            6.50           3,250,000          904
Common stock(6)................................     500,000 shares         8.75           4,375,000         1,217
Units consisting of one share of common stock,
 one class A warrant and one class B
 warrant(7)....................................         120,000            6.00            720,000           201
Units consisting of one share of common stock
 and one class B warrant(8)....................         120,000            6.50            780,000           217
Common stock(9)................................     240,000 shares         8.75           2,100,000          584
TOTAL..........................................                                        $21,402,852.46       $5,953
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                                  (See footnotes following page)

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   Pursuant to Exemption Application 91/99 filed by Heuristic Development Group, Inc., the Israeli Securities Authority decided, on May 30, 1999, in accordance with its authority under Section 41 of the Israel Securities Law, 5728-1968, to exempt Heuristic Development Group, Inc. from publishing a prospectus approved by the Authority, with respect to the offering of securities of Heuristic Development Group, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(2) Calculated pursuant to Section 6(b) of the Securities Act and Rule 457 thereunder.

(3) The number of shares of common stock of the Heuristic Development Group, Inc. ("HDG") to be registered in connection with the exercise of outstanding warrants of Virtual Communities, Inc. ("VCI") following the proposed merger involving the two companies has been determined based on
    (a) the sum of outstanding warrants to purchase 1,558,936 shares of VCI common stock, and (b) the maximum expected exchange ratio of 1.361 shares of registrant's common stock for each share of VCI common stock underlying the VCI warrants.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Pursuant to Rule 457(g), with respect to the shares of registrant's common stock being issued upon exercise of the VCI warrants, the maximum offering price per share is $4.797, the average of the bid and asked price of a share of HDG common stock reported on the NASDAQ SmallCap Market on October 21, 1999, and the maximum aggregate offering price is the product of $4.797 and 2,121,712, the maximum number of shares of HDG common stock expected to be issued upon exercise of the VCI warrants following consummation of the merger.

(5) Issuable upon exercise of 500,000 certain outstanding class A warrants.

(6) Issuable upon exercise of the class B warrants underlying the 500,000 class A warrants.

(7) Issuable upon exercise of the unit purchase options.

(8) Issuable upon exercise of the class A warrants underlying the unit purchase options.

(9) Issuable upon exercise of the class B warrants underlying the unit purchase options.

                                EXPLANATORY NOTE

   This Registration Statement covers the registration of the following securities of Heuristic Development Group, Inc., a Delaware corporation ("HDG"):

  . up to 2,121,712 shares of common stock, $.01 par value per share, issuable by HDG upon exercise of certain outstanding warrants of Virtual Communities, Inc., a Delaware corporation. Pursuant to that certain Agreement and Plan of Merger, dated as of June 2, 1999, as amended, VCI will merge with and into HDG Acquisition Sub, Inc., a wholly owned subsidiary of HDG, and the holders of the VCI warrants will, upon consummation of the merger, be entitled to exercise those warrants after the effective time of the merger for that number of shares of HDG common stock that such holders would have received in the merger if the shares of VCI common stock underlying their warrants were held by them at the effective time of the merger. The conversion ratio for the number of shares of HDG common stock issuable to holders of VCI securities is based on a formula, and will not be determined until the closing date of the merger. Accordingly, the exact number of shares of HDG common stock issuable upon exercise of the VCI warrants cannot presently be determined.

  . 500,000 redeemable class B warrants issuable upon exercise of certain outstanding redeemable class A warrants, and 1,000,000 shares of common stock issuable upon the exercise of such class A and class B warrants. These class A and class B warrants are the "Selling Securityholder Warrants" and "Selling Securityholder Class B Warrants" referred to in the company's Registration Statement on Form SB-2 (File No. 333-17635), filed with the SEC on February 11, 1997. The company has determined to register the issuance of these class B warrants and shares of common stock in lieu of maintaining the effectiveness of that Registration Statement with respect to such warrants and shares.

  . 120,000 units issuable upon exercise of certain outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable Class B warrant, 120,000 class B warrants issuable upon the exercise of the class A warrants, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants.

   This Registration Statement is also a post-effective amendment to HDG's Registration Statement on Form SB-2 (File No. 333-17635), filed with the SEC in connection with HDG's initial public offering of 1,380,000 Units consisting of common stock, redeemable class A warrants and redeemable class B warrants.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. The prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any State where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION--DATED OCTOBER 22, 1999

PROSPECTUS

                       HEURISTIC DEVELOPMENT GROUP, INC.

                        2,121,712 shares of common stock

                    500,000 redeemable class B warrants and
             500,000 shares of common stock issuable upon exercise
                 of outstanding redeemable class A warrants and
 500,000 shares of common stock issuable upon exercise of the class B warrants

            120,000 units consisting 120,000 shares of common stock,
                    120,000 redeemable class A warrants and
                      120,000 redeemable class B warrants
  and 120,000 class B warrants issuable upon exercise of the class A warrants, and 360,000 shares of common stock issuable upon exercise
                      of the class A and class B warrants

  This prospectus relates to the following securities of Heuristic Development Group, Inc., a Delaware corporation ("HDG"):

  . Up to 2,121,712 shares of common stock, $.01 par value per share, issuable by HDG upon exercise of certain outstanding warrants of Virtual Communities, Inc., a Delaware corporation. Pursuant to that certain Agreement and Plan of Merger, dated as of June 2, 1999, as amended, VCI will merge with and into HDG Acquisition Sub, Inc., a wholly owned subsidiary of HDG, and the holders of the VCI warrants will, upon consummation of the merger, be entitled to exercise those warrants after the effective time of the merger for that number of shares of HDG Common Stock that such holders would have received in the merger if the shares of VCI common stock underlying their warrants were held by them at the effective time of the merger. The conversion ratio for the number of shares of HDG Common Stock issuable to holders of VCI common stock is based on a formula, and will not be determined until the closing date of the merger. Accordingly, the exact number of shares of HDG Common Stock issuable upon exercise of the VCI warrants cannot presently be determined.

  . 500,000 redeemable class B warrants issuable upon exercise of certain outstanding redeemable class A warrants, and 1,000,000 shares of common stock issuable upon the exercise of such class A and class B warrants. These class A and class B warrants are the "Selling Securityholder Warrants" and "Selling Securityholder Class B Warrants" referred to in the company's Registration Statement on Form SB-2 (File No. 333-17635), filed with the SEC on February 11, 1997. The company has decided to register the issuance of these class B warrants and shares of common stock in lieu of maintaining the effectiveness of that Registration Statement with respect to such warrants and shares.

  . 120,000 units issuable upon exercise of certain outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable Class B warrant, 120,000 class B warrants issuable upon the exercise of the class A warrants, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants.

  Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until February 11, 2002. The class A and class B warrants are subject to redemption by the company at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

  The company's common stock, its outstanding class A warrants and its outstanding class B warrants trade on the Nasdaq SmallCap Market under the symbols IFIT, IFITW and IFITZ, respectively. The company's outstanding units offered in its 1997 initial public offering trade on the Nasdaq Small Cap Market under the symbol IFITU.

  AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October 22, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    8
The Offering..............................................................   26
Use of Proceeds...........................................................   28
The Company...............................................................   29
Directors and Executive Officers..........................................   50
Share Ownership of Management and Certain Stockholders....................   58
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   62
Pro Forma Financial Statements............................................   73
Related Party Transactions................................................   79
Description of Securities.................................................   81
Indemnification and Insurance.............................................   82
Legal Matters.............................................................   83
Experts...................................................................   83
Where You Can Find More Information.......................................   83
APPENDIX A--HDG Financial Statements for the year ending December 31, 1998 and for the period
 from July 20, 1994 through December 31, 1998.............................  A-1
APPENDIX B--HDG Financial Statements for the period ending June 30, 1999 and for the period from
 July 20, 1994 through June 30, 1999......................................  B-1
APPENDIX C--VCI Consolidated Financial Statements for the year ending
 December 31, 1998........................................................  C-1
APPENDIX D--VCI Condensed Interim Consolidated Financial Statements for
 the period ending
 June 30, 1999............................................................  D-1

   We have not authorized anyone to give any information or make any representation about HDG that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

   If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.

   The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies. Certain information in this prospectus about VCI has been supplied by VCI.

                                    SUMMARY

   This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which we refer. Together, these documents will give you a more complete description of the transactions we are proposing.

Heuristic Development Group, Inc.

   HDG is a development stage company originally organized to research, develop, design and market fitness-related products. Our primary product is the IntelliFit System, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs. Due to disappointing acceptance of the IntelliFit System, we decided to pursue a strategy of investment in or acquisition of an existing company.

   On June 2, 1999, we entered into a definitive merger agreement with Virtual Communities, Inc. VCI was organized to develop, acquire and operate online communities on the World Wide Web (the "Web") that aggregate and publish various news, media and entertainment content targeted to specific demographic groups. These online communities also provide e-commerce and advertising services. VCI currently operates three online communities: Virtual Jerusalem, Virtual Holyland and Virtual Ireland. VCI also recently began offering Web site design and development services to Web site publishers.

   Our principal executive offices are located at 1219 Morningside Drive, Suite 102, Manhattan Beach, California 90266, telephone (310) 378-1749.

The Offering

 Shares to be issued to VCI warrant holders

   After consummation of the merger holders of outstanding warrants to purchase shares of VCI common stock will be entitled to exercise those warrants for that number of shares of our common stock that such holders would have received in the merger if the shares of VCI common stock underlying their warrants were held by them at the effective time of the merger. Accordingly, the number of shares of our common stock that we may issue to holders of the VCI warrants will be determined by multiplying 1,558,936 (the number of shares of VCI common stock issuable on exercise of such warrants) times the conversion ratio determined in accordance with the merger agreement.

   The merger agreement provides that such conversion ratio is determined by the following formula:

                 "VCI Valuation"/VCI common shares outstanding
               --------------------------------------------------
       (HDG "Cash Value" x a "multiplier")/HDG common shares outstanding

   The "VCI Valuation" amount equals $22,000,000 plus any gross proceeds raised by VCI from the sale of stock between June 2, 1999 (the date as of which the merger agreement was signed) and the date the merger is completed. We anticipate that the VCI Valuation will be between $23,032,500 and $24,100,000 and the number of shares of VCI common stock outstanding immediately prior to the merger will be between 10,836,947 and 11,345,280 shares. (VCI's outstanding shares give effect to the conversion of its outstanding preferred stock into common stock.)

   HDG's "Cash Value" is the total amount of our cash and cash equivalent assets (with certain defined adjustments) at the effective time of the merger. The "multiplier" will depend on the amount of our Cash Value as described below:

     If our Cash Value equals:                      then the multiplier will be:
     -------------------------                      ----------------------------
     $2,500,000 or more............................             1.15
     less than $2,500,000..........................             1.00

   We anticipate that our cash value will be between $2.5 million and $2.7 million.

For Example

  . If at the effective time of the merger, the VCI valuation is $23,032,500 (based on $1,032,500 of equity capital raised by VCI since the date of the merger agreement), there are 10,836,947 shares of VCI common stock outstanding, HDG's cash value is $2,700,000, the multiplier is 1.15, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.097. Accordingly, each outstanding warrant to purchase a share of VCI common stock would entitle the holder to receive
     1.097 shares of our common stock upon exercise of such warrant after the consummation of the merger.

  . Applying the same formula, if at the effective time of the merger, the VCI valuation is $24,100,000 (based on $2,100,000 of equity capital raised by VCI since the date of the merger agreement), there are 11,345,280 shares of VCI common stock outstanding, HDG's cash value is $2,499,000, the multiplier is 1.00, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.361. Accordingly, each outstanding warrant to purchase a share of VCI common stock would entitle the holder to receive 1.361 shares of our common stock upon exercise of such warrant after the consummation of the merger.

   These examples are provided for explanatory purposes only, as the actual calculation of the conversion ratio cannot be determined in advance of the effective date of the merger.

   We anticipate that the conversion ratio will be between 1.097 and 1.361. This means that we anticipate issuing between 1,710,153 and 2,121,712 shares of our common stock to the holders of the VCI warrants, assuming the exercise of all the outstanding VCI warrants.

   There are outstanding warrants to purchase 225,113 shares of VCI common stock at exercise prices ranging from $0.8052 to $2.10 per share. These warrants were issued to the placement agent in connection with VCI's placement of Series A and B convertible Preferred Stock in early 1999. VCI also has outstanding warrants to purchase 1,333,823 shares of its common stock, at exercise prices ranging from $0.30 to $2.10, issued to certain directors, shareholders, employees and vendors in consideration for certain loans granted to VCI, waivers and deferrals of compensation, guarantees of bank lines of credit and services rendered to VCI.

   Shares and warrants to be issued to certain holders of outstanding class A warrants

   In connection with the company's initial public offering of units in February 1997, certain investors in the company received 500,000 redeemable class A warrants in exchange for warrants that such investors had received in December 1996 as part of a bridge financing transaction. We are registering the securities underlying such class A warrants in the registration statement of which this prospectus is a part.

   Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until

February 11, 2002. The class A and class B warrants are subject to redemption by the company at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

   Units to be issued to holders of unit purchase options

   We are also registering 120,000 units issuable upon exercise of certain outstanding unit purchase options granted to the underwriter and finder in connection with the company's initial public offering in February 1997, 120,000 class B warrants issuable upon the exercise of the class A warrants included in such units, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants included in such units. Each unit purchase option entitles the holder to purchase one share of common stock, one redeemable class A warrant and one redeemable Class B warrant at an exercise price of $6.00 at any time until February 10, 2002. See "Description of Securities -- Unit Purchase Option."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table shows the financial results actually achieved by each of HDG and VCI (the "historical" figures) as well as the results as if the companies had been combined for the period shown (the "pro forma combined" figures) under the following circumstances: (1) that no VCI shareholder dissents from the merger and the minimum of 75% of HDG escrowed share and Option holders convert their Escrowed Shares and Options into Warrants and (2) that the maximum of 7% of VCI shareholders dissent from the merger and that the maximum of 100% of HDG Escrowed Share and Option holders convert their Escrowed Shares and Options into Warrants. You should not assume that HDG and VCI would have achieved the combined pro forma results if they had actually been combined during the periods shown.

   HDG's and VCI's six months' historical figures for 1999 are unaudited, but HDG and VCI each believes that its own figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for that period. You should not assume that the results for a portion of 1999 will be repeated in later periods.

           Selected Historical and Pro Forma Data as of June 30, 1999
                          (U.S. Dollars in thousands)

                                                 Pro Forma      Pro Forma
                                                 Equivalent     Equivalent
                            HDG        VCI     (No dissenting (7% dissenting
                         Historical Historical    shares)        shares)
                         ---------- ---------- -------------- --------------
Total assets............   2,931       1,153        3,731          2,636
Cash and cash
 equivalents............   2,819         368        2,834          1,739
Total liabilities.......     105       1,544        1,649          1,649
Shareholders equity.....   2,826        (391)       2,082            987
Net loss................    (382)     (1,839)      (1,924)        (1,924)

Comparative per share information

   The following table sets forth unaudited data concerning the net loss, dividends and book value per share for HDG and VCI on a pro forma basis after giving effect to the merger.

                          No dissenting shares        7% dissenting shares
                         --------------------------- ---------------------------
                         Six Months                  Six Months
                           Ended         Year Ended    Ended         Year Ended
                          June 30,      December 31,  June 30,      December 31,
                            1999            1998        1999            1998
                         ----------     ------------ ----------     ------------
Net loss per weighted
 average common share
 (basic and diluted)....      (0.14)          (0.18)      (0.15)          (0.19)
Weighted average common
 shares outstanding..... 13,825,445      13,951,503  12,969,808      13,095,866
Dividends declared per
 share..................        --              --          --              --
Book value per share at
 end of period(l),(2)...       0.15 (3)         N/A        0.08 (4)         N/A

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.
(2) The information is not presented for the year ended December 31, 1998, as a pro forma balance sheet was not prepared as of this date.

(3) Gives effect to the issuance of approximately 12,223,389 shares of HDG common stock to the VCI shareholders in connection with the merger assuming no VCI shareholder dissents to the merger.

(4) Gives effect to the issuance of approximately 11,367,752 shares of HDG common stock to the VCI shareholders in connection with the merger assuming 7% of VCI shareholders dissent to the merger.

   The following tables set forth data concerning the historical net income
(loss), dividends and book value per share for HDG and VCI.

HDG historical per share data

                         Six Months Ended June 30,   Year Ended December 31,
                         --------------------------  ------------------------
                             1999          1998         1998         1997
                         ------------  ------------  -----------  -----------
Net loss per weighted
 average common share
 (basic and diluted)....        (0.24)        (0.13)       (0.59)       (0.91)
Weighted average common
 shares outstanding ....    1,602,056     1,751,956    1,728,114    1,581,160
Dividends declared per
 share..................          --            --           --           --
Book value per share at
 end of period(l).......         1.76          2.38         1.83          2.5

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.

VCI historical per share data

                         Six Months Ended June 30,   Year Ended December 31,
                         --------------------------  ------------------------
                             1999          1998         1998         1997
                         ------------  ------------  -----------  -----------
Net loss per weighted
 average common share
 (basic and diluted)....        (0.22)        (0.12)       (0.19)       (0.35)
Weighted average common
 shares outstanding.....    8,515,975     3,891,667    7,372,636    3,190,824
Dividends declared per
 share..................          --            --           --           --
Book value per share at
 end of period(1).......        (0.05)        (0.31)       (0.09)       (0.22)

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding

                                  RISK FACTORS

   The risks and uncertainties described below are not the only ones facing HDG and VCI. Additional risks and uncertainties not presently known to us or risks that we do not consider significant may also impair either HDG or VCI. If any of the following risks materialize, our business, financial condition or results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Particular to VCI

We cannot assure you that VCI will be profitable because its online community and Web site design and development businesses have operated for a short period of time.

   HDG is not actively pursuing its historic business. VCI was founded in August 1996 and has a limited operating history. You should consider the risks and difficulties frequently encountered by companies like VCI, an early stage company involved in acquiring, operating and developing online communities and Web site design and development. These risks include:

  . the level of use and consumer acceptance of the Internet, online services and the online community model;

  . VCI's inability to generate significant advertising revenue or e-commerce revenue;

  . VCI's inability to maintain and increase levels of traffic on its Web sites, including virtualjerusalem.com, virtualholyland.com and virtualireland.com;

  . the failure of VCI's servers, networking systems and server administrators to efficiently handle its Web traffic;

  . VCI's failure to continue to develop, operate or acquire future Web sites;

  . VCI's inability to attract or retain users and registrants;

  . VCI's inability to meet minimum guaranteed Web site impressions under its advertising agreements;

  . VCI's inability to attract or retain content and other strategic partners to its Web sites;

  . VCI's inability to attract or retain Web site design and development clients;

  . VCI's inability to license, and to obtain the right to sublicense, the software necessary to develop and maintain its own Web sites and its clients' Web sites;

  . VCI's inability to integrate its own technology and know-how with licensed technology in both the development and maintenance of its own Web sites and its clients' Web sites;

  . VCI's failure to anticipate and adapt to a developing demographic market or the Internet industry;

  . VCI's inability to identify other Web sites or technologies for acquisition, and if consummated, its inability to efficiently integrate those acquisitions into its existing operations;

  . VCI's inability to upgrade and develop its systems and infrastructure and attract and hire new personnel in a timely and effective manner; and

  . VCI's inability to effectively manage rapidly expanding operations and limited working capital.

   VCI cannot be certain that its business strategy will be successful or that it will successfully address these risks.

   In April 1999, we terminated all of our prior operations, and following the merger our operations will consist solely of VCI's operations which we are acquiring in the merger. Although VCI experienced growth in revenues, users and registrants in recent periods, these growth rates may not be sustainable and may decrease in the future.

   To date, neither HDG nor VCI has been profitable on either a quarterly or an annual basis, and, following the completion of the merger, we expect to incur net losses in the future. We expect VCI's operating expenses to increase significantly, especially in the areas of sales and marketing, the development of future communities, and the expansion of its Web site design and development business, and, as a result, VCI will need to increase its revenue substantially to become profitable. If VCI's revenue does not grow as expected or increases in VCI's expenses are not in line with its forecasts, we will continue to incur net losses following the completion of the merger.

VCI's quarter-to-quarter results may fluctuate significantly which may adversely effect the market price of our shares.

   VCI's operating results have fluctuated in the past and will likely continue to do so in the future. Some of the factors that cause VCI's operating results to fluctuate are:

  . the demand for the services and products offered on or through its Web sites and its ability to meet the demand in a timely manner;

  . consumers' receptiveness to the content VCI publishes on its Web sites and the e-commerce offerings available through its strategic partners' Web sites;

  . timely availability of content suitable for publishing on VCI's Web sites, and its existing and future content partners' interest in publishing suitable content on VCI's Web sites;

  . developments relating to advertising and e-commerce on the Web;

  . new services and products offered by VCI's competitors that affect the traffic on VCI's Web sites and the number of users and registrants of its Web sites;

  . VCI's ability to predict demand for products and services it offers, identify markets for future communities and create or find suitable content for its existing and future Web sites;

  . the sales and marketing costs and other operating expenses necessary to maintain and attract new advertisers, users, registrants, and content and e-commerce partners;

  . the loss of key business relationships or personnel;

  . seasonal fluctuations in revenues from, and traffic on, VCI's Web sites;

  . changes in Internet industry trends regarding Web-based e-commerce and advertising;

  . the costs of acquiring technology or businesses and VCI's ability to integrate them into its operations; and

  . economic conditions generally, as well as those specific to the Internet and related industries.

   To respond to these and other factors, VCI may need to make business decisions that could have a material adverse effect on its quarterly operating results.

   In addition, most of our revenue following the merger will come from VCI's Web site operations and a majority of that revenue will come from advertising contracts that are usually six to twelve months in length and are often cancelable upon three months notice. That means our quarterly revenue is a function of the contracts VCI will attract and/or retain within the quarter and its ability to adjust spending in light of any revenue shortfalls. To date, the advertising revenue from VCI's Web sites comes from a small group of customers whose composition periodically changes. For example, during the year ended December 31, 1998, the five largest advertisers accounted for approximately 51% of the total advertising revenue. As a result, the cancellation of even a small number of these advertising contracts could affect VCI's operating results.

   Advertising revenue is also linked to the level of traffic on VCI's Web sites, so if traffic is less than the level expected by its advertising customers, VCI's advertising revenue could be adversely affected. Under most advertising contracts, VCI guarantees its advertisers a minimum number of impressions on its Web sites. Reduced traffic on these Web sites would cause VCI to fall short in meeting this minimum requirement and, as a result, VCI may be required to extend the length of time that an advertiser may advertise on VCI's Web sites without a concurrent increase in advertising revenue. This kind of extension would reduce the availability of space for other advertisers, which would lead to a reduction in advertising revenue.

   Moreover, the Internet has not been available for a sufficient period of time to gauge its effectiveness as an advertising medium when compared with traditional media and there is intense competition among sellers of advertising space on the Web. This makes it difficult to project pricing models or to anticipate whether VCI will be successful in selling advertising space and relying on advertising as a substantial source of revenue.

   Due to the foregoing factors, we believe that period-to-period comparisons of VCI's operating results are not necessarily meaningful, and we do not think they are reliable indicators of VCI's future performance. Regardless, if, following the merger, VCI's operating results in any period fall below the expectations of securities analysts and investors, the market price of our shares would likely decline.

Following the merger, if our capital is insufficient to promote VCI's business and we cannot obtain needed financing, we will not be able to promote VCI's Web sites, exploit acquisition opportunities and remain competitive.

   Since VCI's current revenues are insufficient to pay for its current operating expenses, following the merger, we will depend on additional investments to fund VCI's existing and future operations as well as to execute its acquisition and business plans, launch additional Web sites and expand its marketing and sales efforts. We think that our available cash, together with the proceeds from VCI's series B preferred stock offering prior to the merger, will be sufficient to support our current operations through December 31, 1999. Notwithstanding, we will need to raise additional funds to maintain and develop VCI's position in the marketplace. It may be difficult or impossible for us to obtain financing on favorable terms. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of our current stockholders. Also, if we issue new securities they may have rights senior to the rights of our common stock. If we cannot obtain needed financing, we will be unable to execute VCI's business plans and may be forced to liquidate our assets or file for bankruptcy.

VCI's independent auditors expressed doubt over VCI's ability to continue as a going concern.

   The report of independent public accountants on VCI's December 31, 1998 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a net capital deficiency raise substantial doubt about VCI's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because VCI's business model is unproven, we do not know whether its business will ultimately be profitable.

   VCI's business model relies on using its existing Web sites and future Web sites to retain, attract and expand its user and registrant base in order to generate revenues from different sources. To be profitable, VCI will need to provide content, goods and services that are attractive to its existing and future users, registrants, advertisers, content partners and vendors. VCI relies on its content partners to develop, supply and maintain substantial portions of its Web sites. A decline in the creative development or interest of VCI's existing or future content partners to supply content to its Web sites could make these Web sites less attractive. VCI cannot be sure that Internet users will continue to be interested in communities on the Web, in general, or in its Web sites specifically, and any lack of interest could have a material adverse effect on VCI's ability to generate revenue.

   VCI's business model also relies on its ability to identify and acquire or license additional Web sites, Internet technologies and Internet related companies. In order for any acquisitions or licenses to be profitable, VCI will need to successfully assimilate the personnel, operations, technology or software of these acquisitions or licenses. If key personnel from these acquisitions decide not to work for VCI or VCI cannot successfully integrate these operations, technologies or software, or VCI cannot sublicense these technologies or software as needed, then VCI may experience a material adverse effect on its ability to grow its business.

   VCI's business model also relies on its future plans to develop and effectuate c-commerce through its existing and future Web sites. VCI's ability to develop e-commerce systems and generate e-commerce revenue will depend upon its ability to:

  . generate or raise sufficient capital to develop e-commerce systems;

  . acquire or develop technologies to competitively operate and improve these systems;

  . address its users' and registrants' security and privacy concerns; and

  . gain the acceptance and confidence of its users and registrants, content partners, advertisers and vendors so that it may successfully provide large scale e-commerce systems on its Web sites.

   VCI's business model also relies on its ability to identify and enter into strategic and joint venture relationships with other online information and service providers. VCI depends upon these relationships for the volume and quality of the content on its Web sites. In some cases, VCI also depends on exclusive agreements underlying these relationships to develop and maintain content that is unique to its Web sites. VCI's inability to identify, attract and maintain these relationships, or enter into these exclusive agreements may have a material adverse effect on its ability to increase traffic on its Web sites.

   VCI's future success also depends on the continued growth in the use of the Internet and the Web. Use of the Internet for entertainment, information gathering, advertising and retail transactions is a recent development, and the continued demand and growth of a market for services and products via the Internet is uncertain. For the year ended December 31, 1998, advertising and e-commerce referral revenue was the source of approximately 67% of VCI's total revenue. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

  . unwillingness of individuals and entities to advertise, market and sell their products and services online;

  . unwillingness of consumers to shift their purchasing from traditional retailers to online purchases;

  . lack of acceptable security for data and concern for privacy of personal information;

  . limitations on access and ease of use;

  . inadequate development of Web infrastructure to keep pace with increased levels of use leading to delayed or extended response times;

  . increased or excessive government regulation; and

  . problems regarding intellectual property ownership.

   Because of these factors, we do not know whether VCI's business model will ultimately be profitable.

VCI is substantially dependent on the virtualjerusalem.com Web site for its revenues.

   While VCI currently operates four Web sites (virtualjerusalem.com, virtualholyland.com, virtualireland.com, and virtualitaly.com), approximately 99% of its revenues are generated directly or indirectly from virtualjerusalem.com. Although VCI plans to market and develop virtualholyland.com, virtualireland.com, and virtualitaly.com and launch or acquire additional Web site communities, we cannot assure you that VCI will successfully complete these plans, or if it completes these plans, that these Web sites will generate significant revenues. VCI's inability to complete these plans or generate substantial revenue from other sources would have a material adverse effect on VCI's ability to generate revenue.

The political and economic stability of the State of Israel and VCI's plans to create or acquire additional Web sites with international community content are subject to risks that could adversely effect VCI's ability to operate its business and expand internationally.

   Two of VCI's subsidiary companies, Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd., which are integral to its success, are located in the State of Israel. In addition, a significant number of VCI's content partners and certain of its advertisers are based in Israel. Accordingly, VCI is directly influenced by the political, economic and military conditions affecting Israel. Any military or terrorist action or threat or other significant hostilities involving Israel, the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economy or financial conditions in Israel could have a material adverse effect on VCI's ability to operate its business. Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Recently, the Israeli economy experienced recessionary trends, including growing unemployment and a general decline in economic activity. If such trends continue in 1999, they may have a material adverse effect on VCI's business, financial condition and results of operations.

   In addition, since the establishment of the State of Israel in 1948, significant hostilities exist, varying in degree and intensity, between and Israel and certain Arab countries. Although Israel entered into various agreements with certain Arab countries and the Palestine Liberation Organization, and various declarations were signed to resolve some of the economic and political problems in the Middle East, VCI cannot predict if a full resolution of these problems will be achieved, or the form of any resolution. Furthermore, all non-exempt male adult permanent residents of Israel under the age of 50, including certain of VCI's employees, are obligated to perform military reserve duty and are subject to being called into active duty under emergency circumstances. While VCI operated despite these conditions in the past, VCI cannot predict the likelihood of emergency circumstances occurring in the future or the impact of these conditions on its operations in the future.

   In addition, VCI's plans to create or acquire additional Web sites with international community content, and its plans to form strategic and joint venture relationships in other parts of the world, will increase its exposure to other risks and problems inherent in international operations, including:

  .the impact of recessions in economies outside the United States and Israel;

  . greater difficulty in accounts receivable collections;

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing, maintaining effective communications and managing foreign operations due to distance, language and cultural barriers or otherwise;

  . reduced protection for intellectual property rights;

  . political and economic instability;

  . the introduction of the Euro; and

  . fluctuations in currency exchange rates.

   Some or all of the above factors could have a material adverse effect on VCI's ability to expand its business into international markets. In addition, even if VCI's future plans are successful, it cannot be certain that its investment in establishing operations in other countries will produce the desired levels of revenue.

Any failure of VCI's network infrastructure could adversely effect its operations.

   VCI's success depends upon the capacity, reliability and security of its networking hardware and software infrastructure. VCI developed a hardware and software system that is designed for reliability. The system integrates Web site management, network monitoring, quality assurance, transaction processing and fulfillment services. In addition, the VCI system, which includes all of VCI's Web sites and its servers in Israel and the United States, emphasizes extensive automation and a high degree of redundancy. The system is designed to minimize single points of failure.

   The VCI system, when completed in November 1999, will have 500 gigabytes of disk space, which should support over 70 million Web page views per month. VCI is continuing to expand and adapt its system infrastructure to keep pace with the increase in the number of users and registrants who use the free Internet services VCI provides. Demands on VCI's infrastructure that exceed its current forecasts could result in technical operating difficulties with its Web sites. Any system failure that interferes with the access to VCI's Web sites, and the use by its users and registrants of the free Internet services that VCI provides, could diminish the level of traffic on VCI's Web sites. Continuing or repeated system failures could impair VCI's reputation and brand name and reduce its e-commerce referral and advertising revenue. At present, VCI does not know that it will be able to scale its systems to handle a larger amount of traffic at higher transmission speeds. Further, any expansion of VCI's network infrastructure will require substantial financial, operational and management resources, all of which could affect the results of VCI's operations by diverting these resources from other areas of VCI's business that it may seek to develop.

User access to, and the functionality of, VCI's Web sites are highly dependent on third parties, including Frontier Global Services, Inc. and Netvision Ltd., and other factors beyond the control of VCI.

   VCI uses its own network servers that are housed at Frontier Global Services, Inc.'s ("Global Center") facilities in Virginia and New York, and at VCI's facility in Israel. VCI's Web sites are connected to the Internet by Global Center in the United States and by Netvision Ltd. ("Netvision") in Israel via multiple DS-3, OC-3, and 128Kbs links on a continuous basis. Global Center is responsible for ensuring that all of VCI's servers have power and connectivity to the Internet. VCI manages and monitors its servers and network remotely from VCI's facility in Israel and, in addition, Global Center monitors VCI's Web sites on a continuous basis.

   Although the agreements VCI has with Global Center and Netvision provide VCI with remedies for service interruptions, VCI cannot assure you that it will have uninterrupted access to the Internet for its Web sites, or that its users and registrants will be able to access its Web sites.

   Any disruption in the Internet access provided to VCI by Global Center or Netvision, any interruption in the service that Global Center or Netvision receives from other providers, or any failure of Global Center or Netvision to handle higher volumes of Internet users to VCI's Web sites could have a material adverse effect on VCI's business, results of operations and financial condition by reducing the level of traffic on VCI's Web sites.

   Despite precautions taken by VCI and by Global Center and Netvision, VCI's system is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage.

   VCI's system is also vulnerable to disruptions from computer viruses and attempts by hackers to penetrate VCI's network security. Hackers have succeeded in penetrating VCI's network security in the past, and VCI expects these attempts to continue from time to time. Breaches of VCI's network security could also disrupt the operation of VCI's Web sites and jeopardize the security of confidential information stored in its servers. VCI has recently started implementing "Firewall" network security in its Israel facility and at Global Center's United States facilities. "Firewall" is an industry standard product, manufactured by CheckPoint and installed for VCI by industry experts, that is designed to prevent unauthorized entry into network security systems. Although VCI believes that Firewall will prevent unauthorized entry to its network security in most instances, VCI cannot assure you that computer viruses and hackers will not penetrate its systems in the future.

   Any of the events listed above could cause VCI interference, delays, or service interruptions and adversely affect its business and results of operations. The success of VCI is dependent upon, among other things, its ability to deliver uninterrupted Web site service to the users and registrants of the VCI Web sites. As a result,

VCI must protect its computer equipment and the information stored in its servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events.

   Web site services and other services based on software and computer systems often encounter development and completion delays and the underlying software may contain undetected errors or failures. In the case of Web sites, these problems are heightened when the volume of traffic on a site increases. Such delays and errors and other electronic or telecommunications failures are generally beyond the control of VCI. In addition, VCI cannot assure you that errors will not be found in the software underlying VCI's Web sites or a Web site developed by VCI for a third party. These errors might include bugs in the code of standard "off the shelf" software product releases, and may result in delays in the completion or launch of a Web site or other project. Other similar factors include the timing of the commercial release of particular services or products and the market acceptance thereof, unanticipated costs to cure any defect if it is subject to cure, the need to refund money paid to VCI or to pay for damages caused by the delay or defect.

VCI depends on its content partners and suppliers to attract users and registrants to its Web sites.

   VCI's future success depends largely on its ability to attract and maintain a large base of users and registrants because the larger its base the more likely commercial enterprises are willing to advertise and sell their products and services on VCI's Web sites. Moreover, certain advertisers pay VCI based upon the number of times a registrant views a particular advertisement. The volume of users who view VCI's Web sites and the size of its registrant base depends largely on the ability of VCI's current and future content partners, who supply content to its Web sites, to attract and retain users and registrants. While no single content partner is material to VCI's operations, VCI may not be able to maintain or expand its base of content partners. If VCI is unable to obtain content from content partners, VCI would be unable to create significant content to attract and maintain its users and registrants and would likely lose significant advertising and other revenue.

VCI depends on a variety of third parties for the Internet services it provides to its registrants to encourage these registrants to visit and use its Web sites, and for the services it requires to operate its Web sites.

   VCI relies on the following companies for certain of the Internet services it provides to its registrants:

       Company                                   Service
       -------                                   -------
       CommTouch Software Ltd.                   E-mail and personal Web pages
       Accuweather, Inc.                         Weather
       NetGravity, Inc.                          Advertising management
       Talk City, Inc.                           Chat
       The Gilad Group--Computer Systems         Programming and development
        Integration, Ltd.
       Homestead, Inc.                           Personal Homepages
       Fairmarket, Inc.                          Auction services
       Reuters Limited                           News services and photographs
       Intershop Communications, Inc.            E-commerce software

   If VCI's relationship with any of these companies were to terminate without sufficient advance notice, and VCI were unable to establish relationships with comparable service providers, VCI's ability to provide Internet services to its registrants, and to operate its own Web sites, would be adversely affected.

The loss of Avi Moskowitz or other key personnel, or the inability to attract and retain additional, qualified personnel in both the United States and Israel, could adversely effect VCI's ability to manage and grow its businesses.

   VCI's success depends to a significant degree upon the continued contributions of its executive management team, most of whom have worked together only for a short time. VCI does not carry key man life insurance on the lives of any of its employees except for Avi Moskowitz, VCI's Chairman of the Board, Chief Executive Officer and President. VCI's success will also depend upon the continued service of its management team as well as technical, marketing and sales personnel, graphic artists and editorial staff. Although VCI has entered into employment contracts with certain members of its management team, including Mr. Moskowitz, all of VCI's employees may voluntarily terminate their employment at any time. VCI's success also depends upon its ability to attract, hire and retain additional highly qualified management, technical, sales and marketing and customer support personnel both in the United States and Israel. Locating personnel with the combination of skills and attributes required to carry out VCI's strategy is often a lengthy process and competition for qualified employees in the Internet industry, both in the United States and Israel, is intense. The loss of key personnel, or the inability to attract, hire and retain additional, qualified personnel, could have a material adverse effect on VCI's ability to manage and grow its businesses.

VCI's operations could be adversely affected if its investments in its Web sites do not generate a corresponding increase in net revenue.

   As the number of Web sites grow, brand and site recognition will play an increasingly important role. Establishing, developing and promoting VCI's Web sites in the face of pressures from its competitors will be critical to developing its registered user base, content and strategic partners and commercial relationships. VCI will be required to continue to devote substantial financial and other resources to maintaining the unique content of its Web sites through:

  . Web advertising and marketing;

  . traditional media advertising campaigns in print, radio and billboards;
    and

  . providing a high quality online community experience.

   The results of VCI's operations could be adversely affected if its investment of financial and other resources in developing and promoting its Web sites does not generate a corresponding increase in net revenue, or if the expense of promoting its Web sites becomes excessive. Changes in the quality and type of services VCI offers and the character of VCI as perceived by its registered users could make its Web sites less attractive to its users, registrants, advertisers, content and strategic partners, all of which would have a material adverse effect on VCI's ability to increase its registered user base and to generate revenue.

VCI may not be able to earn enough advertising revenue to support its planned expenditures.

   Historically, VCI derived a material portion of its revenue from the sale of advertisements on its Web sites. For the year ended December 31, 1998, advertising revenue represented 62% of VCI's total revenue. During the same period, VCI's five largest advertising customers accounted for approximately 51 % of advertising revenue (or approximately 32% of VCI's total revenue). VCI intends to continue relying on advertising as a significant source of revenue in the future.

   It is uncertain whether Web advertising will continue to grow at a rate that will support VCI's revenue projections. The Internet as a marketing and advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional media. Many of VCI's advertisers have only limited experience with the Web as a sales and advertising medium. In general, advertisers have not yet devoted a significant portion of their advertising budgets to Web based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1997, a report by Jupiter Communications states that advertising on the Web represented less than 0.5% of overall advertising revenue in the United States according to industry sources.

   It is also possible that in the future certain Internet access providers will act to block or limit the use of advertisements. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are currently available. If these programs become popular, there could be a material adverse effect upon the viability of advertising on the Web and on VCI's ability to generate sufficient advertising revenue to support its planned expenditures.

Part of VCI's business depends on the growing demand for Web site design and development services.

   Because VCI is in the business of providing Web site design and development services, its future success depends, in part, on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmissions. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demand will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of its infrastructure.

   The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, and without these developments, there will be limited, if any, demand for VCI's Web site design and development services.

Because competition in the online community and Web site design and development businesses is intense, and many of VCI's competitors have greater resources than VCI, VCI's ability to maintain or improve its position in these markets could be harmed.

   The market for community content aggregators on the Internet is new and rapidly evolving. Competition for registrants, consumers, users and advertisers is intense and is expected to increase over time. Barriers to entry are relatively low. Other companies that are primarily focused on creating online communities and with whom VCI competes are:

  . competitors to virtualjerusalem.com include: Jewish Communities On-Line
    (located at America Online), JCN (www.jcnl8.com; general commercial Jewish Web sites), Shamash (www.shamash.org; a non-profit Jewish communal network), Shema Yisrael (www.shemayisrael.co.il; a non-profit ultra Orthodox Web site), and the Jerusalem Post (www.jpost.co.il; the online edition of the newspaper);

  . competitors to virtualholyland.com include: crosswalk.com (published by Didax, Inc.), Jesus2000.com, the Christian Broadcasting Network (www.wcbn.com), and other Web sites published by ministries and evangelists worldwide; and

  . competitors to virtualireland.com include: The Irish Times
    (www.ireland.com), Local Ireland (www.local.ie; a quasi-governmental Web site financed in part by Telecom Eireann), Ask Ireland
    (www.askireland.com); published by the government of Ireland), Touchtel's tourist information site (www.goireland.com), paddynet.com, irishabroad.com and celtic.com.

  . competitors to virtualitaly.com include: DolceVita (www.dolcevita.com, a fashion and travel site), Made in Italy (www.made-in-italy.com, a travel and e-commerce site), and Virtual Italia (www.virtualitalia.com, a general Italian interest site).

   VCI also faces competition and competes for users and traffic with Web directories, search engines, shareware archives, other content Web sites, online service providers, and traditional media companies such as ABC, America Online, CBS, CNET, Excite, Infoseek, Lycos, NBC, Microsoft, Time Warner and Yahoo!. Increased competition from these and other sources could require VCI to respond to competitive pressures by establishing pricing, marketing and other programs, or seeking out additional strategic alliances or acquisitions that may be less favorable to it than VCI could otherwise establish or obtain.

   Substantially all of VCI's current advertising customers and content partners also have established collaborative relationships with some of VCI's competitors or other Web sites. VCI's advertising customers might also conclude that other Internet businesses, such as search engines, commercial online services and Web sites that offer professional editorial content, are more effective sites for advertising. Moreover, VCI may be unable to maintain the traffic on its Web sites or sustain or increase the size of its registered user base, which would make VCI's Web sites less attractive than those of its competitors. Any of these factors could adversely affect VCI's ability to maintain or improve its competitive position.

   VCI recently started offering third parties, other than its content partners, Web site design and development services that focus on Web site content management. The market for these services is relatively new, intensely competitive and subject to rapid technological change. VCI expects competition not only to persist, but to increase. Increased competition may result in price reductions, reduced margins and loss of market share. VCI's competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of VCI's potential clients. These competitors include Vignette Ltd., Interwoven, Inc. and Futuretense, Inc.

   The barriers to entry for Web site design and development of content management systems are also relatively low, although higher than less specialized areas of Web site design and development. As a result, VCI expects to face additional competition from new market entrants in these businesses in the future. Since the market for these services is rapidly evolving, VCI's competitors may be better positioned to service clients. VCI competes on the basis of a number of factors, including the breadth and quality of the services offered, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond VCI's control, therefore, existing or future competitors may develop or offer services that provide significant advantages over the services offered by VCI.

   Many of VCI's competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater resources. In addition to current competitors, it is likely that additional competitors will enter VCI's markets in the future, and that many of these competitors will have substantially greater resources than VCI. VCI cannot assure you that it will be able to compete successfully in any of its current markets.

VCI could be liable for legal proceedings that would injure its business reputation or result in substantial damages against it.

   Certain of VCI's engagements involve the design and development of Web sites that are important to their clients' businesses. VCI's failure or inability to meet a client's expectations in the performance of services could injure either VCI's or the client's business reputation or result in a claim for substantial damages regardless of VCI's responsibility for such failure. In addition, the services VCI provides to its clients may include access to confidential or proprietary client information. Although VCI has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against VCI for substantial damages. VCI's contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect it from liability for damages. Moreover, VCI does not currently have errors and omissions insurance.

If VCI cannot integrate future acquisitions into its existing operations, then VCI may be unable to manage its operations and expand its business.

   VCI has been approached from time to time to consider and evaluate potential business combinations, both involving its acquisition of other companies and potential investments in VCI or other business combinations. VCI may engage in discussions relating to similar transactions in the future. Although
VCI expects to grow, in part, through business combinations, it is uncertain whether VCI will decide to enter into any transaction. If VCI does enter into a transaction, VCI cannot be certain what the terms of the transaction or its timing will be.

   Acquiring complementary businesses, products and technologies is an integral part of VCI's business strategy. Some of the risks attendant to this acquisition strategy are:

  . difficulties and expenses of integrating the operations and personnel of acquired companies into VCI's operations while preserving the goodwill of the acquired entity;

  . the additional financial resources that may be needed to fund the operations of acquired companies;

  . the potential disruption of VCI's business;

  . VCI management's ability to maximize its financial and strategic position by incorporating acquired technology or businesses;

  . the difficulty of maintaining uniform standards, controls, procedures and policies;

  . the potential loss of key employees of acquired companies;

  . the impairment of relationships with employees, content partners, advertisers and customers as a result of changes in management; and

  . increasing competition with other entities for desirable acquisition targets.

   Any of the above risks could prevent VCI from realizing significant benefits from its acquisitions. In addition, following the merger, the issuance of our common stock, options or other securities in acquisitions will dilute our stockholders' interests, while the use of cash will deplete our cash reserves. Finally, if VCI is unable to account for its acquisitions under the "pooling of interests" method of accounting, VCI may incur significant, one-time write-offs and amortization charges. These write-offs and charges could decrease
VCI's future earnings or increase its future losses.

If VCI's important strategic relationships are discontinued for any reason, our ability to generate revenue from advertising and e-commerce referrals would be adversely effected.

   Although VCI's strategic relationships with its content partners and Internet services providers are a key factor in VCI's overall business strategy, its strategic partners may not view their relationships with VCI as significant to their own business. There is a risk that parties with whom VCI has strategic alliance agreements may not perform their obligations as agreed. VCI's arrangements with strategic partners generally do not establish minimum performance requirements but instead rely on the voluntary efforts of its partners. In addition, most of VCI's agreements with strategic partners may be terminated by either party with little notice. If important strategic relationships are discontinued for any reason, VCI's ability to generate revenue from advertising and e-commerce referral revenues may be adversely affected.

Risks Typical of the Internet Industry

Privacy concerns, government regulation and legal uncertainties could adversely effect activity on the Internet, including VCI's Web sites.

   Laws and regulations that apply directly to communications or commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws that govern intellectual property, privacy, libel and taxation apply to the Internet. The development of laws governing these areas may decrease the growth in the use of the Internet, including VCI's Web sites, or give rise to claims by VCI's clients for whom it develops or designs Web sites or other third parties. In addition, the growth and development of the e-commerce market may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of these laws or regulations could adversely affect VCI's ability to generate e-commerce referral revenue.

   The Federal Communications Commission is currently reviewing its regulatory positions on data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes could have an adverse effect on VCI's business and results of operations.

Imposition of new taxes or fees by the United States Federal government, state governments or foreign governments on Internet transactions or on the use of the Internet as a means of communication could adversely effect VCI's advertising or e-commerce revenue.

   Imposition of sales or other taxes on sales of merchandise purchased by users of VCI's Web sites from its strategic partners' Web sites by states or countries where these goods are shipped could have a material adverse effect on the amount of referral fees VCI receives from these sales. Imposition of new taxes or fees by the Federal government of the United States or by foreign governments on Internet transactions or on the use of the Internet as a means of communication could also adversely effect VCI's advertising or e-commerce revenue.

VCI could be liable for online content not covered by VCI's insurance.

   The nature and breadth of information disseminated on VCI's Web sites could expose it to liability in various areas, including claims relating to:

  . the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

  .copyright or trademark infringement and wrongful action due to the actions of third parties;

  . use of third party content made available through its Web sites via links to its content partners or other Web sites or through content and material posted by members in chat rooms and on bulletin boards;

  .damages arising from the use or misuse of the free e-mail services that VCI offers; and

  .product information and reviews that VCI offers.

   In the past, these types of claims have been made, sometimes successfully, against online service providers and other print publications. Claims of these kinds against VCI would result in VCI incurring substantial costs and would also be a drain on its financial and other resources. If there were a sufficient number or several severe claims of this nature, VCI would need to implement measures to reduce its exposure and potential liability. In addition to being a drain on VCI's resources, this may also require taking measures that could make VCI's Web sites or services less attractive to its registrants and users. This in turn could reduce traffic on VCI's Web sites, negatively impact the size of its registered user base, and reduce its advertising and e-commerce revenues. VCI carries general liability insurance in the aggregate amount of $2 million and umbrella coverage in an aggregate amount of $2 million. This coverage may be insufficient to cover expenses and losses arising in connection with any claims against VCI. To the extent VCI's insurance coverage does not cover liability or expenses it incurs, VCI's financial and other resources could be strained.

VCI's inability to protect its intellectual property rights could adversely effect VCI's ability to operate its businesses.

   VCI considers its names, logos and designs as proprietary and tries to protect them under existing United States and international laws relating to protection of intellectual property. VCI also developed internal procedures to control access and dissemination of proprietary information. Despite VCI's precautions, third parties may succeed in misappropriating its intellectual property or independently developing similar intellectual property. Protecting VCI's intellectual property against infringement could result in substantial legal and other costs and could divert VCI's limited management resources and attention from its business plans.

   Some of the technology incorporated in VCI's Web sites, and offered to VCI's content partners and clients of its Web site design and development services, is based on technology licensed from third parties. As VCI continues to introduce new services, VCI may need to license additional technology. If VCI is unable to timely license needed technology on commercially reasonable terms, it could experience delays and reductions in the quality of its services, all of which could adversely affect its business and results of operations. VCI's reputation and the value of its proprietary information could also be adversely affected by actions of third parties to whom VCI licenses its proprietary information and intellectual property. If someone asserts a claim relating to proprietary information against VCI, VCI may seek licenses to this intellectual property. VCI may not, however, be able to obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could prevent or limit VCI's ability to develop its Web sites.

   Although VCI does not believe it infringes the proprietary rights of any third parties, VCI may be subject to claims from third parties in the future. These claims, whether or not meritorious, could result in litigation and become a drain on VCI's management and financial resources. If successful, claims of this nature could subject VCI to liability, injunctive relief restricting its use of intellectual property important to its operations, and could ultimately cause VCI to lose rights to some of its intellectual property.

VCI's inability to incorporate certain content management software from a third party into its own Web sites and the Web sites of its Web site design and development clients, could adversely effect VCI's ability to develop content on its own Web sites and to expand its Web site design and development business.

   In July 1999, VCI acquired a license to certain content management software for use by VCI in maintaining content on its own Web sites. VCI is also intending to use this software in the design and development of the Web sites of its clients. VCI cannot assure you that it will be able to successfully integrate this software into its own Web sites and the Web sites of its clients. If VCI is unable to integrate the software into its own, and its clients' Web sites, VCI's ability to develop content on its own Web sites and to expand its Web site design and development business could be adversely affected.

Year 2000 issues could negatively affect VCI's business.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on VCI's Web sites or engage in other business activities.

   VCI's applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. VCI is unable to predict to what extent its business may be affected if its systems or the systems that operate in conjunction with its systems experience a material Year 2000 failure. VCI is also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of VCI's software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and registrants, diversion of development resources, damage to VCI's reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect VCI's business, financial condition and results of operations.

   One of the most likely worst case scenarios for VCI due to a Year 2000 failure is that access to VCI's Web sites through the Internet would be limited or impossible due to a telecommunications problem beyond VCI's control. In such a scenario, VCI would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst case scenario for VCI is the failure of a VCI server to function properly due to a Year 2000 issue. VCI believes that such a failure could be remedied within 24 hours by its staff or the staff of its service providers.

Risks Relating to Your Investment in HDG

Our stock price has been and may continue to be volatile following the merger.

   The trading price of our common stock has been, and following the merger is likely to be, highly volatile due to a variety of factors, including:

  . actual or anticipated variations in quarterly operating results and changes in financial estimates by securities analysts;

  .announcements of technological innovations;

  .new products or services offered by VCI or its competitors;

  .conditions or trends in the advertising or e-commerce market;

  . our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments (or the absence of the same);

  .additions or departures of key personnel;

  . sales of common stock or the exercise of our outstanding options, warrants, class A or B warrants, unit purchase options or escrowed shares or options; and

  .other events or factors beyond our control.

   In addition, the Nasdaq SmallCap Market, where many publicly held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated or disproportionate to the operating performance of these companies. The trading prices of many Internet companies' stocks were recently at or near historical highs and these trading prices and price to earnings multiples are substantially above historical levels. These trading prices and multiples may not be sustainable. These broad market and Internet industry factors may materially adversely affect the market price of our common stock, warrants, and units regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Similar litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Your investment in our stock may become illiquid and you may lose your entire investment.

   Moreover, under the Nasdaq Stock Market Marketplace Rules, Nasdaq requires Nasdaq SmallCap Market issuers to comply with applicable requirements for initial inclusion (versus continued listing) where such issuer merges with a non-Nasdaq entity which results in a change of control and a change in the business of such issuer. Accordingly, following the merger we are subject to Nasdaq's initial inclusion requirements which require us to meet all of the following requirements upon completion of the merger:

  . we have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $4 million, or

  .a market capitalization exceeding $50 million, or

  .net income (in the latest fiscal year or two of the last three fiscal years) exceeding $750,000;

  . we have a public float of at least 1 million shares (not including shares held directly or indirectly by any of our officers or directors or by any other person who beneficially owns more than ten percent of our total outstanding shares);

  .the market value of our public float is at least $5 million;

  .the minimum bid price of our common stock is $4 per share;

  .we have at least three market makers for our common stock;

  . we have at least 300 shareholders of our common stock (each of which hold at least 100 shares of common stock);

  .we have an operating history of at least one year; and

  .we meet certain corporate governance tests promulgated by Nasdaq.

   We cannot assure you that we will meet all of these requirements following the completion of the merger, and even if we do, Nasdaq may, in its sole discretion, still deny inclusion of any of our securities on the Nasdaq SmallCap Market or apply additional or more stringent criteria for the inclusion of any of our securities on the Nasdaq SmallCap Market. Accordingly, we cannot assure you that our securities will retain their current Nasdaq SmallCap listings. Regardless if our listings are maintained, we cannot assure you that any trading market for our securities will exist. Consequently, you may not be able to liquidate your investment in the future, if at all, and as a result may lose a significant portion, or all, of your investment.

Penny stock regulations may affect your ability to sell our securities.

   As part of the merger, we must apply for listing of our securities, including our common stock, on the Nasdaq SmallCap Market. If our common stock is not quoted on the Nasdaq SmallCap Market or listed on another exchange, trading in our common stock would be covered by the Exchange Act's "penny stock" rules if our common stock is deemed a penny stock (as defined below). Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share.

   The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These exceptions include an equity security listed on the Nasdaq SmallCap Market, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

   If our securities were to become subject to the regulations applicable to penny stocks, the market liquidity for these securities would be severely affected, limiting the ability of broker-dealers to sell these securities and your ability to sell our common stock in the public market.

Anti-takeover provisions in our post-merger charter could negatively impact our stock's trading price.

   Following the merger, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock without the need for stockholder approval. The Board may also determine the economic and voting rights of this preferred stock. The holder of our common stock could be adversely affected by the issuance of preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock at a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock.

Approximately 11,999,293 million, or 70%, of our total outstanding shares will be restricted from immediate resale following the merger, but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is profitable.

   Upon completion of the merger, we will have outstanding approximately 17,133,219 shares of common stock, based on shares outstanding as of June 30, 1999 and assuming (which assumptions shall apply to the entire discussion under this risk factor):

  1. a conversion ratio of 1.361 (the calculation of the exchange ratio of 1.361 was made on the assumption that HDG will have a cash value of $2,499,000 at the time of the merger);

  2. the conversion of all of VCI's series A preferred stock and series B preferred stock into VCI common stock concurrent with the merger;

  3. the exchange of all outstanding VCI common stock into our common stock upon completion of the merger;

  4. no exercise of any of the outstanding options to purchase approximately 2,170,667 shares of VCI common stock, the outstanding warrants to purchase approximately 1,558,936 shares of VCI common stock (not including warrants to be issued to Jesup & Lamont in connection with the merger), or the outstanding options to purchase approximately 215,674 shares of our common stock, or the outstanding class A or class B warrants or unit purchase options to purchase approximately
     5,620,000 shares of our common stock;

  5. no conversion of the $150,000 loan made to VCI which is convertible into approximately 258,621 shares of VCI common stock; and

  6. the holders of 75% of the escrowed shares and options (see ["Share Ownership of Management and Certain Stockholders--Escrowed Shares and Options"] for a more detailed description of the Escrowed Shares and Options) convert such shares into three year warrants to purchase shares of our common stock.

   Of these 17,133,219 shares that will be outstanding, approximately 5,133,926 shares, or 30%, will be freely tradable without restriction under the Securities Act.

   Of the remaining 11,999,293 shares that will be outstanding, these shares will become available for resale in the public market as described below.

   Approximately 11,111,726 of these shares are subject to tiered lock-up agreements that the shareholders signed with VCI and HDG prior to the merger. These lock-up agreements generally prohibit the sale of these shares as follows:

   Number of
   months
   following
   merger          What is permitted under lock-up agreement
   ---------       -----------------------------------------
   up to 3 months  No sales.
   3-6 months      Sale of up to 25% of shares held at merger closing.
   6-9 months      Sale of up to 50% of shares held at merger closing.
   after 9 months  Sale of up to 100% of shares held at merger closing.

   In addition, the remaining 887,567 restricted shares of our common stock will be subject to lock-up agreements which generally prohibit the sale of these shares for six months following the completion of the merger.

   Upon the expiration in whole or in part of the restrictions imposed by the lock-up agreements described above, the persons party to those agreements will be able to sell their shares subject to the restrictions imposed by the federal securities laws.

   As restrictions on resale end, the market price could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

   In addition, the holders of VCI warrants exercisable, upon completion of the merger, into approximately 1,126,429 shares of our common stock are subject to the tiered lock-up agreements described above. However, all of these warrant holders may exercise their warrants prior to the completion of the merger, and in exchange would receive registered shares of our common stock not subject to such lock-up agreements.

   In addition, following the merger, we plan to register VCI's options which would be exercisable into approximately 2,954,277 shares of our common stock after the completion of the merger. These options were issued under VCI stock plans that we will assume in the merger. This registration will permit these option holders to freely trade our common stock which they receive upon exercise of their options, subject to any lock-up agreements they have signed and the restrictions imposed by the federal securities laws. Of these options, employees holding 100% of these options signed lock-up agreements which generally prohibit the sale of the underlying shares for six months following the completion of the merger.

   In September 1999, we filed a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable pursuant to outstanding options and all shares of common stock reserved for issuance under our 1996 Stock Option Plan. This registration statement became effective immediately upon filing, and shares covered by this registration statement therefore are eligible for sale in the public markets, subject to options becoming exercisable, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of September 10, 1999 there were outstanding options to purchase up to 137,000 shares of common stock that will be eligible for sale in the public market following the effectiveness of the registration statement from time to time subject to becoming exercisable and the expiration of the lockup agreements following the consummation of the merger, out of a total of 250,000 shares of common stock reserved for issuance under the 1996 Stock Option Plan.

Following the merger, we may not receive all of the tax benefits from our accumulated net operating losses.

   As a result of the merger, the combined company may be required to pay federal income taxes because of limitations on the use of net operating loss carryforwards. Currently, HDG has approximately $4.2 million in loss carryforwards, of which it may use approximately $210,000 each year as associated with approximately $1.7 million of such loss carryforwards and of which it may use approximately $2.5 million of the remaining loss carryforwards each year subject to certain other limitations, with any unused portion being carried forward to the next year. The merger will result in an ownership change of HDG for purposes of the Internal Revenue Code and the combined company's use of HDG net operating loss carryforwards may be limited to approximately $242,000 each year with any unused portion carried forward.

No dividends will be paid in the near future.

   Neither we nor VCI has ever paid dividends on its common stock. Following the merger, we do not anticipate paying dividends in the future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business following the merger.

The forward looking statements made in this prospectus might prove inaccurate, resulting in a material difference between such statements and our actual results.

   Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements following the merger to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "thinks," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

The merger may not be consummated.

   The consummation of the merger is subject to various conditions, including the approval by the stockholders of each of HDG and VCI. Many of the conditions are outside of the control of HDG and VCI. In the event the merger is not consummated, HDG would be forced to seek alternative investment or acquisition options. There can be no guarantee that such alternative investments or acquisitions would be available or, if available, that such alternative investments or acquisitions would be profitable.

                                  THE OFFERING

 Shares to be issued to VCI warrant holders

   After consummation of the merger holders of outstanding warrants to purchase shares of VCI common stock will be entitled to exercise those warrants for that number of shares of our common stock that such holders would have received in the merger if the shares of VCI common stock underlying their warrants were held by them at the effective time of the merger. Accordingly, the number of shares of our common stock that we may issue to holders of the VCI warrants will be determined by multiplying 1,558,936 (the number of shares of VCI common stock issuable on exercise of such warrants) times the conversion ratio determined in accordance with the merger agreement.

   The merger agreement provides that such conversion ratio is determined by the following formula:

                 "VCI Valuation"/VCI common shares outstanding
             ----------------------------------------------------
       (HDG "Cash Value" x a "multiplier")/HDG common shares outstanding

   The "VCI Valuation" amount equals $22,000,000 plus any gross proceeds raised by VCI from the sale of stock between June 2, 1999 (the date as of which the merger agreement was signed) and the date the merger is completed. We anticipate that the VCI Valuation will be between $23,032,500 and $24,100,000 and the number of shares of VCI common stock outstanding immediately prior to the merger will be between 10,836,947 and 11,345,280 shares. (VCI's outstanding shares give effect to the conversion of its outstanding preferred stock into common stock.)


   HDG's "Cash Value" is the total amount of our cash and cash equivalent assets (with certain defined adjustments) at the effective time of the merger. The "multiplier" will depend on the amount of our Cash Value as described below:

     If our Cash Value equals:                      then the multiplier will be:
     -------------------------                      ----------------------------
     $2,500,000 or more............................             1.15
     less than $2,500,000..........................             1.00

   We anticipate that our Cash Value will be between $2.5 million and $2.7 million.

For Example

  . If at the effective time of the merger, the VCI valuation is $23,032,500 (based on $1,032,500 of equity capital raised by VCI since the date of the merger agreement), there are 10,836,947 shares of VCI common stock outstanding, HDG's cash value is $2,700,000, the multiplier is 1.15, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.097. Accordingly, each outstanding warrant to purchase a share of VCI common stock would entitle the holder to receive
     1.097 shares of our common stock upon exercise of such warrant after the consummation of the merger.

  . Applying the same formula, if at the effective time of the merger, the VCI valuation is $24,100,000 (based on $2,100,000 of equity capital raised by VCI since the date of the merger agreement), there are 11,345,280 shares of VCI common stock outstanding, HDG's cash value is $2,499,000, the multiplier is 1.00, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.361. Accordingly, each outstanding warrant to purchase a share of VCI common stock would entitle the holder to receive 1.361 shares of our common stock upon exercise of such warrant after the consummation of the merger.

   These examples are provided for explanatory purposes only, as the actual calculation of the conversion ratio cannot be determined in advance of the effective date of the merger.

   We anticipate that the conversion ratio will be between 1.097 and 1.361. This means that we anticipate issuing between 1,710,153 and 2,121,712 shares of our common stock to the holders of the VCI warrants, assuming the exercise of all the outstanding VCI warrants.

   There are outstanding warrants to purchase 225,113 shares of VCI common stock at exercise prices ranging from $0.8052 to $2.10 per share. These warrants were issued to the placement agent in connection with VCI's placement of Series A and B convertible Preferred Stock in early 1999. VCI also has outstanding warrants to purchase 1,333,823 shares of its common stock, at exercise prices ranging from $0.30 to $2.10, issued to certain directors, shareholders, employees and vendors in consideration for certain loans granted to VCI, waivers and deferrals of compensation, guarantees of bank lines of credit and services rendered to VCI.

   Shares and warrants to be issued to certain holders of outstanding class A warrants

   In connection with the company's initial public offering of units in February 1997, certain investors in the company received 500,000 redeemable class A warrants in exchange for warrants that such investors had received in December 1996 as part of a bridge financing transaction. We are registering the securities underlying such class A warrants in the registration statement of which this prospectus is a part.

   Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until
February 11, 2002. The class A and class B warrants are subject to redemption by the company at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

   Units to be issued to holders of unit purchase options

   We are also registering 120,000 units issuable upon exercise of certain outstanding unit purchase options granted to the underwriter and finder in connection with the company's initial public offering in February 1997, 120,000 class B warrants issuable upon the exercise of the class A warrants included in such units, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants included in such units. Each unit purchase option entitles the holder to purchase one share of common stock, one redeemable class A warrant and one redeemable Class B warrant at an exercise price of $6.00 at any time until February 10, 2002. See "Description of Securities -- Unit Purchase Option."

                                USE OF PROCEEDS

   Assuming all of the VCI warrants are exercised, the company would receive approximately $1,355,714 in proceeds, minus certain expenses.

   Upon exercise of the currently outstanding warrants of the company and warrants issuable upon exercise of such warrants, the company would receive gross proceeds as follows (in each case minus certain expenses):

  . assuming all of the outstanding class A warrants are exercised, the company would receive $12,220,000 in proceeds;

  . assuming all of the outstanding class B warrants are exercised, the company would receive an additional $12,075,000 in proceeds; and

  . assuming all of the class B warrants issuable upon exercise of the outstanding class A warrants are exercised, the company would receive an additional $16,450,000 in proceeds.

   In addition, the company would receive the following gross proceeds, minus certain expenses, upon exercise of the Unit Purchase Options and the warrants underlying the unit purchase options:

  . assuming exercise of all of the outstanding unit purchase options, $720,000;

  . assuming exercise of all of the class A warrants issuable upon exercise of the unit purchase options, $780,000;

  . assuming exercise of all of the class B warrants issuable upon exercise of the unit purchase options, $1,050,000; and

  . assuming exercise of all of the class B warrants issuable upon exercise of the class A warrants underlying the unit purchase options, an additional $1,050,000.

   The company plans to use the proceeds from the exercise of the warrants for general corporate purposes, including acquisitions of web properties, equipment, software and licenses, marketing and advertising of the VCI communities and CMS business, and general working capital.

   We will not receive any proceeds from the sale of shares by warrant holders.

                                  THE COMPANY

                             INFORMATION ABOUT HDG

Business

   We are a development stage company formed in 1994 to research, develop, design and market fitness related products. Our sole product has been IntelliFit, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs.

   Based on feedback from test sites and beta customers, and the disappointing acceptance of the IntelliFit product, we revamped our business model in the second half of 1997. We no longer believe that we can be successful in selling or licensing the IntelliFit product to customers and supporting the product in the field. We still believe, however, that the IntelliFit software may be a viable product for a company which has complementary products or an existing field sales organization, and plan to pursue licensing or selling the IntelliFit system to such a buyer.

   In parallel, we have been pursuing a strategy of investment in or acquisition of an existing company, culminating in our decision to enter into the merger agreement with VCI.

Property

   HDG does not currently own or lease any property. It maintains a mailing address at 1219 Morningside Drive, Suite 102, Manhattan Beach, California 90266.

Legal Proceedings

   HDG is not a party (nor is any of its property subject) to any pending legal proceedings. HDG is unaware of any proceedings contemplated by any governmental authority.

Market for Common Equity and Related Stockholder Matters

   HDG common stock is traded on the Nasdaq SmallCap Market under the trading symbol "IFIT." As of September 21, 1999, HDG had approximately 530 stockholders of record. The following table sets forth the high and low bid quotations for HDG, as well as the closing bid quotation, as reported on the Nasdaq SmallCap Market for the periods indicated.

                                                              High   Low  Close
                                                             ------ ----- ------
   1999
   1st Quarter.............................................. $1.625 $0.75 $1.469
   2nd Quarter..............................................  5.125  1.50  3.188

   1998
   1st Quarter..............................................   2.25  .875   .875
   2nd Quarter..............................................   .875   .50   .688
   3rd Quarter..............................................  1.125   .50   .688
   4th Quarter..............................................   1.50  .981   1.00

   1997
   1st Quarter..............................................   4.50  3.50   3.50
   2nd Quarter..............................................  3.625  2.75  3.625
   3rd Quarter..............................................  3.625 2.625   2.75
   4th Quarter..............................................   2.75 1.875  1.875

Dividends

   HDG has not paid any dividends since its inception, and we do not expect that the post-merger company will pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the HDG board of directors, and will be dependent on HDG's future results of operations, financial conditions, capital expenditures, working capital requirements and other relevant factors.

                             INFORMATION ABOUT VCI

Business Overview

   Virtual Communities, Inc., a Delaware corporation ("VCI"), was incorporated in August 1996 as Virtual Jerusalem Ltd. VCI was founded to develop, acquire and operate online communities on the Web targeted to members of demographic groups with interests in their historical ethnic backgrounds and who want to share information with other members with like interests. In June 1997, VCI acquired substantially all of the assets and outstanding shares of Virtual Jerusalem Ltd., an Israeli corporation formed by the founders of VCI, that developed and published an Internet Web site called Virtual Jerusalem. VCI currently operates four online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com), Virtual Ireland (www.virtualireland.com) and Virtual Italy (www.virtualitaly.com). Rather than create its own content, VCI's Web sites aggregate comprehensive news and a variety of interactive and community-building elements selected from existing online entities (called "content partners") with which VCI enters into relationships, the majority of which are exclusive. VCI wraps the content it obtains from these content partners with additional features and services to create a cohesive Web environment targeted to a specific demographic profile. In consideration for the use of such content, VCI provides its content partners with a variety of benefits, including links to their Web sites, a portion of advertising revenues and interactive Web services on co-branded pages created by VCI.

   As a result of its experience in developing its three online communities and the creation of over one hundred Web sites for its content partners, VCI began offering its Web site design and development services to unrelated third party Web site publishers. Although VCI had historically provided these services only to its content partners in exchange for access to content, offering these custom services to third parties for a fee represents a new business for VCI. These services, which VCI offers to its content partners and other third parties in the form of "modules," include content management technologies and numerous interactive elements described in more detail below. VCI has entered into one agreement with a third party to date for the provision of these services, and is currently negotiating with another such third party to provide these services on a fee basis and has received interest from several other entities for similar services. (See "Web Site Design and Development".)

Industry Background

 Growth of the Internet

   The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 97 million worldwide in 1998 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PCs") installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful channel for conducting commerce, marketing and advertising.

 The growth of online communities and other free Internet services

   Traditional use of the Web has consisted largely of one-way communications in which users self select and view different Web sites containing professionally-created content on topics of general interest such as news, sports and weather. However, there is a growing demand for online community sites where users can publish content and engage in community activities including home page building, and interactive discussion or "chat" forums. In addition, many users are interested in gaining access to other free services for entertainment, such as interactive games or video, or for their utility to the end user, such as e-mail. Online communities provide a medium for such access and interaction. These communities generate significant volumes of traffic, as visitors tend to return to those sites where they have established an online presence or have become familiar with the services. According to statistics published by Media Metrix, online community sites have recently been one of the fastest growing sectors of the Web.

 E-commerce and advertising

   The growing acceptance of the Web represents a significant opportunity for businesses to conduct electronic commerce ("e-commerce") over the Internet. The Internet allows companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel. The Internet is an increasingly significant global medium for e-commerce. According to IDC, transactions on the Internet are expected to increase from approximately $32 billion in 1998 to approximately $426 billion in 2002, with the number of users that are buyers of products and services rising from 26% to 40% in the same period.

   Increases in consumer purchases on the Internet are expected to be a significant factor in the growth of e-commerce. Online shopping is a shopping experience that offers convenience to the shopper. An online consumer's ability to quickly comparison shop is greatly enhanced by the ability to quickly access multiple retailers via the Internet. Products commonly sold on the Internet include items such as software, books, music CDs, videocassettes, and airline tickets. More recently, businesses have begun selling specialty retail products, service items and large ticket household consumer goods, as Internet usage and familiarity has increased.

   According to Forrester Research, total online retail sales in the U.S. are expected to increase from $7.8 billion in 1998 to $76.3 billion in 2002, representing a compound annual growth rate of 76.9%. Forrester Research also projects that the number of U.S. households that shop online will increase from
8.7 million in 1998 to 30.3 million in 2002.

   Growth in the Web has also created an important new advertising channel. Tools not available in traditional advertising media, such as real-time measurement of "click-throughs" on advertising banners, further increase the attractiveness of Web advertising by giving advertisers instant feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $3.0 billion in 1999 to approximately $7.7 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally-created content sites for the sale and marketing of their products and services online. Online community sites, however, provide more detailed demographic data and self-selected groups of consumers with an affinity for particular products. Advertisers can thus more easily deliver targeted messages in a cost-effective manner on online community sites.

 Web site design and development

   VCI's management believes that as competition for Internet viewers increases, Web site publishers will need to add increasing amounts of content, services and interactive elements to their Web sites to attract and maintain viewers. Increased competition also may require Internet sites to offer a wider array of services that enable its users to interact with other users, such as chat rooms, message boards, games, free e-mail services and personal home pages. VCI's management believes that adding such services will result in Web sites that are complex and difficult to manage. Managing these Web sites will likely require sophisticated software and Web maintenance technologies, including content management systems, Web site registration elements, statistical reporting services and advertising management and placement software.

   Based on VCI's projection of the increased complexity of Web publishers' sites, VCI believes that a growing number of such publishers will prefer a "one stop shop" solution for their Web sites' needs that offers a comprehensive package of enabling and enhancing tools, including redevelopment and maintenance options, content management systems and a flexible choice of interactive elements. VCI believes that companies offering such services will provide Web publishers with the ability to avoid the relatively high cost associated with entering into numerous individual license and service agreements with multiple parties to obtain such services.

VCI's Strategy

   VCI's strategy is to create or acquire Web site communities targeted to affinity groups that provide "Best of the Web" content, interactive elements, e-commerce and comprehensive portals to existing Internet sites related to that community. Initially VCI's management thought that this strategy would most appeal to demographic groups who are passionate about issues relating to their community are focused on their historical backgrounds and homelands, identify with other members of their community and are interested in the success of their communities. VCI's management now recognizes that this strategy can be applied equally as well to Web sites for a specific business discipline, religion, country or ethnicity.

   VCI's selects its target groups around which to build or acquire communities based on their overall size, Internet use and socioeconomic level. These elements help ensure that the group will be attractive to potential online advertisers, sponsors and e-commerce vendors. VCI's management thinks that there is a substantial opportunity to generate revenue from e-commerce and advertising that is focused on target groups with these characteristics.

   VCI's strategy entails aggregating content appearing on disparate Web sites on the Internet into well defined online communities targeted to these specific demographic groups. VCI's management thinks that successful Web site communities must have the following characteristics:

  . a large target market with at least 2 million Internet users;

  . appeal to potential e-commerce partners, sponsors and advertisers;

  . interest in major events that will draw the attention of the community
    (for example, the Millennium for the Christian community); and

  . a sufficient number of related content Web sites that will provide VCI with aggregating potential from which to cull a critical mass of content.

   In selecting a large target market, VCI's management thinks that the members of that demographic group must have the following characteristics:

  . a strong interest and passion for a topic, including a continued interest in news, features and related services; and

  . high Internet usage as determined by Internet advertisers (e.g., upper middle class, and well-educated).

   Based on these characteristics, VCI is currently identifying professional and expatriate groups in the United States and elsewhere for whom to develop or acquire online communities. Such virtual expatriate communities may be targeted to members of the Indian, Asian, African and Spanish communities residing in the United States and other English speaking countries. The contemplated Web sites will deliver news and information from such expatriates' former homelands, offer features on their current lifestyles and customs and provide an opportunity to interact with other community members. Content for such Web communities would be derived from local and foreign media content partners with which VCI would enter into agreements.

   VCI's management thinks that its strategy of developing and acquiring online communities will position it as an attractive portal or portal link for major Internet companies such as America Online, Yahoo/Geocities or Excite/@Home. Such entities may be interested in VCI's online communities because of their substantial aggregated content or their ability to deliver strong demographic audiences well suited for targeted advertising and e-commerce. Other potential links include magazine publishers and other media entities interested in targeting niche communities on the Web.

VCI's Revenue Sources

   VCI's revenues increased from $402,000 in 1997 to $819,000 in 1998, an increase of over 104%. VCI recorded revenue of approximately $345,000 for the first six months of 1999. While advertising revenues contributed approximately $512,000 to revenue for 1998 (or 63% of this revenue), and 54% of first half of 1999 revenues, VCI anticipates that the majority of its revenues after 1999 will be derived from e-commerce. VCI projects that its e-commerce revenues will grow from approximately $0.1 million in 1999 (9% of anticipated total revenues) to approximately $1.3 million in 2000 (17% of anticipated total revenues) and approximately $6.8 million in 2001 (25% of anticipated total revenues). In addition, VCI anticipates that a significant portion of its revenues in the future will be derived from its Web site design and development services. VCI projects that its Web site design and development services revenues will grow from approximately $500,000 in 1999 (37% of anticipated total revenues) to $2.5 million in 2000 (33% of anticipated total revenues) and $4.9 million in 2001 (18% of anticipated total revenues). Below is a more detailed description of VCI's three projected revenue streams.

 E-commerce

   To generate e-commerce revenue, VCI enters into agreements with vendors that offer online sales capabilities, and establish links from VCI's Web sites to the vendor's Web sites. VCI has several of these agreement in place for the sale of products on the Virtual Jerusalem Web site and the Virtual HolyLand Web site and plans to enter into additional relationships for each of its existing and future Web sites. VCI receives commissions, calculated as a percentage of the total transaction amount, from its e-commerce partners every time a VCI Web site user purchases an e-commerce partners' product or service through a VCI Web site. VCI receives commissions ranging from 20% to 30% from its local or specialized e-commerce partners, such as Mesorah/Art-Scroll, Dvir Software and Encyclopedia Judaica, and 5% to 25% from larger online vendors, such as Amazon.com, e-toys.com, reel.com and ArtSelect.com. VCI anticipates that each Web site community's e-commerce opportunities will derive from both global vendors, such as Amazon.com, as well as local vendors that are particularly focused on individual communities, such as Encyclopedia Judaica on the Virtual Jerusalem Web site.

   E-commerce vendors are attracted to VCI's Web site communities since each community targets a well-defined, passionate demographic group. At the same time, VCI's users know the desired e-commerce vendors will be attracted to their community due to its unique content and forum. VCI intends to create stronger e-commerce relationships with its members by gathering information about registered users' personal buying habits and "purchase events," such as birthdays, anniversaries and holidays, and targeting those users with direct e-mails sent in advance of the purchase events.

   The Company recently entered into a license agreement with Intershop Communications, Inc. whereby VCI will create online shopping centers in its communities and offer its content partners and CMS customers the ability to create their own stores using software developed by Intershop. (See "Licenses, Service Agreements and Trademarks.")

 Web site design and development

   In implementing its strategy as discussed above, VCI developed three online communities of its own and has designed and developed Web sites for many of its content partners in exchange for their content. In addition, to leverage the know-how and technologies VCI obtained in this process, VCI is offering Web site design and development services to third party Web publishers on a fee basis. VCI offers these services on a flexible or "modular" basis, allowing Web site publishers to select individual modules for their specific needs. To provide these modules to Web site publishers, VCI sublicenses modules that it previously licensed from Internet service providers with which it has formed prior relationships, or alters programs that VCI created for its own online communities. VCI also intends to license additional modules from entities with whom it is currently in negotiations or from entities which produce attractive new technologies. In order to deliver its services to its content partners and potential third party clients using these licensed technologies, one of VCI's subsidiaries, VCIL, maintains a staff of Web site designers and programmers who create, update and maintain Web sites. In exchange for services rendered to its content partners, VCI receives content. In exchange for services rendered to third parties, VCI plans to charge a one time flat fee of approximately $250,000 to $300,000, depending upon certain factors such as the number of modules to be provided, VCI's level of participation in a particular Web site's advertising and e-commerce revenues and VCI's access to such site's user registration data.

   In August 1999, the Company, through a wholly owned subsidiary established in August 1999 named VCI Community Solutions, Inc., entered into a web design and development agreement with Tromaville.com, Inc., a subsidiary of Troma, Inc., a New York company ("Tromaville"), for the provision of certain design, development and maintenance services for a web site to be produced by VCI on behalf of Tromaville. Pursuant to the agreement, VCI granted to Tromaville a limited, non-exclusive, worldwide, perpetual royalty-free, nontransferable license to use the Company's Community Management Solution ("CMS") which shall be installed on the Tromaville site. VCI shall provide a variety of CMS elements to Tromaville including registered user, sweepstakes, greeting card, email a friend, games, polls, and statistic modules. VCI shall also provide certain services for the Tromaville site including, but not limited to free email for registered users, email list server, advertising management system, e-commerce solution, on-line classifieds system, chat services, and user created home pages. The Tromaville site will reside on two separate redundant VCI servers and VCI shall submit all components of the site to appropriate search engines and directory listings. The term of the agreement is for one year and is automatically renewed for two additional one-year terms unless either party elects to terminate the agreement. In addition to a web design and development fee, VCI will receive a yearly maintenance service fee commencing with the second year of the term and a percentage of advertising and e-commerce revenues derived from the Tromaville site. In the event Tromaville elects to terminate the agreement, VCI shall be entitled to a buy-out amount based on a formula that takes into consideration revenues then derived from the Tromaville site and the number of registered users of such site.

 Advertising

   VCI's management thinks that its Web communities have an advertising advantage over general Web sites in that their target audiences are clearly defined, well-educated and have excess disposable income. These characteristics are the type of demographic profile that advertisers traditionally seek. VCI currently has agreements with a number of advertisers, including: Continental Airlines, Econophone, Advanced Telecom Systems and Vitamin Shoppe.

   Current average advertising prices on the Virtual Jerusalem Web site are approximately $10 to $25 cost-per-thousand page views ("CPM"), depending upon the length of the advertisement. To date, VCI's typical advertisement agreement provides for a three to six month term, with total advertising revenue per agreement of $1,500 to $5,000 per month.

   VCI recently shifted its advertising focus by trying to gather sponsor advertisers who would sponsor a whole page or channel. These sponsors would enter into a year long commitment, rather than the short term advertisement contracts currently provided by VCI. VCI's management thinks that these sponsors should be attracted to these sponsorship offerings since they do not have to share VCI advertising space with other advertisers. In addition, this format provides increased click-through rates while providing more brand building opportunities for the sponsor. Several of VCI's most recent advertisers entered into six to twelve month sponsor agreements with VCI.

VCI's Marketing Efforts

   VCI markets its Web sites by:

  . entering into agreements with leading public relations firms and advertising agencies that have specific knowledge of VCI's target audiences, including A. Larry Ross & Associates, Inc., a Dallas based public relations firm with extensive contacts in the Christian market;

  . engaging in comprehensive advertising campaigns, including print advertisements, radio spots and online advertising, designed to introduce each of its Web sites to its targeted audience in the United States;

  . disseminating press releases to announce the launch of its new Web sites, additional features and the addition of new content partners; and

  . contracting with its content partners to publicize their affiliation with VCI's Web sites to their constituent organizations and members, and encouraging these partners to link their Web sites to VCI's Web sites (e.g., the International Christian Embassy in Jerusalem created a link to Virtual HolyLand).

   In the future, VCI intends to supplement the activities of its outside agencies by indexing its Web sites on the Internet's major search engines and by further encouraging its content partners to publicize VCI's Web sites in their print and online publications through the use of stories and advertisements prepared by VCI.

 Specific marketing efforts for Virtual Jerusalem

   Previously, marketing activities for the Virtual Jerusalem Web site were limited to VCI's representation at large gatherings of Jewish organizations (e.g., the General Assembly of Jewish Federations in North America), popular Jewish events (e.g., parades in the United States) and the placement of print advertisements in Virtual Jerusalem's content partners' print publications. In March 1999, VCI launched a multi-month significant keyword campaign for the Virtual Jerusalem Web site on Yahoo! and began a major print campaign that includes the placement of full page advertisements in most major Jewish weekly and monthly publications across the United States. The print campaign, called "This Week on VJ," highlights Virtual Jerusalem's Holidays sites, new and existing content partners and interactive elements on Virtual Jerusalem, e-commerce specials and sweepstakes and promotions designed to encourage Virtual Jerusalem user registration.

 Specific marketing efforts for Virtual HolyLand

   The marketing campaign for Virtual HolyLand includes online, print and radio advertisements with an emphasis on introducing this Web site to the Evangelical community during the third and fourth quarters of 1999. VCI is also seeking to promote Virtual HolyLand by contacting media that target the Evangelical market and by entering into relationships with entities that have relationships with Evangelical ministries.

 Specific marketing efforts for Virtual Ireland

   The marketing campaign for Virtual Ireland includes online, print and television advertisements in an effort to introduce this Web site to the Irish community in the U.S. during the third and fourth quarters of 1999. VCI also sponsors sweepstakes on the Virtual Ireland site for free trips to Ireland in order to encourage registration on the site.

 Specific marketing efforts for Virtual Italy

   The marketing campaign for Virtual Italy, to be rolled out in the first quarter of 2000, will include newspaper and other print and online advertisements, promotions and grass roots efforts with organizations in the Italian American community.

 Web site design and development

   Although VCI has not yet engaged in any formal marketing activities to offer its Web site design and development services to Web site publishers who are not content partners, it intends to do so in the near future.

Competition

   As described below, VCI has a variety of competitors for each of its Web sites and for each of the markets in which its businesses operate.

   In addition, VCI acknowledges that there are many other Internet companies, such as theglobe.com, Geocities and Xoom.com, that attract significant numbers of registered users to their "community" Web sites which may compete for VCI's potential users, registrants, content partners, advertisers, e-commerce vendors and sponsors. However, VCI's management thinks that most of these Web sites focus primarily on providing free personal web pages to their users and do not offer the same level of a targeted demographics and information that VCI's Web sites offer. Moreover, VCI's management thinks that Web sites like ivillage.com target communities that are so broad (e.g., women) that focused e-commerce and advertising may become difficult.

 Competitors to Virtual Jerusalem

   VCI has numerous competitors in the Jewish and Israeli Web markets, including, but not limited to: Jewish Communities On-Line (on America OnLine); JAN (wwwjcnl8.com; general commercial Jewish Web sites); Shamash (www.shamash.org; a non-profit Jewish communal network); Shema Yisrael (www.shemayisrael.co.il; a non-profit Ultra Orthodox site); and the Jerusalem Post (jpost.co.il; the on-line edition of the newspaper). In addition, this Web site competes against other Web sites that simply offer a shopping Channel focused on the Jewish market. Although VCI's management acknowledges that each of such entities compete with Virtual Jerusalem in particular markets, VCI's management believes that none of these competitors cater to as broad a market and that none have reached the critical mass of content and feature services of Virtual Jerusalem.

 Competitors to Virtual HolyLand

   In the Evangelical Christian market, VCI's primary competitors are crosswalk.com (published by Didax, Inc.), Jesus2000.com, cbn.com (published by the Christian Broadcasting Network) and other Web sites published by ministries and evangelists.

 Competitors to Virtual Ireland

   VCI's competition for Virtual Ireland include The Irish Times Web site (www.ireland.com), Local Ireland (www.local.ie; a governmental Web site financed in part by Telecom Eireann), Ask Ireland (sponsored by the Irish government) and Touchtel's tourist information site (www.goireland.com). Other competitive Web sites include paddynet.com, irishabroad.com and celtic.com containing local news and free e-mail services.

 Competitors to Virtual Italy

   VCI's competition for Virtual Italy include DolceVita (www.dolcevita.com; a fashion and travel site), Made in Italy (www.made-in-italy.com; a travel and e-commerce site) and Virtual Italia (www.virtualitalia.com; a general Italian interest site).

 Competitors to VCI's Web site design and development services

   VCI faces competition from a number of sources, including potential clients that perform Web site development services in-house or contract with others for such services. These sources include Web site service boutique firms, including Vignette Ltd., a British company, and FutureTense, Inc., a Massachusetts company, on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms, all of which are entering the Web site design and development market in varying degrees. Many of VCI's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than VCI.

 Potential future competitors

   In addition to current competitors, given the low barriers to entry, it is likely that additional competitors will enter VCI's markets in the future, and that many of such competitors will have substantially greater financial, management, technological, sales, marketing and other resources than VCI. VCI cannot assure you that in the future it will be able to compete successfully in any of its current markets, and its inability to do so would have a material adverse impact on VCI's business, financial condition and operating results.

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VCI Currently Operates Three Web Sites

   VCI currently operates three Web sites: Virtual Jerusalem, Virtual HolyLand and Virtual Ireland. A brief description of each is provided below.

 Virtual Jerusalem

   Virtual Jerusalem, located on the Web at www.virtualjerusalem.com, aggregates a variety of Jewish and Israel related content from the Web as well as offering interactive features and services. This Web site includes a portal, called the Maven Index, to over 10,000 Jewish related Web sites. Popular elements include the Kotel Kam (an Internet zoom camera which transmits live pictures of the Western Wall), "Send a Prayer to the Western Wall" (permitting members to post a message online that is downloaded by VCI and placed in the Western Wall) and "Time Travel Through Jerusalem" (which features multi-media tours by historical figures). Virtual Jerusalem also contains a series of Jewish Holiday Web pages with games, quizzes and a variety of educational content. The Web site also offers members a range of community features and services including forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts and classified advertisements.

   Virtual Jerusalem also contains several channels ("Channels"), each of which features topical content that is updated daily. These Channels, and their descriptions, include:

  . News contains content from Israel and Jewish newswire services, leading
    Israel and United States based local newspapers and radio stations;

  . Travel features Israel travel information from major Israel tourist information providers, interactive tours of Jerusalem, information on immigration to Israel, study programs and an online Hebrew language course;

  . Torah is a repository of educational and religious material, including online courses in Judaism, interactive elements for children and adults, weekly bible lessons and resource materials;

  . Living contains sections on health and parenting, food, books, films, Jews in sports, music, dance, humor, art, drama and self-improvement;

  . Shop features sites that market and sell books, Judaica, multimedia products, food, music, art and other products;

  . History contains historical content related to Israel, the Holocaust and Diaspora Jewry through interactive features such as a timeline and virtual exhibits; and

  . VJTeens contains links to many of the pages currently contained on Virtual Jerusalem that are suitable for young adults, including a homework helper feature, pen pals, bulletin boards and build your own Web pages.

 Virtual Jerusalem's target market, registered user base, user demographics and traffic statistics

   According to the 1998 American Jewish Yearbook (published by the American Jewish Committee), the Jewish population in the United States is approximately 6 million, as compared to a world Jewish population of 13 million. According to Jupiter Communications, approximately 38% of Americans currently use the Internet. Assuming the same Internet usage by the Jewish population as the general population, the current number of Jewish Internet users based in the United States is approximately 2.3 million. VCI's management thinks that based on the relatively high socioeconomic profile of this population relative to the general population as a whole, the number of Jewish Internet users based in the United States could be as much as 50% more than this figure, or up to approximately 3.4 million people. Since its introduction, VCI's management believes that Virtual Jerusalem has attracted over 350,000 unique users, of which approximately 128,000 have registered as of September 15, 1999. According to VCI's tracking of the number of registrants to Virtual Jerusalem, this Web site adds approximately 6,000 new registered users each month. VCI's management thinks that with increased

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promotion and marketing of Virtual Jerusalem, the number of registered users will increase to 170,000 and 430,000 by the end of 1999 and 2000, respectively.

   According to the 1997 Annual Survey of American Jewish Opinion (conducted for the American Jewish Committee by Market Facts, Inc.), 55% of American Jews claimed that being Jewish is very important in their lives and 34% percent of American Jews claimed it was "fairly" important. According to this same survey, American Jews rated being part of the Jewish people as the quality most important for personal Jewish identity, and the celebration of Jewish holidays as the activity most important for personal Jewish identity. Virtual Jerusalem focuses on both these elements by offering comprehensive news and features relating to the Jewish community and Israel and a comprehensive selection of Jewish holiday "megasites" containing a host of interactive elements and activities geared to all ages.

   Virtual Jerusalem's registered user base provides VCI with a profile of demographic information. VCI records and maintains real time statistics of its registered users. Although these statistics are self-reported by the registrants, and subject to errors in reporting, imperfect survey samples, data gathering, tabulation and statistical analysis, these statistics reveal the following demographic information about the Web site's registrants:

  . the average annual salary is $57,000;

  . 45% are employed full-time, 13% are students, 5% are self-employed and 4% are retired;

  . the average age is 39, with 67% between the ages of 20 and 60, and 10% are between the ages of 10 and 19;

  . 60% are male;

  . 67% are from North America, 6% are from Israel and 3% from the United
    Kingdom;

  . 15% of the North American registrants are from New York, 7.1 % are from
    California, 5% are from New Jersey, and 5% are from Florida; and

  . 22% are non-Jewish.

   VCI's management thinks that these demographics are favored by the advertisers, sponsors, content partners and e-commerce partners which it solicits for revenues, content and features.

   According to Nielson/IPro's monthly reports, Virtual Jerusalem's traffic has generally grown in the number of visits per month, average length per visit and monthly page views, as follows:

  . Total visits increased 109% from 436,017 in December 1997 to 909,764 in
    December 1998 and to 1,261,760 in June 1999;

  . Average length per visit (in minutes) was 6:13 in December 1997, 9: 11 in
    December 1998; and 8:37 in June 1999; and

  . Monthly page views increased 225% from approximately 1.6 million in December 1997 to approximately 5.2 million in December 1998 and approximately 5.9 million in June 1999.

 Virtual HolyLand

   Virtual HolyLand, located on the Web at www.virtualholyland.com, was launched on Christmas Day 1998 and aggregates content from a variety of Christian Web sites on the Internet. Virtual HolyLand offers visitors a wide range of community features and services including chat rooms and forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts, classified advertisements, virtual tours of Christian places of interest and a planned online shopping experience. The Web site also offers Channels featuring up-to-the-minute news from Israel, Millennium-related activities, prayer, travel information and interactive elements, These Channels, and their descriptions, include:

  . Israel Now offers the latest news from Israel's leading news providers and Israel English language radio;

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

  . ZionTraveler assists tourists planning a trip to Israel, provides a database of more than 2,000 Israeli tourist sites and provides a special comprehensive Millennium section covering events occurring in Israel during the year 2000;

  . Prayer features an inspirational site including interactive access to several of Jerusalem's and Israel's most awe-inspiring holy sites and churches, recordings of church services, texts of some of the world's most famous prayers and a miracles section with true stories of recovery and healing;

  . CyberPilgram includes a collection of interactive features that deliver the Holy Land through the computer including online pilgrimages using 360-degree pictures and Internet zoom cameras, video and sound, personal tours through the Holy City, the opportunity to plant a tree in a special Millennium Forest near Nazareth or the Sea of Galilee and the ability to send greeting cards;

  . Land of Promise allows visitors to explore the history of the Holy Land in an exciting and interactive way including a 2,000 year time line and "news" from the time of the Bible;

  . Kids Club is geared toward children and teenagers with features and activities including Bible Questions and Bible News, exploration of sites in the Holy Land, opinion polls, greeting cards and other family-safe entertainment material; and

  . Online Shopping Mall will feature a secure environment in which shoppers can purchase religious products from Israel, including artifacts, keepsakes, publications, tapes or videos. VCI intends to partner with established online merchants for the sale of these products.

   Virtual HolyLand has agreements with several major content partners, including Bridges for Peace, International Christian Embassy and Friends of Israel Gospel Ministry. Responses to VCI's requests for additional content from Christian-related Web sites has been favorable.

 Virtual HolyLand's target market and user demographics

   According to the National Survey of Religion and Politics, the number of evangelicals in the United States, as determined by assessing denominational affiliation, including membership in evangelical churches and ministries, totals approximately one quarter of the United States population, or approximately 70 million people. Virtual HolyLand is targeted at these estimated 70 million potential users.

   Evangelicals believe in a diversity of religious movements. According to estimates of the National Survey of Religion and Politics ("NSRP"), approximately 35% of the population of the United States identify themselves as evangelical Christians. Baptists, Methodists, Assembly of God followers, and Pentecostal followers are included in these estimates. According to the NSRP, three quarters of evangelicals in the United States do not identify with a specific religious movement and may relate to specific personalities or ministries such as the Reverends Billy Graham, Oral Roberts, Pat Robertson, John Haggert, Jack Halyford, Kenneth Hagan, Jimmy Swaggert and Chuck Smith.

   In demographic terms, evangelicals closely resemble the population of the United States at large with regards to gender and age, and trail the average population only modestly in education and income. SOMA Communications, Inc., a Christian broadcast market research firm, estimates that over 70% of Christians in the United States who use the Internet have annual incomes in excess of $75,000, and Christianity Today, a publisher of Christian periodicals, estimates that American Christians are 25% more likely to own a computer and 15% more likely to own a modem than the general population of the United States. Although their demographics indicate higher levels of religious commitment, their profile largely resembles that of the rest of the population of the United States. Based on estimates of the current Internet usage in the United States of 38% of the population, VCI's management estimates that there are approximately 27 million potential users of Virtual HolyLand from this target community alone. VCI's goal is to register 95,000 and 410,000 users on Virtual HolyLand by the end of 1999 and 2000, respectively. As of September 15, 1999, in excess of 11,000 persons registered on the Virtual HolyLand site. In March 1999, VCI hired a major Dallas-based public

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

relations firm that specializes in targeting the Evangelical Christian community with the specific mission of developing and servicing the Virtual HolyLand community and achieving this goal.

 Virtual Ireland

   Virtual Ireland, located on the Web at www.virtualireland.com, was launched on Saint Patrick's Day 1999 and aggregates content from a variety of Irish Web sites on the Internet. Virtual Ireland offers members a range of interactive elements, community features and services including bulletin boards, free e-mail, global weather forecasts, pen pals, video and audio files, a shopping center and greeting cards. The Web Site also offers or will offer seven Channels including:

  . News featuring content from online news providers in Ireland, the United
    Kingdom and the United States, updated headlines, opinion pieces and analysis, live radio broadcasts from Dublin, features from the more whimsical side of life in "Irish Gems," an interactive poll and site-wide bulletin boards;

  . The Craic contains the very best of Irish arts with a music section featuring folk, classical and traditional Irish music, reviews and literary features, humor and an arts section full of the best in Irish visual art, film, dance, theater and photography;

  . To Ireland! will feature interactive activities including tours, online images, hotels, restaurants and heritage sites, topical information on current events posted daily, a guestbook with tips and hints from other visitors and Irish study programs;

  . Living contains lifestyle features, Irish recipes, the best Irish eateries in the United States, personals, emigration, parenting and self help;

  . Sports features fall news and results services covering amateur and professional league sports, including Gaelic football, hurling, soccer and rugby; and

  . TimeTravel will explore Irish history in an interactive manner.

   To date, VCI has entered into agreements with seventeen content partners for Virtual Ireland. These partners include Appletree Press--Ireland's Eye (one of Ireland's largest book publishers), Swift Communications (publishers of one of the leading Irish search engines on the Web), IAIS (Irish American Information Service), The Irish Emigrant (an Irish newspaper), Irishfood.com (a Web site featuring foods from Ireland), Irishradio.com, Regional Media Bureau of Ireland (a publisher of 27 local Irish newspapers), The Irish World Online, Gathering of the Irish (irishclans.com), Boston Irish Pub and Restaurant Guide, CELT (Corpus of Electronic Texts) and The Wild Geese Today + Erin's Far Flung Exiles.

 Virtual Ireland's target market, registered user base, user demographics and traffic statistics

   There is an estimated world Irish Diaspora of approximately 70 million people. In the United States, according to the United States Census Report for 1998, 39 million people consider themselves to be of Irish descent. This report also estimates that Irish families comprise approximately 9% of the total population of the United States, but account for approximately 12% of households with a net worth of more than $1 million. VCI's management thinks that the strong ties of Irish descents to their heritage represent a significant potential demographic market. VCI is currently running numerous print, radio and television media directed towards this large American Irish population. Over 20,000 users have registered on Virtual Ireland since its launch in March 1999. VCI recently hired an Editor for the Virtual Ireland site who is currently hiring additional editorial staff for this site. In the future, VCI plans to develop a marketing team specifically devoted to the Irish community.

 Virtual Italy

   Virtual Italy, located on the Web at www.virtualitaly.com, was launched on Columbus Day in October 1999 and offers a variety of content and interactive elements targeted to the Italian American community in

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

particular. In addition to daily news and weather, Virtual Italy offers free email addresses and personal homepages, greeting cards, chat rooms and bulletin boards, guestbooks, quizzes and games.

   The site includes the following channels:

   News offers the latest news and pictures from Reuters and other sources related to Italy and the Italian American community;

   Travel assists travelers planning a trip to Italy, highlights specific tourist sites and explores Italian communities around the United States;

   Interact features the interactive elements and activities on the Virtual Italy Site from free personal homepages to free email addresses on My Virtual Italy to a host of elements that assist visitors in communicating with each other, like guestrooms, polls, chat rooms and bulletin boards. Virtual Italy also offers sweepstakes for free trips to Italy.

   Resources, currently in development, will offer selections from the variety of elements on the site, such as visitors' recipes and restaurant reviews in the Italian Kitchen, "Top Site" search capabilities for locating "Best of the Italian Web" sites, maps and calendars.

   VCI is in the process of hiring an editorial team to administer the Virtual Italy site and enter into additional content partner agreements for the use of content on the site.

   Virtual Italy's target market, registered user base and user demographics and traffic statistics

   There are an estimated 15 million persons in the United States who identify themselves as Italian Americans according to the Population Division of the 1990 U.S. Census Bureau. However, the Census Bureau estimates that as many as one in ten Americans are descended from Italian families and that Italian Americans are the fifth largest ethnic group in the U.S. with its population concentrated in the Northeast, California, Florida and Illinois. The average Italian American is a city dweller, college educated and had an average annual income of $33,000. Due to the recent launch of the Virtual Italy site in October 1999, VCI has not collected statistics on the site. VCI launched Virtual Italy with an ad campaign on Yahoo! and a public relations effort and intends to roll out a comprehensive marketing campaign for the site during the first quarter of 2000 which will include newspaper and other print and online advertisements, promotions and grass roots efforts with organizations in the Italian American community.

Content Partners

   A key component of VCI's aggregation business strategy is its relations with its content partners. VCI leverages existing online content by developing "supersites" that serve as anchors for its content partners. VCI's management thinks that these content partners recognize the benefits of being anchored to a "supersite" which include:

  . exposure of their Web content to a significantly larger readership than their Web site alone could attract;

  . increased traffic on their Web sites generated by the links that the content partners place on VCI's Web sites;

  . the opportunity to earn revenues from e-commerce sales marketed on and originated from VCI's shopping Channels or from shared advertising on co-branded Web pages;

  . the receipt of Internet services from VCI such as user profiling technology, advertising management software, guest books, online forums and e-mail lists that would otherwise require expensive and multiple licenses and technology; and

  . interactive Web services on co-branded pages created by VCI.

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

   VCI "wraps" the content it obtains from these content partners with an array of its own additional features and interactive services to create a cohesive Web environment targeted to a specific demographic profile. VCI recently acquired a license (see "Technology Acquisitions") which will allow its content partners to quickly and easily place excerpts from their own Web sites on VCI's Web sites. This will facilitate the continual update of VCI's Web communities with minimal maintenance or supervision by VCI's editorial staff.

VCI's Efforts to Accumulate Registered Users

   VCI encourages user registration on its Web sites in several ways. VCI offers its content partners the ability to create interactive features, such as guestbooks, bulletin boards and donor forms for placement on a co-branded "partner page" which includes multiple links to select features on VCI Web sites. These partner pages require registration in order for users to access the select features. VCI also encourages visitors to register by offering sweepstakes for valuable prizes, including weekly trips to Israel (on the Virtual Jerusalem and Virtual HolyLand Web sites) and trips to Ireland (on the Virtual Ireland Web site). Entry to the sweepstakes requires registration. VCI also requires registration for some of its more popular Web features, including a user-controlled Web camera situated in Jerusalem with views of the Western Wall and the Temple Mount, free e-mail and personal Web pages.

   To encourage registration on specific Web sites, VCI undertakes various activities. For example, to attract registrants for Virtual HolyLand, VCI has begun to enter into agreements with publishers and ministries with extensive contacts in the Evangelical Christian market. These agreements require VCI to pay these parties a nominal fee for each person who registers on Virtual HolyLand based upon such parties recommendation, as recorded by the registrant at the time they register.

Future Communities and Projects

   VCI plans to develop or acquire additional Web sites in 1999 and 2000, which target ethnic groups with attractive demographics. Such online expatriate communities may include members of the Indian, Asian, African and Spanish expatriate communities residing in the United States and other English speaking countries. VCI's plans for the themes of its future Web sites may also include topics unrelated to ethnic subjects, including accounting, medical, legal and other professional target audiences as well as Web sites appealing to teenagers.

   In developing its own Web sites, VCI's management seeks opportunities where they can aggregate a sufficient number of content partners to create an online community that will attract enough members of the sites' target audience to appeal to advertisers and generate advertising and e-commerce revenue. VCI's plans support this objective by:

  . providing and developing efficient methods for its content partners to publish varied content on VCI's Web sites;

  . adding additional services and features to the Web site for the purpose of creating an anchor "supersite" that will attract additional members and generate e-commerce and advertising revenue;

  . Offering numerous benefits to its content partners; and

  . developing attractive interactive elements for its users.

   In acquiring additional Web sites, VCI's management seek opportunities where an existing site on the Internet offers substantial content and services to a defined, specific readership.

   In September 1999, VCI launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from Virtual Jerusalem's content partners and others with whom VCI intends on entering into content relationships for use of their audio content on the Internet.

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The Modules

   VCI's management believes that based on its existing licenses, future licenses that it obtains from Internet service providers, certain equipment it has acquired and VCIL's programming staff, it will be able to offer an array of interactive modules to Web site publishers through its Community Management Solution (CMS). Many of these modules are already used successfully by VCI on its own online communities. The modules which VCI either currently licenses, or is trying to secure licenses for, include:

  . Site Search and Polling Engines;

  . Sweepstakes Modules;

  . Greeting Cards;

  . Weather Services;

  . E-mail an Article to a Friend;

  . Free User E-mail Services;

  . Registered User Databases;

  . E-mail List Servers;

  . Advertising Management Systems;

  . Bulletin Boards / Forums;

  . Comprehensive Statistics and Traffic Measurement Modules;

  . Site Indexing;

  . E-Commerce Solutions;

  . Chat Services;

  . Online Classifieds Advertising;

  . Free User Created Home Pages;

  . Games Modules;

  . Calendars; and

  . Auctions.

   (See "Proprietary Technology, Trademarks and Licenses" for a description of licenses presently owned by VCI.)

   To create a Web site for a Web site publisher, VCI first creates a design template for the publisher's Web site. Content appropriate to the publisher's Web site is then 'plugged' into the design template. A design template could potentially include multimedia (video or audio), graphics or text components, as required. Headlines, search boxes or Web links to other content stories can be included on each Web page. Additional modules, including poll questions, quizzes, greeting cards, chat and other interactive features may also be added. By integrating data and design, VCI provides Web site publishers with complete control over the presentation of their content on the Internet.

   To complete its Web design and development services, VCI's technical and support services include system administration, programming integration of all components of a Web site, project management and hosting of Web sites on VCI's servers. VCI's servers are monitored continuously for connectivity and power by Global Center pursuant to an agreement with VCI. In addition, VCI maintains Firewall protection and other security services such as secure servers for financial transactions.

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Community Content Server

   In addition to the above, VCI plans to offer Web site publishers another module called the Community Content Server ("CCS") (see "Technology Acquisitions"). CCS provides Web site publishers with the tools required for creating and maintaining a continually generated Internet Web site. CCS consists of a suite of products designed to solve the complex problems of creating and maintaining Web site publishing by aiding in the following:

  . management of data flow from text form to published Web site form through to data archiving;

  .  editing data at each stage of the publishing process;

  . creating attractive and sophisticated designs in HTML language;

  . publishing a Web site as required (up to several times a day); and

  . technical administration.

   CCS can be used to build, edit and manage Web sites of all sizes and requires little technical experience to permit flexible development of Web sites. CCS manages the publication of large quantities of data from PCs to Internet sites. The application program for CCS is written in open source code Perl language software and uses industry standard databases. To help ensure the longevity of CCS as a publishing tool, CCS was developed with an open industry standard development platform and development tools to reduce development risks. Moreover, Perl language software engineers are available in Israel and the U.S. for development and support in coordination with VCI.

 How CCS Works

   CCS prompts a user for data on a "User Entry Screen" which is a data entry screen on a database. This screen allows for the simultaneous entry, modification and deletion of data while immediately and automatically updating the associated Web pages of a Web site. By utilizing CCS, Web site publishers can directly interact with the database screens via the Internet. Once data reaches the Web site by means of a standard database, CCS allows for the further editing of the published data by enabling the user to select the articles, stories, graphics, or other components to be published on the Internet. The remainder of the data may be kept or archived to be used at a later date. The selected information is then transferred from the database and published "live" on the Internet by simply selecting the "publish" key. The publishing process can take place as many times as required, making it convenient to publish information that changes daily or even hourly, such as breaking news.

   CCS also allows for the easy removal of content published on the Internet. Content may be saved for future use, by moving it to a viewable and searchable archive or by simply removing it from the database altogether.

   VCI's database would support all of its existing modules and CCS, and would also support the entering, modifying, searching, deleting, placement time and archival of any content that a Web site publisher wants to publish. CCS is designed to make it relatively easy and efficient for Web site publishers to alter their content contributions and dynamically update their Web sites as often as they wish while providing a powerful search and archiving tool that does not require programming or production resources.

   CCS is also designed to allow the loading of existing text files and graphics, in any format, to a database Web site, via an Internet browser. This freely available Web interface allows for this function to be done from one's office, home or abroad with password security protection.

   In July 1999, VCI entered into a software license agreement with Cortext Ltd., an Israeli company that develops content management software ("Cortext"). Pursuant to the agreement, Cortext licensed to VCI, on a worldwide, royalty free, non-exclusive, transferable, perpetual and sublicenseable basis, certain web publishing tool kit software developed by Cortext. The software may be used by VCI and its subsidiaries for its online

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communities and for web sites maintained by VCI's content partners. The agreement also allows VCI to resell and distribute the software to third parties under certain conditions. The agreement also calls for Cortext to provide support services for the software and upgrades to the same if and when developed by Cortext. In addition, Cortext shall provide development services for the software to VCI for a period of six months from the completion of certain milestones set forth in the license agreement. The Company uses such software as part of its CCS.

Licenses, Service Agreements and Trademarks

 Community Content Server

   For a detailed description of CCS, see "Community Content Server," and "Technology Acquisitions."

 Weather Services

   VCI has a license agreement with Accuweather, Inc., a Pennsylvania company ("Accuweather") that provides online weather services. The agreement as amended requires that Accuweather make available to VCI selected weather forecasts, satellite images and other weather services for VCI's three existing online communities, including forecasts for cities of specific interest to each community and general weather information for over 450 cities around the world. The term of the agreement is for 18 months starting December 22, 1998, and Accuweather may terminate the agreement on 30 days written notice in the event of a breach of the agreement by VCI. VCI pays Accuweather a monthly fee for such services, but is entitled to 25% of any revenues received by Accuweather from users of VCI's Web sites who independently subscribe for additional Accuweather services.

 E-mail List Services

   VCI has a license agreement with Revnet Systems, Inc., an Alabama company ("Revnet") that provides software for e-mail list processing applications. The agreement is a license for a product developed by Revnet called "Unity Mail Server" that enables the licensee to establish and manage information distribution lists or groups while allowing participation by third party subscribers. The license provides for unrestricted subscriber capacity for a period of one year starting December 31, 1998, and includes free upgrades and technical support.

 Free E-mail Services

   VCI has a custom e-mail service agreement with CommTouch Software, Inc., a California company ("CommTouch") that provides Web-based e-mail products and services. The agreement requires CommTouch to provide VCI with a customized e-mail service, including upgrades hosted on CommTouch servers. These services are available for VCI's Web sites and other Web sites residing on VCI's servers. These services allow VCI to provide users of its online communities with free e-mail addresses and allows VCI to advertise on the e-mail messages mailed by its users. Per the agreement, CommTouch is required to customize the e-mail services to each of VCI's own Web sites and provide continuous customer support service. The agreement also obligates VCI to place certain Web links on the custom e-mails back to CommTouch's service pages, to actively promote CommTouch's service on VCI's Web sites and in other media in order to attract end users to the service, to use commercially reasonable efforts to market and sell advertisements for the custom e-mail service, and to pay CommTouch a quarterly fee according to certain revenue sharing arrangements. The term of the agreement is for one year starting June 30, 1999.

 Free Home Pages

   In August 1999, VCI entered into an agreement with Homestead Technologies, Inc., a California company ("Homestead") that develops co-branded sites where Internet users may create free personal homepages. Pursuant to the agreement, Homestead and VCI will create sites co-branded using technology developed by Homestead. Homestead will provide VCI with all necessary hardware, software, and bandwidth necessary for the co-branded sites. VCI is obligated to promote such site on its communities and email newsletters to its registered database and maintain links to the co-branded sites from its communities. In consideration for VCI providing Homestead with access to its registered user base and collective statistical data on users of the cobranded sites, Homestead creates the co-branded sites and pays VCI a portion of revenues from advertisements placed on the user homepages. VCI may also place banners on the co-branded site pages and retain a percentage of revenues collected from the same. The parties also agree to create an integrated registration process for the free home page service.

 Auction Services

   In July 1999, VCI entered into an agreement with FairMarket, Inc., a Massachusetts company ("Fairmarket") that develops and operates Internet auction sites. Pursuant to the agreement, Fairmarket provides VCI with the use of a co-branded branded turnkey online auction service known as the FairMarket Auction Place and support services. The auction service shall be available from each of VCI's communities and Fairmarket may distribute product and related pricing information for products located on VCI's auction service throughout Fairmarket's network of auction sites. VCI is entitled to determine the transaction fees for users of the auction service including listing and merchandising fees. In addition to a set-up fee for each community, VCI pays a monthly hosting fee to Fairmarket for each VCI community using the auction service and a percentage of transaction and bidder bounty fees. VCI is entitled to retain all advertising revenues received from ads placed on the auction service page. FairMarket also provides VCI with continuous support and software upgrades. The agreement is for a period of one year with automatic renewal for additional one-year terms unless terminated by either party on 30 days written notice.

 News Services

   In September 1999, VCI entered into an agreement with Reuters Limited, a U.K. company, for the supply of Reuters' online media services for distribution on VCI's communities. The agreement calls for Reuters to supply VCI its world news services, including a certain number of daily print and audio stories and photographs and a license for software designed to receive, classify and manage the news stories, photos and graphics transmitted from Reuters to VCI. VCI pays a monthly service fee for these news services. The agreement is for a period of two years.

 E-Commerce

   In September 1999, VCI entered into an agreement with Intershop Communications, Inc., a San Francisco, California based developer of e-commerce software and applications ("Intershop"). Pursuant to the agreement, Intershop granted VCI a license to software that allows VCI to design and build on-line stores from existing templates and create on-line "malls" for each of its communities and CMS customers. The software also allows VCI to create online stores for its content partners, or, alternatively, provide them with the ability to build their own e-commerce solution. Pursuant to the agreement, Intershop provides VCI with continuous support services and software upgrades. VCI pays Intershop a license fee for the software products and an annual customer service fee for Intershop's ongoing support services and software upgrades. The agreement is for a period of three years with automatic renewal for additional one-year terms unless terminated by either party upon 30 days written notice. The licenses granted VCI under the terms of the agreement survive the expiration or earlier termination of the agreement.

 Chat Services

   VCI has an agreement with Talk City, Inc., a California company ("Talk City") which provides supporting software that enable Web sites to offer chat services to their users. Per the agreement, Talk City provides VCI with all necessary facilities, servers, connectivity, related equipment and technology to host chat rooms on VCI's servers. Talk City is responsible for continuous coverage of the chat rooms to ensure the enforcement of their Code of Conduct. Talk City is responsible for selling and managing advertising on the chat room sites, however VCI may also sell advertising but must pay a percentage of gross revenues collected by it to Talk City. The agreement requires VCI to pay Talk City an annual fee for VCI's three online communities and up to an additional fifteen Web sites. The term of the agreement is for one year starting June 17, 1999 and is automatically renewed for additional one year terms unless canceled on thirty days notice by either party.

 Advertising Management System

   VCI has a license agreement with NetGravity, Inc., a California company ("NetGravity") that provides software enabling licensees to manage advertising on their Web sites. VCI's license is a perpetual, worldwide, non-exclusive and non-transferable license that enables VCI to manage advertising on its own Web sites and on Web sites of VCI's content partners as well as any other Web sites residing on VCI's servers. In exchange for this license VCI pays NetGravity a one-time license fee for the first year plus an additional fee for support services during the first and successive years of the license. An optional subscription maintenance for the second year of the license is also available for an additional fee. The license may be terminated by NetGravity upon thirty days notice to VCI if VCI is delinquent in its payments to NetGravity.

 OnLine Bulletin Boards/Forums

   VCI has a perpetual, non-exclusive, worldwide license from Infopop Corporation (formerly Madrona Park, Inc.), a Virginia internet software company ("Infopop") for a popular online discussion forum program called the "Ultimate Bulletin Board" which VCI uses on its online communities. VCI paid Infopop a flat fee for such license. Infopop provided source code to VCI which VCI integrated with its user registration system. The license permits VCI to modify the source code for its own use, however, this license may not be resold or distributed.

 Internet Camera

   VCI has a non-exclusive, non-transferable license agreement with Perceptual Robotics, Inc., an Illinois company that provides the software, maintenance and support required to manipulate an interactive camera on the Internet. The software allows up to twenty simultaneous users to control a telerobotic camera and view certain panoramic images within Jerusalem. The license's term is for one year starting September 3, 1998, for which VCI paid a flat fee excluding annual software support and upgrades.

 NT Server Licenses and Microsoft Office Software

   VCI has approximately forty licenses from Microsoft for the use of its Microsoft Office software on PCs and the PCs of its subsidiaries' employees in the U.S. and Israel. VCI also has twenty client access licenses from Microsoft for its Windows NT server software, required for the operation of its computer servers on which the VCI Web sites and the Web sites of many of VCI's content partners reside. VCI's management believes that it has acquired a sufficient number of licenses from Microsoft for its current needs.

 Maven Index and Search Engine

   VCI has an agreement with Matthew Album, an individual ("Album") who developed a comprehensive, proprietary database of over 10,000 Jewish related Web sites known as the "Maven Index" which resides at www.maven.co.il ("Maven"). Per the agreement, VCI provides Maven with technical, Web site design, hosting, marketing and e-mail services and Album, in exchange, updates the Maven database regularly and provides certain technical services required to operate the database. The term of the agreement is three years starting March 9, 1998, and contains a license that permits VCI to publish Maven on the Virtual Jerusalem site while requiring Album to place Web links on Maven to that site's homepage. VCI and Album evenly split revenues from advertisements placed on Maven. In the event the agreement is terminated by VCI for cause, or by Album without cause, VCI receives a non-exclusive right to use Maven. For five years following such termination (provided that Maven remains on the Virtual Jerusalem site), VCI is obligated to pay Album a decreasing portion of the advertising revenues that VCI derives from Maven.

 Classifieds Advertising

   VCI has an agreement with CabiNet Systems Ltd., an Israeli company ("CabiNet") that develops Internet matching service technology called Teleboard. Per the agreement, CabiNet set up a server at VCI's server maintenance facility on which its Teleboard Web site is located. This site includes a database, search and virtual agent program which allows users to access anonymous messaging services for communication between registrants on the Teleboard Site. Registration for the Teleboard site is free. VCI provides links to a Teleboard site which was co-branded with VCI's online communities. VCI and CabiNet share advertising revenue on the co-branded Teleboard service on a split basis with the higher amount going to the party that locates the advertiser. If and when the parties agree to charge a fee for use of the Teleboard service, the parties agreed to share revenues on an even basis. The agreement was for a period of one year, starting March 4, 1998, which was extended for an additional year, but may be terminated on 60 days notice by either party.

 Server Maintenance and Support

   VCI has a Master Service Agreement with Global Center Inc., a California internet service provider ("Global Center"), that provides VCI with hosting services and connectivity to the Internet for VCI's servers on which VCI's own Web sites and the Web sites of its content partners reside. Global Center also provides continuous supervision of VCI servers ensuring that such servers are connected to power sources and viewable on the Internet. Global Center also assists in correcting any possible malfunctions of VCI's servers, which are housed at Global Center's server installations in Herndon, Virginia and New York City. For these services, VCI pays a monthly fee. Per the agreement, Global Center is not liable for injury to VCI's business, lost revenues or profits resulting from any negligence on their part at its server maintenance facilities. The initial term was for a period of six months starting September 4, 1997 which term has been extended for several additional six month periods.

 Trademarks

   In April 1999, VCI filed five service mark applications with the Assistant Commissioner for Trademarks in the United States for the following names and designs used by VCI: Virtual Communities, Inc., Virtual Jerusalem, Virtual HolyLand, Virtual Ireland and IsraelWire,. together with designs for each of them. The applications are currently under review by the U.S. Trademark Office. These names and service marks for these sites are currently used in VCI's business. VCI intends to file additional applications for other online communities and Web properties that it may establish in the future, including an application for vjradio.com. There is no assurance that the VCI will be successful in obtaining approval of such applications, and if obtained, of enforcing such service marks' VCI is aware of the fact that there are a number of entities incorporated in a number of states in the U.S. that currently use the name "Virtual Communities" and that at least one such entity has filed an application for protection for such name, although such entity provides somewhat different Internet services than VCI. VCI's management cannot assure you if and when such application will be ruled on by the U.S. Trademark Office, or that such applications will ever be granted or enforceable.

Technology Acquisitions

   VCI recently received a license from an Israeli software development company for Web publishing software that will form the basis of VCI's Community Content Server (CCS) module (see "Community Content Server" for a description of the software). This module would be sublicensed by VCI to Web site publishers as part of VCI's CMS services (see "The Modules") and used for its own online communities.

   In May 1999, VCI signed a term sheet with this entity which contemplates that VCI would acquire 60% of this entity's equity over time. Although VCI is still negotiating the terms of the stock purchase agreement with this entity, employees of VCIL have already begun working with this entity's programmers to configure and integrate the licensed software for VCI's online communities and for sublicense to third parties. VCI anticipates the stock purchase agreement could be finalized in the fourth quarter of 1999. VCI anticipates that it will be able to supply its CCS to Web site publishers by late 1999.

Employees and Facilities

   VCI, together with its Israeli subsidiaries, Virtual Communities Israel Ltd. ("VCIL") and V.C.I. Internet Properties Ltd. ("VCIIP"), employ 56 full-time employees, 42 of whom are located in VCIL's offices in Jerusalem, Israel, 2 of whom are located in VCIIP's offices in Eli, Israel, and 12 of whom are based in VCI's offices in New York, New York. Over the next several months, VCI intends to retain an additional 15 persons for VCIL's Jerusalem office where such personnel will be engaged in Web site production, programming, editorial services, client services and administration. In addition, Avi Moskowitz, VCI's Chief Executive Officer and President, relocated from Israel to the U.S. in June 1999 and divides his time equally between VCI's U.S. and Israeli facilities.

   VCI's Web site servers are housed in server parks in Herndon, Virginia and in New York, New York where they receive 24-hour maintenance and back-up services pursuant to an agreement with Global Center, Inc.

   The offices of VCI and VCI's Israeli subsidiaries, VCIL and VCIIP, are located at 589 Eighth Avenue, New York, New York 10018, Jerusalem Technology Park, Malcha, Jerusalem, Israel 91481 and Yishuv Eli 37, Eli, Israel 44828, respectively.

Legal Proceedings

   VCI is not a party to any material legal proceedings.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Principal Officers of HDG after the Merger

   In accordance with the merger agreement, all of the current members of our board will resign immediately prior to the effective time. Immediately following the merger, three current directors of VCI, along with four directors nominated by VCI, including two current directors of HDG, will become the sole members of the HDG Board. In addition, all of HDG's executive officers and employees will resign as of the effective time, to be replaced by VCI's current executive officers and employees.

   The following table sets forth the names, ages (as of October 20, 1999) and positions of all directors, executive officers, nominees and key personnel of HDG after the merger.

         Name          Age                       Position
         ----          ---                       --------
                           Chairman of the Board, Chief Executive Officer,
 Avi Moskowitz........  35 President and Director
 Michael S. Harwayne..  29 Vice President of Business Development and Marketing
 Sonja Simon .........  65 Secretary and Director
 Peter A. Jacobs .....  55 Director
 David Morris ........  29 Director
 Robert J. Levenson ..  55 Nominee for Director
 Fred S. Lafer .......  70 Nominee for Director
 Jonathan W. Seybold..  56 Nominee for Director; current director of HDG*
 Allan Dalfen.........  55 Nominee for Director; current director of HDG*
 David L. Kahn .......  43 Executive Vice President--VClL
 Ellen Cohl ..........  32 Vice President, Finance--VCIL
 David Cavenor .......  30 Chief Operating Officer--VCIL

--------
* Information regarding Messrs. Seybold and Dalfen is set forth under the heading "Information Concerning Existing Directors" at page 52.

   Avi Moskowitz founded VCI in August 1996 and served as Chairman of the Board, Chief Executive Officer, President and Director ever since. In January 1996, Mr. Moskowitz also founded Virtual Communities Israel Ltd and served as the entity's sole Director and Chief Executive Officer until May 1999. From 1994 until 1996, Mr. Moskowitz was a principal of NetMedia, Ltd., an Israel Internet service provider. From 1986 through 1994, Mr. Moskowitz was President of MedPlus Inc., a New York-based value-added reseller of healthcare software systems. Mr. Moskowitz attended Yeshiva College of Yeshiva University. Mr. Moskowitz is the son-in-law of Sonja Simon who will be a director of HDG after the merger (see below).

   Michael S. Harwayne joined VCI in February 1999. From 1995 to 1999, Mr. Harwayne was employed at McKinsey & Company, Inc. where he was an Associate until 1997, when he was promoted to Engagement Manager. From 1991 to 1993, he held several positions at the International Data Group, including account representative and management associate to PC World magazine and circulation manager of Multimedia World. Mr. Harwayne received a Bachelor of Arts degree, magna cum laude, from Harvard College in 1991 and received his MBA at Harvard's Graduate School of Business in 1995.

   Peter A. Jacobs has been a Director of VCI since April 1998. Since December 1998, he has been a director of Hillsdown Holdings PLC, a publicly traded U.K. food and furniture company, and he has also been Chairman of Hillsdown since March 1999. In December 1998, Mr. Jacobs became Chairman of Healthcall, Ltd., a doctor's deputizing service, and in November 1998, he became a director of Bank Leumi U.K. Since March 1998, Mr. Jacobs has been a director of Allied Domecque, Ltd., a U.K.-based food, beverage and spirits company. From May 1991 until August 1999, Mr. Jacobs was Chief Executive Officer of BUPA, the U.K.'s largest private health care provider and health insurer. Mr. Jacobs received a BSC in Mechanical Engine ring in 1966 and a DMS in Management Studies in 1969 from Aspon University, Birmingham, England.

   Robert J. Levenson is a nominee for Director who, upon the affirmative vote of HDG shareholders, will become a director of HDG after the merger. Since 1992, he has been a Director of First Data Corp. ("FDC"), a company whose shares are listed on the New York Stock Exchange, and an Executive Vice President of FDC since July 1993. He formerly served as Senior Executive Vice President, Chief Operating Officer, and Member of the Office of the President of Medco Containment Services, Inc., a provider of managed care prescription benefits. Mr. Levenson was a Director of Medco Containment Services, Inc. from October 1990 until December 1992. From 1985 until October 1990, Mr. Levenson was Group President and Director of ADP. Mr. Levenson is a director of Vestcom International, Inc., Superior Telecom, Inc. and Emisphere Technologies, Inc.

   Fred S. Lafer is a nominee for Director who, upon the affirmative vote of HDG shareholders, will become a director of HDG after the merger. From 1994 to the present, Mr. Lafer has been President of the Taub Foundation, a charitable foundation. Prior thereto, until 1996, Mr. Lafer was Senior Vice President and Secretary of Automatic Data Processing, Inc., a provider of employer, financial and data services. He is also a member of the Board of Vestcom International.

   David Morris has been a Director of VCI since April 1998. Since May 1998, he has been a director of ENG Ltd., a U.K. computer maintenance company. Since February 1998, he has been a director of Vanco Ltd., a provider of wide area management network systems. Since June 1997, Mr. Morris has been an employee of Monhouse Ltd., a U.K.-based management company and, since June 1998, he has been a director of Monhouse. He has also been a director of Oldstone Properties, a property investment/development company since June 1997, and a director of Voyeur Ltd. and PC Cloths, Ltd., two U.K.-based clothing companies since February 1998. From 1996 through 1997, Mr. Morris restructured closed-end investment trusts for Brewin Dolphin Ltd., a U.K. stock brokerage firm. From January 1995 to December 1995, Mr. Morris was employed by Net Media Ltd., an Israeli Internet service provider, partially owned by Mr. Moskowitz. Mr. Morris received a Bachelor of Arts degree from University of Westminster, London in 1993.

   Sonja Simon has been a Director of VCI since September 1996. Ms. Simon intends to resign as a director following the merger. Since 1997, Ms. Simon has been a consultant to Global Computer Associates, Inc., a privately held company based in New York, which provides computer consulting services to Chase Manhattan Bank. From 1994 through 1996, she was a consultant for Parsee Information Corp. which provides computer consulting services to Citibank, N.A. From 1991 to 1994, Mrs. Simon was a data processing consultant for FYI Systems, New York, which provides services to Simon & Schuster. Prior to 1991, Ms. Simon worked for IBM in engineering and sales for over 30 years. Ms. Simon is the mother-in-law of Avi Moskowitz, the Chairman of the Board.

   David L. Kahn has been the Executive Vice President of one of VCI's subsidiaries, Virtual Communities Israel Ltd. since October 1996. From 1990 to 1996, Mr. Kahn was an associate of Corrine Davar Property Consultants, a Jerusalem real estate firm. Mr. Kahn received a Bachelors Degree in Political Science from Yeshiva University, New York in 1978 and a J.D. Degree from Benjamin N. Cardozo School of Law, New York in 1981.

   David Cavenor became the Chief Operating Officer of VCIL in April 1999. From 1997 through 1999, Mr. Cavenor was the Chief Technology Officer of Electronic Publishing for the Jerusalem Post, published by the Holinger Group in Jerusalem. From 1995 to 1997, he was Project Manager and Software Engineer for Quadranet International, a software development and consulting company which is a wholly owned subsidiary of Amdahl, Inc. Mr. Cavenor received a Bachelors of Science degree in Computer Science and Information Technology from University of Western Australia, Perth in 1990, and a law degree (LLB) from University of Sydney in 1993.

   Ellen Cohl became the Controller of VCIL in August 1997 and Vice President, Finance in October 1999. From 1995 through 1997, she was a Senior Auditor with Luboshitz Kasierer & Co., the Israeli affiliate of Arthur Andersen & Co., the accountants for VCI, VCFL and VCIIP. During 1994, Mrs. Cohl was a Special Project Leader at Deloitte & Touche LLP, New York. From July 1992 through April 1994 she was a Senior Auditor with Bank Leumi Trust Company. Mrs. Cohl is a

Certified Public Accountant and received a Bachelor of Science Degree from New York University in 1988, and a Masters Degree in Business Administration from Baruch College, The City University of New York in 1995.

   All of the above directors and nominees will hold office from the effective time until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. All of the above executive officers will be elected by and serve at the direction of the Board of Directors of HDG after the merger.

   There are no family relationships among any of the directors or executive officers other than between Mr. Moskowitz and Ms. Simon, who is Mr. Moskowitz's mother-in-law.

Directors and Principal Officers of HDG pending consummation of the Merger

   The table set forth below names each director and executive officer of HDG. Each current director is a nominee for director nominated by HDG board of directors to serve as directors pending consummation of the merger and in the event that the merger is not consummated, and gives information concerning their age as of December 31,1999, positions and offices held with HDG, their principal occupation for at least the past five years, the date which each such nominee became a director of HDG and other directorships held by the nominee. In the event that the merger is not consummated, they will serve until the next annual meeting of our stockholders or until their respective successors shall have been elected or qualified or until their earlier resignation or removal.

                                                                        First
                                                                      Became an
                            Principal Occupation and Other               HDG
 Name (age)                 Directorships                             Director
 ----------                 ------------------------------            ---------
 Jonathan W. Seybold (56).. Chairman of the Board of HDG since July     1994
                            1994. Mr.Seybold founded Seybold
                            Seminars, Inc., a company which
                            conducts large scale, technology-based
                            trade shows and conferences and Seybold
                            Publications, a company which publishes
                            reports on publishing systems, desktop
                            publishing and digital data
                            applications, and served as President
                            of the two companies from 1981 to 1993.
 Gregory L. Zink (42)...... President of HDG since 1994. In June        1994
                            1997, Mr. Zink assumed the title of
                            Acting Chief Executive Officer of HDG
                            and agreed to devote a portion of his
                            consulting time to HDG. Mr. Zink has
                            served as Chief Operating Officer and
                            Chief Financial Officer of Nautilus
                            Group Japan Ltd. since April 1988. Mr.
                            Zink has also been Vice President of
                            Clark Management Co. Inc., an
                            investment advisory company, since
                            January 1989.
 Theodore Lanes (35)....... Chief Financial Officer of HDG since        1998
                            February 1997. Previously, Mr. Lanes
                            was Vice President of Technology for
                            MarketForce, Inc., a Los Angeles based
                            consulting firm. From 1993 to 1995, Mr.
                            Lanes owned and operated a software
                            development firm, which he sold in a
                            private transaction.
 Brian Wasserman (33)...... Mr. Wasserman owns and operates a New       1997
                            York based consulting firm and for at
                            least 5 years prior to at, Mr.
                            Wasserman served as a manager of
                            Coopers & Lybrand and Senior Vice
                            President and Chief Financial Officer
                            of D.H. Blair Investment Banking Corp.
                            in New York.

                                                                        First
                                                                      Became an
                           Principal Occupation and Other                HDG
 Name (age)                Directorships                              Director
 ----------                ------------------------------             ---------
 William Blase (47)....... Since 1985, Dr. Blase has served as a        1995
                           director of California Eye Care, an
                           ophthalmology practice. Since November
                           1992, Mr. Blase has been a director of
                           Valley Health Systems California
                           District Hospital.
 Kenneth W. Krugler (37).. Mr. Krugler has served as President of       1994
                           Transpac Software Inc. since founding it
                           in January 1987. From 1983 to 1987, Mr.
                           Krugler was a software architect at
                           Apply Computer, Inc.
 M.Caroline Martin (58)... Since January 1986, Ms. Martin has           1996
                           served as Executive Vice President of
                           Riverside Health System, a multi-
                           facility integrated healthcare system.
                           She is currently a member of the Board
                           of Directors of Signet Bank.
 Allan Dalfen (55)........ Since January 1995, Mr. Dalfen has           1996
                           served as President of Dalfen
                           Corporation, an investment corporation.
                           From October 1992 to December 1994, Mr.
                           Dalfen served as President and Chief
                           Executive Officer of Vestro Foods, Inc.
                           and from 1979 to 1992, Mr. Dalfen served
                           as President and Chief Executive Officer
                           of Weider Health and Fitness. Mr. Dalfen
                           is currently a director of Vestro Foods,
                           Inc.

HDG Executive Compensation

   The table below provides information concerning the annual and long-term compensation for services rendered to HDG during the year ended December 31, 1998 by Gregory L. Zink, our President and acting Chief Executive Officer.

                                           Annual Compensation
                                        ------------------------- Other Annual
    Name and Principal Position         Year Salary ($) Bonus ($) Compensation
    ---------------------------         ---- ---------- --------- ------------
Gregory L. Zink........................ 1998  $97,500        0          0
 President and Acting Chief Executive
  Officer

   On September 10, 1999, Mr. Zink was granted options to purchase 30,000 shares of our common stock at the fair market value of such stock on that date as compensation for Mr. Zink's services to HDG for the period from July 1, 1999 through consummation of the merger.

HDG Directors Compensation

   We do not pay fees to our directors. Directors are entitled to receive options pursuant to HDG's 1996 stock option plan. In April 1998, we granted options to purchase 10,000 shares of our common stock at an exercise price of equal to the fair market value of our common stock on the date of the grant to each of William Blase, M. Caroline Martin, Allan Dalfen, Brian Wasserman and Kenneth W. Krugler. Such options vest at a rate of ten percent per each quarter that the grantee remains a member of the Board of Directors and are exercisable for five years from the date of the grant. In February 1997, we entered into a consulting agreement with Mr. Seybold pursuant to which he received five-year options to purchase 5,000 shares of common stock. All of such options are exercisable at $5.00 per share commencing one year from the date of grant. Under the same consulting agreement, Mr. Seybold received 10,000 five year options exercisable at the market price at February 11, 1998, for remaining Chairman of the Board for 1998. Under the same consulting agreement, Mr. Seybold is entitled to receive 10,000 five year options exercisable at not less than the market price on the date the options are granted, for remaining Chairman of the Board for the year 1999.

VCI Executive Compensation

   The table below provides information concerning the annual and long-term compensation for services rendered to VCI and its subsidiaries during the year ended December 31, 1998 by Avi Moskowitz, VCI's President and Chief Executive Officer.

                                                                    Long Term
                                                                   Compensation
                                     Annual Compensation              Awards
                           --------------------------------------- ------------
                                                                    Securities
Name and Principal                                  Other Annual    Underlying
Position                   Year Salary($) Bonus($) Compensation($)  Options(#)
------------------         ---- --------- -------- --------------- ------------
Avi Moskowitz(1) ......... 1998 $104,950    $ 0        $17,900(2)    382,000(3)
 President and Chief
  Executive Officer

--------
(1) Mr. Moskowitz's compensation for 1998 was received pursuant to an employment agreement, effective as of January 1, 1998, between Mr. Moskowitz and Virtual Jerusalem Ltd., a VCI subsidiary. This employment agreement was terminated in May 1999.

(2) Includes: $2,500 in the form of employer contributions to a "continuing education" savings plan; $7,000 in the form of amounts paid by Virtual Jerusalem Ltd. for "Managers Insurance," a type of pension, insurance and severance fund commonly offered by Israeli employers; $6,400 in the form of the use of a company automobile and related expenses; and $2,000 in the form of supplemental health insurance and holiday gifts. In 1999, Mr. Moskowitz received, in part for services rendered to Virtual Jerusalem Ltd. during 1998, $22,197 in the form of reimbursement for vacation time not taken since 1997.

(3) Represents 242,000 shares of VCI common stock underlying options granted, and 140,000 shares of VCI common stock underlying warrants issued, to Mr. Moskowitz in 1998.

VCI Option Grants

   The following table provides information regarding warrants issued during the year ended December 31, 1998 to Avi Moskowitz. VCI has never granted stock appreciation rights.

                                 Option Grants in Last Fiscal Year Individual Grants
                         -------------------------------------------------------------------
                                           Percent of Total
                                          Options Granted to
                            Number of         Employees
                           Securities    (net of forfeitures) Exercise or Base
                           Underlying    in Fiscal Year Ended Price Per Share   Expiration
  Name                   Options Granted  December 31, 1998      ($/Share)         Date
  ----                   --------------- -------------------- ---------------- -------------
Avi Moskowitz...........    100,000(1)           41.9%(2)          $1.00       June 30, 2001
                             40,000(1)           16.7  (2)         $0.65       Dec. 31, 2001

--------
(1) These warrants were issued in consideration of Mr. Moskowitz's personal guarantee of certain VCIL bank lines of credit and for Mr. Moskowitz's agreement to defer and reduce a portion of his salary from July 1998 through February 1999.

(2) Based on an aggregate of 238,841 warrants issued (net of forfeitures) to employees in the year ended December 31, 1998, including warrants issued to Avi Moskowitz.

Fiscal Year End Option Values

   The following table provides information concerning unexercised options held by Avi Moskowitz as of December 31, 1998. Avi Moskowitz did not exercise any options during the year ended December 31, 1998.

                            Aggregated Option Exercises in Last Fiscal Year and
                                       Fiscal Year-End Option Values
                            ----------------------------------------------------
                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                             Options at Fiscal Year     In-the-Money Options at
                                       End                Fiscal Year End(1)
                            -------------------------- -------------------------
  Name                      Exercisable  Unexercisable Exercisable Unexercisable
  ----                      -----------  ------------- ----------- -------------
Avi Moskowitz..............    80,666(2)    161,334(2)   $20,166      $40,333
                              140,000(3)          0(3)         0            0

--------
(1) Assumes a market price for VCI's common stock at December 3l, 1998 of $0.65 per share.

(2) Represents 242,000 shares of VCI common stock underlying options held by Mr. Moskowitz as of December 31, 1998.

(3) Represents 140,000 shares of VCI common stock underlying warrants held by Mr. Moskowitz as of December 31, 1998.

VCI Director Compensation

   None of VCI's directors receive cash compensation or expense reimbursement for services provided as a director, including attendance at meetings of the Board of Directors or at meetings of Committees of the Board of Directors of which they are members, except that David Morris was reimbursed by VCI for travel and lodging in the amounts of $4,600 and $1,706 in April and June 1999, respectively.

   In January 1998, VCI granted to each of David Morris, Sonja Simon and Peter
A. Jacobs options to purchase 50,000 shares of VCI's common stock pursuant to the 1998 Stock Option Plan, exercisable at a price equal to $0.65 per share. These options vest in equal amounts over three years.

   In September 1999, David Morris was granted an additional option to purchase 50,000 shares of VCI's common stock pursuant to the 1999 Stock Option Plan in consideration for financial consulting services provided to VCI since 1997.

VCI Employment Agreement

   In June 1999, VCI entered into an employment agreement with Avi Moskowitz, VCI's President and Chief Executive Officer. The agreement is for an initial three year term, which will extend automatically unless written notice is given by either party at least 90 days prior to the end of the initial term. If the agreement is automatically renewed, it will continue until terminated by either party pursuant to the agreement. Mr. Moskowitz receives an annual base salary of $182,700 (subject to change at the discretion of the Board of Directors), and will be eligible to receive annual bonuses as may from time-to-time be awarded by the Board of Directors. The agreement entitles Mr. Moskowitz to incentive stock options to purchase 200,000 shares of VCI's common stock, which options vest over three years and are subject to the 1999 Stock Incentive Plan and a related option agreement, and provides that Mr. Moskowitz is eligible for such other options as may be granted by the Board of Directors. Mr. Moskowitz is also entitled to certain other benefits including the use of an automobile and life insurance, and is entitled to participate in certain benefit plans that may be established by VCI. During the term of his employment and for one year thereafter, Mr. Moskowitz is prohibited from engaging in any business competitive with VCI. The agreement also imposes certain confidentiality and assignment of work product obligations on Mr. Moskowitz.

   In the event the agreement is terminated due to Mr. Moskowitz's death, for 6 months following his death VCI is obligated to pay the premiums for any continuation coverage for Mr. Moskowitz's immediate family pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBR-X'). In the event the agreement is terminated because Mr. Moskowitz becomes permanently disabled, for 6 months following such termination VCI is obligated to pay the premiums for any continuation coverage for Mr. Moskowitz and his immediate family pursuant to COBRA. At any point during the term of the agreement, VCI is able to terminate Mr. Moskowitz "without cause" (as defined in the agreement) upon 12 months notice, provided Mr. Moskowitz receives his compensation during the notice period. At any point during the term of the agreement, Mr. Moskowitz is able to terminate the agreement for "good reason" (as defined in the agreement), and VCI will be obligated to pay Mr. Moskowitz's compensation as if Mr. Moskowitz had been terminated by VCI without cause.

   Pursuant to a separate arrangement with VCI, VCI reimbursed Mr. Moskowitz for $10,000 of the expenses he incurred in moving his family from Israel to the New York City area.

VCI Stock Option Plans

   VCI has a 1997 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan. Each plan has terms substantially similar to the other. The purpose of each plan is to provide an incentive to employees, directors and consultants of VCI and its subsidiaries, and to offer additional inducement in obtaining the services of such persons. The 1997, 1998, and 1999 plans were adopted by VCI's directors on May 20, 1997, December 13, 1998, and April 28, 1999, respectively. The 1997 plan was approved by VCI's shareholders on May 20, 1997. VCI received shareholder approval for the 1998 and 1999 plans in September 1999. Each plan provides for the grant of both incentive stock options and non-qualified stock options. The 1997 and 1998 plans limit the number of shares of VCI common stock subject to options granted under the plan to any one employee during any one calendar year to 250,000. The 1999 plan originally set this limit at 100,000, but was amended and restated to increase this limit to 300,000 shares.

   VCI reserved 726,000 shares of common stock for issuance under its 1997 plan. As of June 30, 1999, options for all 726,000 shares were granted and outstanding, and no options had been exercised. With respect to the 1998 plan, 524,000 shares were reserved for issuance. As of June 30, 1999, options for all 524,000 shares were granted and outstanding, and no options had been exercised. With respect to the 1999 plan, 500,000 shares were originally reserved for issuance. The amended and restated 1999 plan increased the number of shares reserved for issuance by 500,000 for a total of 1,000,000 shares. As of October 15, 1999, options for 920,667 shares were granted and outstanding, options for 79,333 shares were available for grant, and no options had been exercised.

   Each plan is administered by the Board of Directors or a committee thereof subject to the provisions of each plan, the plan administrator has the authority to determine which eligible persons shall receive grants, the time of grant, the type of grant and the number of shares underlying the options, the term of the options, the vesting schedule and certain other option terms.

   The exercise price for options granted under the plans is to be determined by the plan administrator. However, the exercise price of all incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant. With respect to any optionee who owns capital stock possessing more than 10% of the voting power of all classes of VCI, the exercise price of any incentive stock option must be not less than 110% of the fair market value of the underlying shares on the date of grant. Each plan provides for cashless exercise.

   The term of each option granted pursuant to the plans is established by the plan administrator. The maximum term, however, for incentive stock options is ten years. With respect to any incentive stock option granted to an optionee who owns capital stock possessing more than 10% of the voting power of all classes of VCI, the maximum term is five years. Options are subject to earlier termination as provided in the plans.

   Options are exercisable at such times and in such installments as the plan administrator provides in the terms of the individual option agreement. Subject to the terms of the plans, an optionee shall not have the rights of a shareholder until the date of issuance of a stock certificate to the optionee for the shares underlying the exercised option.

   Except as provided in the individual option agreement, any optionee whose relationship with VCI has terminated for any reason other than death or disability may exercise their options (if otherwise exercisable) for 3 months following the date of termination if the employee optionee has resigned from VCI, or for one year following the date of termination if the employee optionee is terminated by VCI, or the optionee is a director or consultant of VCI. If, however, such relationship is terminated for cause or without the consent of VCI, the optionee's options terminate immediately. With respect to non-employee directors, except as provided in the individual option agreement, a non-employee director optionee whose directorship with VCI has terminated for any reason other than death or disability may exercise their options (if otherwise exercisable) for three months following the date of termination. If such directorship is terminated for cause, the options terminate immediately. The plans also provide that in the event of the death or disability of an optionee, such optionee (or the optionee's representative) is entitled, under the appropriate circumstances, to exercise their options (if otherwise exercisable) for up to one year from the date of death or termination due to disability.

   In the event of a stock dividend, recapitalization, certain mergers, split-up, combination or exchange of shares or similar corporate event which results in a change in the number or kind of shares of VCI common stock, the aggregate number and kind of shares subject to options under the plans and the related exercise price shall be adjusted accordingly. In the event of certain "corporate transactions" or a "change in control" of VCI (as defined in the plans), or upon the dissolution of VCI, an optionee's vesting rights under the plans are accelerated.

   With respect to the 1997, 1998 and 1999 plans, no option may be granted after May 31, 2007, December 31, 2001 and December 31, 2001, respectively. Each plan may be terminated or amended by the Board of Directors generally without shareholder approval. However, shareholder approval is required for certain types of amendments as provided in the plans. No termination or amendment of the plans may be made that adversely affects the rights of an existing optionholder, without such person's consent.

   Options granted under the plans may not be transferred other than by will or pursuant to the laws of descent and distribution.

   If the merger is consummated, the plans and all outstanding options will be assumed by HDG. The HDG Board of Directors or a committee thereof will become the plan administrator for the plans, and all references to VCI in the plans and the individual option agreements thereunder will be deemed to refer to HDG.

   In connection with the signing of the merger agreement, substantially all of the VCI optionholders signed agreements not to dispose of their VCI securities for a period of 180 days after the consummation of the merger.

Share Ownership of Management and Certain Stockholders

 HDG

   The following table sets forth, as of October 10, 1999, information as to:
(a) the beneficial ownership of HDG common stock by (i) each person serving HDG as a director on such date; (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(2) of Regulation S-B under the Exchange Act; and (iii) all of such directors and executive officers of HDG as a group; and (b) each person known to HDG as having beneficial ownership of more than 5% of HDG common stock.

 Name and Address of Beneficial         Number of Shares    Percent of Shares
 Owner                                Beneficially Owned(l) Beneficially Owned
 ------------------------------       --------------------  ------------------
Nautilus Group Japan, Ltd(2).........       366,515                18.8%
Jonathan Seybold(3)..................       157,464                 8.0%
Gregory L. Zink(4)...................       433,409                21.6%
Brian Wasserman(5)...................        11,800                 0.6%
Theodore Lanes(6)....................        32,500                 1.6%
William Blase(7).....................        16,140                 0.8%
Kenneth W. Krugler(8)................        38,108                 1.4%
M. Caroline Martin(9)................         9,000                 0.5%
Allan Dalfen(10).....................         9,000                 0.5%
All Directors and Named Executive
 Officers............................       699,421                33.5%

--------
 (1) Includes such individuals' Escrowed Shares (see "Escrowed Shares and Options" below) and options exercisable within 60 days. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) The address of such company is c/o Clark Management Co. Inc., P.O. Box 3090, Boynton Beach, Florida 33424.

 (3) Includes 141,464 shares, 70,732 of which are Escrowed Shares, held by the Seybold Family Trust and options to purchase 16,000 shares of our common stock. Mr. Seybold is a trustee of such Trust, the beneficiaries of which are his wife and his children. The address of such trust is P.O. Box 1315 East Sound, Washington 98245. The address of Mr. Seybold is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (4) Includes 366,515 shares held by Nautilus Group Japan, Ltd., 183,258 of which are Escrowed Shares. Mr. Zink is the Chief Operating Officer of Nautilus Group Japan, Ltd. Mr. Zink disclaims beneficial ownership of these shares. Also includes 6,697 Escrowed Shares and options to purchase 53,500 shares of our common stock held by Mr. Zink. The address of such individual is c/o Clark Management Co. Inc., P.O. Box 3090, Boynton Beach, Florida 33424.

 (5) Includes options to purchase 9,000 shares of our common stock and 700 unit purchase options obtained from the initial public offering. The address of such individual is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (6) Includes options to purchase 32,500 shares of our common stock. The address of such individual is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (7) Includes 7,140 Escrowed Shares held by the Blase Family Trust, of which Dr. Blase is Trustee, and options to purchase 9,000 shares of our common stock held by Dr. Blase. The address of such individual is c/o California Eye Care, 2390 East Florida Avenue, Suite 207, Hemet, CA 92544.

 (8) Includes 21,108 shares of common stock, 10,554 of which are Escrowed Shares held by Transpac Software, Inc., and options to purchase 9,000 shares of our common stock held by Mr. Krugler. Mr. Krugler is the President of Transpac Software, Inc. The address of such company and such individual is 467 Saratoga Avenue, Suite 550, San Jose, California 95129.

 (9) Includes options to purchase 9,000 shares of our common stock. The address of such individual is c/o Riverside Health System, 606 Denbigh Boulevard, Suite 604, Newport News, Virginia 23608.

(10)Includes options to purchase 9,000 shares of our common stock. The address of such individual is c/o Heuristic Development Group Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

Escrowed Shares and Options

   In connection with our initial public offering in 1997, the holders of 349,370 shares of our common stock (the "escrowed shares") and options to purchase 50,630 shares of our common stock were placed into escrow pursuant to an escrow agreement. The escrowed shares and options are not transferable or assignable except upon death, by operation of law, to family members of the holders or to a trust for the benefit of a holder, provided that any transferee of escrowed shares or options agrees to be bound by the escrow agreement. The escrowed shares may be voted by their holders. Holders of escrowed options may exercise their options prior to their release from escrow, however, the shares issuable upon such exercise will continue to be held by the escrow agent as escrowed shares subject to the escrow agreement. The escrowed shares and options will be released from escrow only if one or more of the following conditions is met:

  . our net income before provision for income taxes and exclusive of any extraordinary earnings (as audited by our independent public accountants) for the fiscal year ending December 31, 1999 amounts to at least $4.5 million;

  . such net income for the fiscal year ending December 31, 2000 amounts to at least $5.7 million;

  . the "bid price" (as defined in the escrow agreement) of the common stock averages in excess of $16.75 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from February 11, 1997.

   If none of the applicable net income or bid price levels set forth above have been met by March 31, 2001, the escrowed shares and options, together with any dividends or distributions made with respect thereto, will be canceled and returned to HDG's treasury stock and capital, respectively. The consummation of the merger is conditioned upon the holders of a minimum of 75% of the aggregate of all our outstanding escrowed shares and options agreeing to convert their escrowed shares and options into three-year warrants, exercisable six months after issuance, with each such warrant having the right to purchase one share of our common stock at a price equal to the "transaction price" of the merger (or, in the case of the warrants to be issued in respect of the escrowed options, at an exercise price equal to 125% of the "transaction price"), as that item is defined in the merger agreement. No escrowed options are presently held by any officers, directors or principal stockholders of HDG.

 VCI

   The following table sets forth, as of October 20, 1999, information as to:
(a) the beneficial ownership of VCI common stock by (i) each person serving VCI as a director on such date, (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(2) of Regulation S-B under the Exchange Act, and (iii) all of such directors and executive officers of VCI as a group; and (b) each person known to VCI as having beneficial ownership of more than 5% of VCI common stock.

                                    Name and Address             Number of Shares  Percentage of Shares
     Title of Class              of Beneficial Owner(2)         Beneficially Owned Beneficially Owned(l)
     --------------              ----------------------         ------------------ ---------------------
Common Stock............ Avi Moskowitz(3)                             429,000               4.0%
                         Peter A. Jacobs(4)                           162,483               1.5%
                         David Morris(5)                              132,977               1.2%
                         Sonja Simon(6)                                16,667                .2%
                         All Directors and Executive Officers         769,802               7.9%
                         Paul and Hannah Lindenblatt(7)               721,500               6.2%
                         Roth Trust(8)                              1,721,500              16.0%
                         Net Results Holdings, LLC(9)               1,454,000              13.5%
                         Line Holdings Ltd.(10)                       693,791               6.4%
Series A Preferred
 Stock(11).............. Howard F. Curd(12)                             1,000               6.9%
                         Howard R. Curd(13)                             1,000               6.9%
                         A.F. Lehmkuhl(14)                              1,000               6.9%
Series B Preferred
 Stock(15).............. Steven B. Leed & Elizabeth Leed(16)              500               5.4%
                         Frank A. Cieri(17)                               500               5.4%
                         Lawrence W. Cohen & Lynn L. Cohen(18)            500               5.4%
                         Back Bay Capital Partners, LLC(19)               500               5.4%
                         Robert J. Levenson & Mira Levenson(20)         1,000              10.7%
                         Joseph Hoenig(21)                                500               5.4%
                         Walter E. Scott(22)                              500               5.4%
                         Hasanain Panju(23)                             1,500              16.1%

--------
 (1) Percentage of VCI common stock shares beneficially owned is based upon 10,836,947 shares of VCI common stock outstanding prior to the merger, which number includes 8,538,276 shares of VCI common stock outstanding, plus 1,807,004 shares of VCI common stock reserved for issuance upon conversion of the 14,550 shares of VCI Series A Preferred Stock outstanding, plus 491,667 shares of VCI common stock reserved for issuance upon conversion of the 10,325 shares of VCI Series B Preferred Stock outstanding. See Note (16).

 (2) Except as otherwise provided, the address for all beneficial owners is c/o Virtual Communities, Inc., 589 Eighth Avenue, New York, NY 100 1 8. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the beneficial owners have sole voting and investment power with respect to all shares of VCI common stock set forth opposite their names.

 (3) Includes options exercisable for 161,333 shares of VCI common stock exercisable within 60 days after September 15, 1999. Also includes warrants exercisable for 140,000 shares of VCI common stock exercisable within 60 days after October 20, 1999. Does not include 1,721,500 shares of VCI common stock held by the Roth Trust, of which Mr. Moskowitz is a potential beneficiary. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (4) Includes options exercisable for 16,667 shares of VCI common stock exercisable and warrants exercisable for 2,841 shares of VCI common stock within 60 days after October 20, 1999.

 (5) Includes options exercisable for 16,667 shares of VCI common stock exercisable within 60 days after October 20, 1999. Also includes warrants exercisable for 116,310 shares of VCI common stock exercisable within 60 days after October 20, 1999. Does not include 674,098 shares of VCI common stock held by Line Holdings Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include 248,723 shares of VCI common stock held by Business Systems Consultants Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 19,693 shares of VCI common stock exercisable within 60 days after October 20, 1999, held by Line Holdings Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 196,700 shares of VCI common stock exercisable within 60 days after October 20, 1999, held by Business Systems Consultants Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Mr. Morris disclaims beneficial ownership of the VCI common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd., and the warrants to purchase shares of VCI common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd. The address for Line Holdings Ltd. is 57-63 Line Wall Road, Gibraltar, and the address for Business Systems Consultants Ltd. is 31-33 Le Pollet Street, Peterport, Guernsey, Channel Islands GYI 4JG. Does not include warrants exercisable for 125,595 shares of VCI common stock, exercisable 60 days after October 20, 1999.

 (6) Includes options exercisable for 16,667 shares of VCI common stock exercisable within 60 days after October 20, 1999. Mother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (7) Sister and brother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (8) The address of the Roth Trust is c/o Line Holdings Ltd., 57-63 Line Wall Road, Gibraltar.

 (9) The address of Net Results Holdings, LLC is 151 West 25th Street, New York, New York 10001.

(10) Includes warrants exercisable for 19,693 shares of VCI common stock exercisable within 60 days after October 20, 1999, which is controlled by a discretionary settlement.

(11) There are 14,550 shares of Series A Preferred Stock outstanding which will automatically convert into 1,807,004 shares of VCI common stock upon consummation of the merger.

(12) Mr. Curd's address is c/o Jesup & Lamont Securities Corp., 650 Fifth Avenue, 3rd Floor, New York, NY 10019.

(13) Mr. Curd's address is 2 North Tamiami Trail, Suite 900, Sarasota, Florida 34228.

(14) Mr. Lehmkuhl's address is 102 Larkspur Terrace, Bellevue, Ohio 44811.

(15) There are 21,000 shares of Series B Preferred Stock authorized. VCI sold 10,325 shares of such stock in June 1999. These shares of Series B Preferred Stock will automatically convert into 491,667 shares of VCI common stock upon consummation of the merger.

(16) Mr. and Mrs. Leed's address is 22 William Street, Andover, MA 01845.

(17) Mr. Cieri's address is 58 Old Village Lane, North Andover, MA 01845.

(18) Mr. and Mrs. Cohen's address is 42 Fern Drive East, Jericho, NY 11753.

(19) Back Bay Capital Partners, LLC's address is 25 Holly Lane, # 1 C, Chestnut Hill, MA 02467.

(20) Mr. and Mrs. Levenson's address is 39 Hawthorne Road, Essex Falls, NJ
     07021.

(21) Mr. Hoenig's address is 287 Narragansett Avenue, Lawrence, NY 11559.

(22) Mr. Scott's address is 1343 East 62nd Street, #54, Tulsa, Oklahoma 74136.

(23) Mr. Panju's address is 9015 Roussin, Brossard, Quebec, Canada J4X 2K3.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HDG

 Results of Operations

   From its inception in 1994 through the second quarter of 1997, our efforts had been principally devoted to research, development and design of products, marketing activities and raising capital in connection with the IntelliFit system. HDG has generated only nominal revenues to date from the placement of test products and has incurred substantial operating losses.

   HDG has been unsuccessful in arranging licensing agreements for the IntelliFit system. Prior to the second quarter of 1999, HDG had believed that licensing or entering into a joint venture for the IntelliFit software was viable. While HDG still believes that the software has value, it does not believe that it is likely to conclude such a transaction in the near term. As such, HDG will continue to value the capitalized software at its estimated net realizable value of $50,000. HDG will still pursue licensing or purchase agreements for the IntelliFit system.

   From inception through June 30, 1999, HDG sustained cumulative net losses of approximately $5,364,000 primarily as a result of general and administrative expenses, including salaries, marketing, and professional fees which have aggregated $3,844,000 since inception. During the three months ended June 30, 1999, HDG incurred net losses of $382,000, while during the same six-month period during 1998, HDG incurred net losses of $225,000. The increased net losses during 1999 were a direct result of reduced interest income and increase general and administrative expenses incurred in connection with the merger.

   HDG has reduced current cash use to approximately $ 10,000 per month, not including transaction expenses being incurred in connection with the merger. HDG has interest income of approximately $10,000 per month. The ongoing expenses are expected to remain at current levels through the consummation of the merger, except for expenses incurred in connection with the merger.

   During the six months ended June 30, 1999 and 1998, HDG recognized interest income of $63,000 and $96,000 respectively. The reduction in 1999 interest income is a result of lower interest rates and a reduction in our working capital.

 Plan of Operation

   Based on feedback from test sites and beta customers and the disappointing acceptance of the IntelliFit product, HDG has revamped its going forward business model. HDG no longer believes that it can be successful in selling or licensing the IntelliFit System to consumers and supporting the system in the field. As such, HDG has written off capitalized software costs of $456,000 representing all but the salvage value of the IntelliFit software on our balance sheet. We still believe that the IntelliFit software is a viable product for a company which has complementary products or which has an existing field sales and support organization. Accordingly, we will still entertain discussions with respect to possible licensing or sales arrangements, or selling or licensing the IntelliFit software to customers for incorporation into existing or new product lines. No assurances can be given that any such discussions will result in any agreements being reached. Additionally, because the IntelliFit software operates on a Macintosh OS operating system, we believe that the IntelliFit software has no exposure to the year 2000 problem that may result from the date change at the end of 1999. However, because there are currently no operations using the IntelliFit software, we are unable to assess whether the IntelliFit software would have any year 2000-related problems when installed or operated in conjunction with other non-Macintosh OS networks and systems.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VCI

   The following description of VCI's financial condition and results of operations should be read in conjunction with the information included in this prospectus. The description contains forward looking statements that involve risks and uncertainties. VCI's actual results could differ significantly from the results discussed in the forward-looking statements as a result of the risk factors set forth above and elsewhere in this prospectus.

Overview

   VCI's business involves the development and operation of Internet communities as well as providing technical, marketing and advertising services to over 150 content partners who supply VCI with content for such communities. VCI currently operates four online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com), Virtual Ireland (www.virtualireland.com) and Virtual Italy (www.virtualitaly.com). Rather than create its own content, VCI aggregates content, including news and features, from its content partner Web sites. In consideration for VCI's use of their content, VCI offers its content partners a variety of benefits such as a portion of advertising revenues, links back to their sites, interactive elements, Web site hosting and other Internet services. VCI supplements the content on its Web sites by adding a variety of interactive and community enhancing elements, such as free e-mail, weather, bulletin boards and chat services. VCI obtains the rights to use these elements or "modules" by licensing the technologies from Internet service providers. VCI's communities are presented in an easy to use channel format and are designed to create a cohesive and comprehensive Web environment targeted to specific demographic profiles. Based on its expertise in designing and developing Web sites for its content partners, VCI also recently began offering Web site design and development services to others on a fee for services basis.

   VCI's first online community, Virtual Jerusalem, was launched in May 1996 by VCIL. Substantially all of the assets and stock of VCIL was acquired by VCI in June 1997. Virtual Jerusalem contains content from over 100 Jewish and Israel-related news providers and content partners, many of whom VCI entered into exclusive relationships with for the use of their content on the Internet. In addition, Virtual Jerusalem contains many interactive elements designed to encourage users to return to the site on a regular basis, and access to over 10,000 other Jewish related Web sites.

   In December 1998, VCI launched its second online community, Virtual HolyLand, which is targeted to Evangelical Christians, and in March 1999 VCI launched its third online community, Virtual Ireland, which is targeted to people of Irish descent and in October 1999, VCI launched Virtual Italy targeted to the Italian American community. VCI anticipates launching one additional online community during the fourth quarter of 1999 and additional communities in the year 2000.

   In the third quarter of 1999, VCI launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from the Virtual Jerusalem's content partners and others with whom VCI intends on entering into content relationships for use of their audio content on the Internet. VCI anticipates incurring additional administrative and licensing costs related to the establishment of this site but believes that this project will provide VCI with sufficient revenues from online advertising to offset the increased costs.

   Revenues from banner advertising, most of which were placed on Virtual Jerusalem, accounted for approximately 44% and 62% of VCI's total revenue for fiscal years ended December 31, 1997 and 1998, respectively. VCI's remaining revenues were derived from commissions on sales of products marketed through VCI's online communities and from Web production and hosting service fees. Advertising is offered to VCI's advertisers at rates that are based upon an industry accepted CPM (cost per thousand page views delivered) basis. Discounts of up to 20% from VCI's advertising rates, are offered to certain advertisers based on several

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factors, including the duration and gross dollar amount of advertising campaigns. VCI currently sells banner ads for six to twelve month periods, although in many instances such contracts are cancelable by an advertiser after a three-month period. Cancellations by advertisers have been negligible. Barter advertising accounted for approximately 15% and 28% of VCI's advertising revenues for the fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   VCI projects increased revenues from banner advertising sales as VCI continues to expand its advertising sales staff, add online communities and solicit advertisers which seek the types of Web sites developed by VCI since such sites deliver an audience comprised of a specific demographic profile to which such advertisers can tailor a targeted campaign.

   VCI is also expanding its current e-commerce programs on the Virtual Jerusalem and introducing similar programs for its other online communities. VCI currently enters into agreements with online sellers of books, multimedia products and other goods related to the theme of its online communities from which VCI receives a percentage of gross sales ranging from 5% to 30%. VCI provides links to these third party Web sites for which it receives a percentage of sales from users who make purchases on those third party sites where such users originated from VCI's sites. VCI expects e-commerce transactions to generate a significant percentage of VCI's revenues in the future. To the extent that the number of anticipated users on VCI's online communities is less than anticipated, that such users do not engage in e-commerce transactions or that VCI does not establish attractive e-commerce programs on its communities, revenues generated from e-commerce will be less than projected.

   VCI also anticipates deriving additional significant revenue from its entry into the fee-based Web design and development business. VCI began offering these services in June 1999. These services include web design, programming and the development and sublicensing of interactive elements and a content management system for which VCI has received a license from a software developer. VCI believes there is a significant market among Web site publishers for these Web services which would allow such Web publishers to reduce their operating costs and administrative overhead and expand the interactive services available on their Web sites.

   VCI believes that the continued expansion of its operations and marketing efforts is essential to achieving its financial goals. VCI therefore intends to continue to substantially increase expenditures in all areas of its operations, resulting in continued increases in cost of revenues and selling, general and administrative expenses. To the extent that such expenses precede or are not subsequently followed by increased revenues, VCI's business, financial condition and operating results will be materially adversely affected.

   VCI was incorporated in August 1996 as a Delaware corporation and commenced operations in June 1997 when it acquired substantially all of the assets and equity of VCIL. VCIL develops and maintains VCI's online communities and, in some instances, the Web sites of VCI's content partners, pursuant to a cost plus agreement and a financial services agreement which VCIL entered into with VCI in July 1997 and amended in September 1999.

Historical Results of Operations

Historical Comparison of Six Months Ended June 30, 1999 and 1998

 Revenue

   Revenue to date has almost exclusively been generated by the Virtual Jerusalem site. Revenues from Virtual HolyLand and Virtual Ireland are expected to increase in the fourth quarter 1999.

   Total revenues for the six months ended June 30, 1999 were $345,000, a decrease of $169,000 or 33% from the same period in 1998. VCI's primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising amounted to $299,000, or 58%, and $187,000, or 54%, of VCI's total revenues for the six months ended June 30, 1998 and June 30, 1999, respectively. To date, VCI has signed

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banner advertising contracts for revenues expected to be recognized in the third and fourth quarters of 1999 amounting to $332,000 and $145,000 in 2000. Of the 26 new advertising clients that VCI retained in 1999, ten clients have entered into annual advertising contracts.

   Although quarterly banner advertising revenues have increased consistently over the four quarters ended June 30, 1999, the decrease from the first half of 1998 resulted essentially from two sources. First, the first half of 1998 had benefitted from a special Passover promotion, which was not repeated in the first half of 1999. Second, almost no revenue was recorded in the first half of 1999 for Tower Air, as their advertising contract was completed on December 31, 1998. Through its completion, the Tower Air contract had contributed an average revenue of $36,000 per quarter in 1998. In May 1999, however, VCI signed a barter advertising agreement with Continental Airlines in which VCI received airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value commencing in the second quarter of 1999. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   VCI also earns revenue from Web site hosting, Web links to and promotion of its content partner's Web sites on VCI's online communities and from Web site production services. In general, these hosting, Web link and promotion revenues are recognized ratably over the service period, pursuant to annual agreements which provide for annual fees. Therefore, these revenues were fairly consistent between the periods of comparison. Hosting, Web link and promotion revenues accounted for 26% and 29% of total revenue for the quarters ended June 30, 1998 and 1999, respectively. Production revenue is recognized upon performance of production services. Production revenues accounted for 12% and 9% of total revenue for the quarters ended June 30, 1998 and 1999, respectively.

   The five largest advertising clients in the first half of 1999 accounted for 22% of total revenue. Due to the relative importance of advertising revenue to its total revenue, as well as the significance of total advertising revenue that VCI realizes from its five largest advertising clients, VCI's success will depend largely upon its ability to broaden and diversify its advertising base. If VCI loses advertisers, fails to attract new advertisers or is forced to reduce advertising rates in order to retain or attract advertising clients, VCI's business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of VCI's online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $327,000, or 64%, and $556,000, or 161% of revenue for the six months ended June 30, 1998 and 1999, respectively. This increase is primarily due to the 92% increase in the hiring of additional technical and Web site support personnel from January 1, 1999 to June 30, 1999, and the increased overhead and support services necessary to support expanded operations.

   In addition, a significant portion of cost of revenue relates to bartered content material expense, which includes content used by VCI on its online communities. Bartered content material expense amounted to $32,000, or 6% of revenue, in the first half of 1998, and $29,000, or 8% of revenue, in the first half of 1999. Bartered content material expense is recorded concurrently with revenue.

 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for VCI's online communities, marketing materials and promotions. Sales and marketing amounted to $177,000, or 34% of revenue, for the six months ended June 30, 1998, and $575,000, or 167% of revenue, for the six months ended March 31, 1999. The increase is consistent with VCI's plan, which commenced during the first half of 1999, to market its online communities aggressively, in order to increase the numbers of users and encourage their registration on its online communities.

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

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, VCI's rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses accounted for $429,000, or 83% of revenue, for the six months ended June 30, 1998, and $754,000, or 219% of revenue for the six months ended June 30, 1999. This increase is primarily due to the hiring of additional personnel between January 1, 1999 and June 30, 1999, and the increase in overhead and support services necessary to support expanded operations.

Historical Comparison of Years Ended December 31, 1998 and 1997

 Revenue

   Total revenues for fiscal years ended December 31, 1997 and December 31, 1998 were $402,000 and $819,000, respectively. Revenue to date has almost exclusively been generated by the Virtual Jerusalem.

   VCI's primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising accounted for approximately 44% and 62% of total revenues for fiscal years ended December 31, 1997 and 1998, respectively.

   Of the total banner advertising revenue earned, barter advertising accounted for 14% and 28% of such revenues for fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   To date, VCI has not derived significant revenue from e-commerce commissions. E-commerce commission revenues accounted for 5% of total revenues for both 1997 and 1998 fiscal years. VCI expects e-commerce transactions to generate a significant percentage of VCI's revenues in the future as e-commerce partners are added to its online communities. VCI is currently researching the availability of e-commerce programs to support its projected expanding e-commerce business.

   VCI also earns revenue from Web site hosting, Web links and promotion of content partner Web sites on VCI's online communities and from Web site production services. These hosting, Web link and promotion revenues are recognized ratably over the service period pursuant to annual agreements which provide for annual fees. Production revenue is recognized upon performance of production services. Hosting, Web link and promotion revenues accounted for 27% and 21% for fiscal years ended December 31, 1997 and December 31, 1998, respectively. Production revenues accounted for 12% for both 1997 and 1998 fiscal years.

   The five largest advertising clients in 1998 accounted for over 30% of total revenue in 1998, with Tower Air accounting for approximately 16% of such total revenue. In the first half of 1999, almost no revenue was recorded for Tower Air, however, total revenue did continue to rise over preceding quarters. In May 1999, VCI signed a barter advertising agreement with Continental Airlines largely for airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value. Due to the relative importance of advertising revenue to its total revenues as well as the significance of total advertising revenue that VCI realizes from its five largest advertising clients, VCI's success will depend largely upon its ability to broaden and diversify its advertising base. If VCI loses advertisers, fails to attract new advertisers or is forced to reduce advertising rates in order to retain or attract advertising clients, VCI's business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of VCI's online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $602,000, or 150% of revenue, in 1997, $721,000, or 88% of revenue, in 1998.


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

   In addition, a significant portion of cost of revenues is bartered content material expense. Content barter expenses amounted to $100,000 in 1998, or 12% of revenue. Bartered content material expense is recorded concurrent with revenue recognition. There was no recording of bartered content material expense in 1997, as the revenue recognition policy of VCI changed as of January 1998 to be in line with the industry standard.

 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for VCI's online communities, marketing materials and promotions. VCI plans to market its online communities aggressively going forward, in order to increase the numbers of users and encourage their registration on its online communities. Sales and marketing amounted to $192,000, or 48% of revenue, in 1997, and $451,000, or 55% of revenue, in 1998.

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, VCI's rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses accounted for $657,000, or 163% of revenue, in 1997, and $890,000, or 109% of revenue, in 1998. This increase was primarily due to the increase in hiring of additional personnel between January 1, 1998 and December 31, 1998, and the increase in overhead and support services necessary to support expanded operations.

 Financing Expenses

   VCI incurred significant financing charges in 1998, primarily in the fourth quarter, as a result of financing through loans, and the issuance of shares and warrants in consideration of interest. The method of obtaining capital in 1999 changed, and currently consists of the sale of equity by a placement agent that charges an 8% cash fee on proceeds raised on behalf of VCI, plus a warrant to purchase that number of shares of VCI's common stock equal to 10% of the total number of shares of such common stock sold by the agent, calculated on an as converted basis.

Provision for Income Taxes

   At December 31, 1998, VCI had approximately $2.1 million in federal net operating loss carryforwards. The federal net operating loss carryforwards will expire between calendar years 2012 and 2018 if not utilized. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of various events, including a significant change in ownership interests. To date, VCI has not utilized any portion of its net operating loss carryforwards to reduce its overall income tax liability.

Liquidity and Capital Resources

   Prior to 1999, VCI funded its operations, working capital needs and capital expenditures primarily through private placements of its common stock, cash flow from operations and the issuance of short-term convertible loans and notes. On February 17, 1999, VCI received $815,000 in net proceeds from the sale of 9,550 shares of its series A preferred stock. At the same time VCI issued 5,000 shares of its series A preferred stock upon the conversion of a $500,000 convertible secured promissory note issued by VCI on December 31, 1998. As of December 31, 1998, VCI had cash and cash equivalents of $574,000 as compared to total liabilities of $1,732,000.

   In June 1999, VCI received net proceeds of $757,000 from the sale of 9,325 shares of its series B preferred stock. As of June 30, 1999, VCI had cash and cash equivalents of $368,000 as compared to total liabilities of $1,544,000.

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   In June 1999, VCIL, one of VCI's Israeli subsidiaries, entered into a three-
year lease for approximately 10,000 square feet of office space in Jerusalem for approximately $45,000 in quarterly leasehold costs which payments will start in December 1999. In July 1999, VCI entered into a five-year lease for approximately 5,000 square feet of office space in New York City for a rental fee of approximately $22,500 per quarter. Cash outlays, excluding rent and deposits, expected prior to the pending merger with HDG, for both leaseholds, including leasehold improvements, furniture, technical systems and professional fees, amount to approximately $225,000. VCI also expects to apply $435,000 of the HDG cash from the merger to complete payment of additional commitments generated by these leaseholds. In addition, the lessor of the new Jerusalem premises is contributing $236,500 in buildout costs which VCIL is obligated to repay over the course of the lease term. In January 1999, VCIL entered into a three-year lease for approximately 3,800 square feet of office space in Jerusalem which it vacated upon its move to new premises in August 1999 and which it intends to sublet. Although VCIL believes that it will be able to sublet such space, VCI's management cannot assure you that it will be successful in doing so, and in the event such space cannot be sublet, VCI would be obligated to pay approximately $15,000 in quarterly leasehold fees in addition to the lease costs for its new premises until December 2001.

   VCI anticipates that it will continue to increase its capital expenditures in the near future due to anticipated growth in its operations, infrastructure, and personnel. In addition to the commitments relating to the new leaseholds, improvements to infrastructure, additional licenses for interactive elements (including content management software) and Web site security are expected to amount to approximately $115,000 monthly through the first quarter of the year 2000.

   Marketing expenditures are expected to approach $65,000 per month per each of VCI's Web sites by the fourth quarter of 1999 in order to reach projected levels of registered users, traffic, and revenue from banner advertisements and e-commerce transactions on such online communities.

   VCI maintains an operating line of credit with Israel General Bank in the amount of $560,000. As of September 15, 1999, the amount outstanding on this line of credit totaled $322,000. Israel General Bank has also provided VCI with a $58,000 guarantee for three months rent on the leaseholds occupied by VCIL.

   Without accounting for cash held by HDG that will be available for use by the combined entity following the merger, VCI anticipates that its existing cash balance combined with the net proceeds which may be realized from the sale of additional shares of its Series B preferred stock and anticipated revenue from operations will be sufficient to meet VCI's working capital and capital expenditure needs through October 31, 1999. In the event the merger with HDG is not consummated, or if the cash that VCI generates from its operations is insufficient to satisfy its liquidity requirements after this period, then VCI may need to sell additional securities. The sale of additional equity or convertible debt securities may result in additional dilution to VCI's and HDG's shareholders. VCI will need to obtain additional capital or modify its growth strategy. VCI may not be able to raise any additional capital or obtain such capital on acceptable terms. In September 1999, VCI entered into a note purchase agreement with HDG to issue up to $750,000 in 12% senior convertible notes (the "notes") to HDG. $250,000 of such notes were issued in September 1999 and an additional $500,000 in notes were issued to HDG on October 5, 1999. Pursuant to a security agreement between HDG and VCI, the notes are secured by a security interest in all of VCI's assets, including all of the stock of its three subsidiaries. All principal plus all accrued interest shall be due and payable on the termination of the merger agreement between VCI and HDG. In the event the merger is consummated, the notes will be deemed automatically redeemed and the principal and accrued interest on the notes will be added to the cash value of HDG immediately prior to closing of the merger.

   In connection with the notes, VCI issued to HDG a warrant exercisable for a period of five years for the purchase of 500,000 shares of its common stock. In the event that the merger closes pursuant to the merger agreement, the warrant shall expire immediately. The warrant shares are exercisable immediately at a price of $1.45 per share subject to adjustment in the event the anticipated merger does not close. The notes are also convertible at a rate of $1.45 per share of common stock in VCI in the event the anticipated merger does not close.

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The "Year 2000" Issue

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on VCI's Web sites or engage in other business activities.

State of Readiness

   The following outlines VCI's state of readiness as to the Year 2000 issue with respect to each section of its operations.

   Infrastructure. The Year 2000 problem could affect the systems, transaction processing computer applications and devices used by VCI to operate and monitor all major aspects of its business, including financial systems, customer services, infrastructure and networks.

   VCI believes that it has identified and has, where appropriate, modified substantially all of the major systems, software applications and related equipment used in connection with its internal operations that needed to be modified or upgraded in order to minimize the possibility of a material disruption to its business due to the Year 2000 problem.

   Facility Systems. Systems such as heating, sprinklers, test equipment and security systems at VCI's facilities also may be affected by the Year 2000 problem. VCI currently is assessing the potential effect of, and costs of remedying, the Year 2000 problem on its facility systems. VCI estimates that the total cost to VCI of completing any required modifications, upgrades or replacements of these systems will not have a material adverse effect on VCI's business or results of operations, as these facility systems are currently being built or installed in VCI's Israel and United States facilities by vendors with a full understanding of Year 2000 compliance.

   Software. VCI is conducting an internal review of the software systems it uses for site management, network monitoring, quality assurance and transaction processing. VCI is also reviewing its computer infrastructure, including network equipment and servers. VCI does not anticipate material problems with network equipment, as its current configuration was installed within the last three years. Similarly, VCI purchased most of its servers in 1998 and 1999. With this relatively current equipment, VCI does not anticipate material Year 2000 compliance problems, and expects to replace any servers that cannot be updated either in the normal replacement cycle or on an accelerated basis. VCI also internally standardized its personal computers on Windows 98, using reasonably current service packs. VCI was advised by its vendors that these packs are Year 2000 compliant. VCI uses multiple software systems for internal business purposes, including accounting, e-mail, development, human resources, customer service and support and sales tracking systems. All of these applications have been purchased within the last three years, and VCI's vendors have advised VCI that these applications are Year 2000 compliant. For those applications that may prove problematic with respect to the Year 2000 issue, such as MS Excel and Access, VCI has developed a process to check and remedy these applications by the end of September 1999.

   Hardware. VCI has made verbal inquiries of vendors of, and has reviewed the relevant vendor documentation for, those VCI systems that VCI believes to be mission critical to its business with respect to the Year 2000 readiness of such systems. VCI has received various verbal assurances of Year 2000 readiness from certain of its vendors, and has received written assurance from both Compaq (servers) and IBM (personal computers).

   VCI is currently performing further operational tests on all hardware, despite vendor assurances. VCI generally does not have contractual rights to assert against its vendors should their equipment or software fail due to Year 2000 issues.

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   If any of VCI's third party equipment or software does not operate properly with regard to the Year 2000 issue, VCI may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware and software.

   Other third-parties. VCI has received assurances from Global Center and Netvision, its United States and Israeli internet service providers respectively, that VCI's internet services will not be disrupted due to a Year 2000 issue.

   VCI has not determined the state of Year 2000 compliance of certain third-party suppliers of services such as VCI's content partners, marketing and advertising partners, telephone companies, long distance carriers, financial institutions and electric companies, as each relates to VCI's business. The failure of any of these service suppliers to timely remedy any Year 2000 issues in a manner compatible with VCI's systems could severely disrupt VCI's ability to carry on its business.

 Costs

   VCI anticipates that its review of Year 2000 issues and any remedial efforts will continue throughout 1999. The costs incurred to date to remedy VCI's Year 2000 issues have not been material. If any Year 2000 issues are uncovered with respect to VCI's systems, VCI believes that it will be able to resolve these problems without material difficulty, as replacement systems should be generally available on commercially reasonable terms. VCI presently estimates that the total remaining cost of addressing any Year 2000 issues will not exceed $10,000.

 Risks

   VCI's applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. VCI is unable to predict to what extent its business may be affected if its systems or the systems that operate in conjunction with its systems experience a material Year 2000 failure. VCI is also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of VCI's software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and memberships, diversion of development resources, damage to VCI's reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect VCI's business, financial condition and results of operations.

   The most likely worst case scenario for VCI due to a Year 2000 failure is that access to VCI's Web sites through the internet would be limited or impossible due to a telecommunications problem beyond VCI's control. In such a scenario, VCI would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst case scenario for VCI is the failure of a VCI server to function properly due to a Year 2000 issue. VCI believes that such a failure could be remedied within 24 hours by its staff or the staff of its service providers.

 Contingency Plans

   VCI's Year 2000 analysis has been derived based on a number of assumptions, including the assumption that it has already identified its most significant Year 2000 issues and is already engaged in a program to remedy any issues. In view of VCI's Year 2000 review and remediation efforts to date, the development of its products and services within the last several years, the recent installation of its networking equipment and servers, and the limited Year 2000 activities that remain to be completed, VCI has not engaged in contingency planning until recently. VCI anticipated that its contingency plans will be completed prior to October 1, 1999. However, VCI can make no assurances that its assumptions are accurate, and actual results could differ materially from those VCI anticipates.

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   Notwithstanding the above, VCI currently is developing contingency plans to address the Year 2000 issues that may pose a significant risk to its on-going operations. These plans could include accelerated replacement of affected equipment or software, temporary use of back-up equipment or software or the implementation of manual procedures to compensate for system deficiencies. VCI anticipates that its contingency plans will be completed prior to October 1, 1999. However, there can be no assurance that any contingency plans implemented by VCI would be adequate to meet VCI's needs without materially impacting its operations, that any such plan would be successful or that VCI's results of operations would not be materially and adversely affected by the delays and inefficiencies inherent in conducting operations in an alternative manner.

Recently Issued Accounting Standards and Pronouncements Not Yet Adopted

   In February 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SIAS") No. 132, "Employer's Disclosure About Pensions And Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other post-retirement benefits. The adoption of SFAS No. 132 did not impact VCI's disclosures.

   In March 1998, the American Institute of Certified Public Accountants ("AICPN") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this statement, software development is divided into three phases: (1) the preliminary project stage, which includes conceptual formulation and selection of alternatives; (2) the application development stage, which includes the design of a chosen path, coding, installation of hardware and testing; and (3) the post-implementation/operation stage, which includes training and application maintenance. Generally, only internal and external costs incurred during the second phase, the application development stage, may be capitalized, with the exception of date conversion and training costs, which are to be expensed when incurred during this phase. This statement is not effective for VCI's 1998 financial statements. VCI's management does not expect this statement to have significant impact on its financial statements.

   In April 1998, AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires that the cost of start-up activities, including organizational costs, be expensed as incurred and is not effective for VCI's 1998 financial statements. VCI's management does not expect this statement to have a significant impact on its financial statements.

   In June 1998, the FASB issued SIAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that every derivative instrument, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement is effective for all fiscal years beginning after June 15, 1999. As VCI currently is not a party to any derivative financial instrument and does not anticipate becoming a party to any derivative instruments, VCI's management does not expect this statement to have a significant impact on its financial statements.

                              FINANCIAL STATEMENTS

HDG Financial Statements

   The audited balance sheet of HDG as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (our inception) through December 31, 1998, is attached to this prospectus as Appendix A. The unaudited balance sheet of HDG as of June 30, 1999 and related statements of operations, changes in stockholders' equity and cash flows for each of the quarterly periods ending on those dates and for the period from July 20, 1994 through June 30, 1999, is attached to this prospectus as Appendix B.

VCI Financial Statements

   The audited consolidated balance sheet of VCI as of December 31, 1998 and the related statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the two-year period then ended is attached to this prospectus as Appendix C. The unaudited condensed interim consolidated balance sheet of VCI as of June 30, 1999 and related statements of operations, changes in stockholders' deficiency and cash flows for each of the quarterly periods ending on those dates is attached to this prospectus as Appendix D.

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)
                         PRO FORMA FINANCIAL STATEMENTS

Introduction to Pro Forma Financial Statements (Unaudited)

   The accompanying unaudited pro forma balance sheet presents the financial position of VCI and HDG as of June 30, 1999, assuming the merger has been completed as of the balance sheet date. The pro forma statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 for VCI and HDG, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumptions that no VCI stockholder dissents the merger and that the minimum of 75% of HDG escrowed share and escrowed option holders, combined convert their escrowed shares and options into warrants, and (2) adjusted to reflect pro forma activity, with the assumptions that the maximum of 7% VCI stockholder dissent to the merger and that maximum of 100% of HDG escrowed share and escrowed option holders convert their escrowed shares and options into Warrants. Should more than 7% of VCI stockholders vote against the proposed transaction, or should less than 75% of the HDG escrowed share and escrowed option holders not convert their escrowed shares and options into warrants, the transaction may not be consummated.

   In the proposed merger, each outstanding share of VCI common stock will be exchanged for HDG common stock, at an exchange ratio of approximately 1.13 of a share of HDG common stock to one share of VCI common stock. As a result of the merger, the VCI shareholders will collectively acquire approximately 12,223,389 shares of HDG common stock or approximately 88% of the then outstanding HDG common stock excluding escrow shares and treasury stock. The merger will be accounted for as a capital transaction, which is equivalent to the issuance of stock by VCI for HDG's net monetary assets of approximately $3,000,000, accompanied by a recapitalization of VCI.

   The calculation of the exchange ratio of 1.13 was made on the assumption that HDG will have a cash value of $2,625,000 at the time of the merger. If the cash value falls below $2,500,000 the conversion ratio would be above 1.36. As a result, the VCI stockholders would collectively acquire at least approximately 14,759,748 shares of HDG common stock or at least approximately 90% of the then outstanding HDG common stock. In addition for purposes of calculating the exchange ratio, HDG escrow shares and treasury stock were excluded.

   Further, the calculation of the exchange rate of 1.13 assumes a conversion price of $2.10 for each share of VCI's series B preferred stock. For example, one share of series B preferred stock purchased for $100 will convert into approximately 47.6 shares of VCI common stock. This conversion price will automatically reset to $1.45 per share in the event that the merger is not consummated by September 30, 1999, provided, however, that such date may be extended to October 31, 1999 upon the receipt of a letter from VCI's outside counsel stating that the closing has been delayed for certain reasons beyond VCI's control. If the conversion price is reset to $1.45, the exchange ratio would decrease.

   The pro forma financial information does not purport to be indicative of the results which would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented or which may be obtained in the future.

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1999
                          (U.S. Dollars in thousands)
                                  (Unaudited)

                                                                                      Additional Pro
                                 VCI         HDG                Pro Forma                 Forma
                             (Unaudited) (Unaudited) Combined  Adjustments   Combined  Adjustments         Combined
                             ----------- ----------- --------  -----------   -------- --------------      ------------
                                                                (no dissent shares    (7% dissenting shares and
                                                                  and 75% Escrow          100% Escrow shares
                                                                shares converted)             converted)
          ASSETS
          ------

Current Assets
  Cash and cash
   equivalents.............       368       2,819      3,187       (353)(c)    2,834          (1,095)(f)          1,739
  Trade receivables........       249                    249                     249                                249
  Other receivables........        81          62        143                     143                                143
                               ------      ------    -------                  ------                       ------------
   Total current assets....       698       2,881      3,579                   3,226                              2,131
                               ------      ------    -------                  ------                       ------------
Fixed Assets, Net..........       398         --         398                     398                                398
                               ------      ------    -------                  ------                       ------------
Severance Pay Deposits.....        57         --          57                      57                                 57
                               ------      ------    -------                  ------                       ------------
Other Assets...............       --           50         50                      50                                 50
                               ------      ------    -------                  ------                       ------------
   Total assets............     1,153       2,931      4,084                   3,731                              2,636
                               ======      ======    =======                  ======                       ============

      LIABILITIES AND
   SHAREHOLDERS' EQUITY
       (DEFICIENCY)
   --------------------

Current Liabilities
  Short-term bank
   borrowings..............        59         --          59                      59                                 59
  Shareholders' loans......       150         --         150                     150                                150
  Payables and accrued
   expenses................     1,232         105      1,337                   1,337                              1,337
                               ------      ------    -------                  ------                       ------------
   Total current
    liabilities............     1,441         105      1,546                   1,546                              1,546
                               ------      ------    -------                  ------                       ------------
Long-Term Liabilities
  Accrued severance pay ...       103         --         103                     103                                103
                               ------      ------    -------                  ------                       ------------
   Total long-term
    liabilities............       103         --         103                     103                                103
                               ------      ------    -------                  ------                       ------------
   Total liabilities.......     1,544         105      1,649                   1,649                              1,649
                               ------      ------    -------                  ------                       ------------
Shareholders' Equity
 (Deficiency)
  Share Capital............         1          21         22         (3)(d)      140              (1)(e)            130
                                                                    121 (a)                       (9)(f)
  Treasury Stock...........       --         (150)      (150)       150 (b)      --                                 --
  Additional paid-in
   capital.................     4,373       8,441     12,814     (5,607)(a)    6,866               1 (e)          5,781
                                                                   (150)(b)                   (1,086)(f)
                                                                   (194)(c)
                                                                      3 (d)
  Accumulated deficit......    (4,765)     (5,486)   (10,251)     5,486 (a)   (4,924)                            (4,924)
                                                                   (159)(c)
                               ------      ------    -------                  ------                       ------------
   Total shareholders'
    equity (deficiency).......   (391)      2,826      2,435                   2,082                                987
                               ------      ------    -------                  ------                       ------------
   Total liabilities and
    shareholders' equity
    (deficiency)...........     1,153       2,931      4,084                   3,731                              2,636
                               ======      ======    =======                  ======                       ============

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                              VCI          HDG
                          For the six  For the six    Pro Forma                       Pro Forma
                          months ended months ended  Adjustments      Combined       Adjustments      Combined
                            June 30,     June 30,   (no dissenting (no dissenting   (7% dissenting (7% dissenting
                              1999         1999        shares)        shares)          shares)        shares)
                          ------------ ------------ -------------- --------------   -------------- --------------
                                 (Unaudited)
REVENUES................        345           --                            345                             345
                             ------     ---------                    ----------          ---         ----------
COST AND EXPENSES
Cost of revenues........        556           --                            556                             556
Selling, general and
 administrative
 expenses...............      1,329           389                         1,718                           1,718
Financing expenses
 (income), net..........         58           (63)                           (5)                             (5)
Expenses of merger......        241            56        (297)(i)           --                              --
                             ------     ---------                    ----------          ---         ----------
                              2,184           382                         2,269                           2,269
                             ------     ---------                    ----------          ---         ----------
  Net loss..............     (1,839)         (382)                       (1,924)                         (1,924)
                             ======     =========                    ==========          ===         ==========
Net Loss per share......                    (0.24)                        (0.14)                          (0.15)
                                        =========                    ==========          ===         ==========
Weighted average number
 of shares outstanding..                1,602,056                    13,825,445 (g)                  12,969,808 (h)
                                        =========                    ==========          ===         ==========

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                                                Pro Forma                       Pro Forma
                                               Adjustments      Combined       Adjustments      Combined
                            VCI       HDG     (no dissenting (no dissenting   (7% dissenting (7% dissenting
                          Audited   Audited      shares)        shares)          shares)        shares)
                          -------  ---------  -------------- --------------   -------------- --------------
REVENUES................     819         --                           819                             819
                          ------   ---------       ---         ----------          ---        -----------
COST AND EXPENSES
Cost of revenues........     721         --                           721                             721
Selling, general and
 administrative
 expenses...............   1,341       1,201                        2,542                           2,542
                          ------   ---------       ---         ----------          ---        -----------
Financing Expenses
 (income), net..........     191        (173)                          18                              18
                          ------   ---------       ---         ----------          ---        -----------
                           2,253       1,028                        3,281                           3,281
                          ------   ---------       ---         ----------          ---        -----------
  Net loss..............  (1,434)     (1,028)                      (2,462)                         (2,462)
                          ======   =========       ===         ==========          ===        ===========
Net Loss per share......               (0.59)                       (0.18)                          (0.19)
                                   =========       ===         ==========          ===        ===========
Weighted average number
 of shares outstanding..           1,728,114                   13,951,503 (g)                 13,095,866 (h)
                                   =========       ===         ==========          ===        ===========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                       (In thousands, except share data)
                                  (Unaudited)


(1) Basis of Presentation

   The pro forma balance sheet combines the balance sheets of VCI and HDG as of June 30, 1999, assuming the merger has been completed as of the balance sheet date. The pro forma statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 for VCI and HDG, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumptions that no VCI stockholder dissents the merger and the minimum of 75% of HDG escrowed share and escrowed option holders convert their escrowed shares and escrowed options into warrants, and (2) adjusted to reflect pro forma activity, with the assumptions that the maximum of 7% VCI stockholders dissent the merger and that the maximum of 100% of HDG escrowed share and escrowed option holders convert their escrowed shares and escrowed options into warrants. Should more than 7% of VCI stockholders vote against the proposed transaction, or should less than 75% of the HDG escrowed shares and escrowed options holders not convert their escrowed shares and options into warrants, the transaction may not be consummated.

   No pro forma adjustments have been provided for (1) any options or warrants held for conversion into VCI and HDG shares, or (2) payments in lieu of fractional shares.

   The historical balance sheets used in the presentation of the pro forma financial statements have been derived from VCI's unaudited and HDG's unaudited financial statements as of June 30, 1999. The historical statements of operations for the year ended December 31, 1998 and six months ended June 30, 1999 have been derived from the VCI's audited and unaudited statements of operations, respectively, and from HDG's audited and unaudited statements of operations, respectively.

(2) Unaudited Pro Forma Adjustments.

   A description of the adjustments included in the unaudited pro forma financial statements are as follows:

  (a) Reflects the recapitalization of VCI through the elimination of HDG's accumulation deficit and the adjustment of equity accounts upon the exchange of VCI common stock into 12,223,389 shares of HDG common stock.

  (b) Reflects the elimination of HDG's treasury stock.

  (c) Reflects the payment of an estimated $194 in connection with HDG expenses, and reflects the payment of an estimated $159 in connection with VCI expenses for professional services and other expenses in connection with the merger.

  (d) Reflects 75% of HDG escrow shares and options converted into warrants.

  (e) Reflects an additional 25% of HDG escrow shares and options converted into warrants.

  (f) Reflects 7% of the shares of the VCI common stock are not converted into shares of HDG common stock due to dissenting votes. Accordingly it is assumed that these VCI stockholders will receive payment at a per share value of approximately $1.45 instead of HDG shares. The number of shares not converted represents the maximum number of VCI common stock that may dissent to the merger without precluding the consummation of the merger.

  (g) Reflects the weighted average shares outstanding for HDG of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the six months ended June 30, 1999, plus the number of HDG shares issued to VCI upon consummation of the merger, in the estimated amount of 12,223,389, assuming no VCI stockholder dissents the merger.

  (h) Reflects the weighted average shares outstanding for HDG of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the six months ended June 30, 1999, plus the number of HDG shares issued to VCI upon consummation of the merger, in the estimated amount of 12,223,389, less 855,637, the maximum number of VCI common stock that may dissent the merger without precluding the consummation of the merger.

  (i) Reflects elimination of merger costs recorded in the period presented, assuming the merger had occurred on the first day of the period.

                           RELATED PARTY TRANSACTIONS

   In connection with the signing of the merger agreement, substantially all of the VCI optionholders signed agreements not to dispose of their VCI securities for a period of 180 days after the consummation of the merger.

   In connection with the merger, the HDG board of directors will approve, effective upon the merger, a new 1999 stock incentive plan for HDG which HDG stockholders are voting on at their annual meeting.

   In January 1996, VCIL purchased certain equipment, intellectual property rights and contractual rights from Avi Moskowitz, VCI's President, Chief Executive Officer and a director of VCI, and his wife Helen Moskowitz, in return for an obligation to pay $100,000. In June 1997, these assets were sold by VCIL to VCI, and VCI assumed the payment obligation. In December 1998, VCI permitted the Moskowitz's to convert $60,000 of this obligation into 127,667 shares of VCI common stock at a rate of $.47 per share. VCI paid the remaining $40,000 to the Moskowitz's in the form of cash and by barter between May 1998 and January 1999.

   In 1996 and 1997, Net Results Holdings, LLC ("NRH") loaned to VCIL, on an interest-free basis, an aggregate of $250,000. Harry Fox, a former director of VCI, is a 33.6% shareholder of NRH and its Chief Executive Officer and a director. In August 1998, VCI permitted NRH to convert the loan into 1,454,000 shares of VCI common stock at a rate of approximately $.17 per share. NRH owns approximately 13.5% of VCI's outstanding capital stock.

   In April 1997, VCI borrowed $100,000 from Business Systems Consultants ("BSC"), an entity that is affiliated with the family of David Morris, a VCI director. In December 1998, VCI permitted BSC to convert the principal and accrued interest of $16,900 into 248,723 shares of VCI common stock at a rate of $.47 per share. While the original conversion rate on the loan was $.60 per share, VCI lowered the conversion rate as an incentive to BSC to convert the loan. In consideration of the BSC loan, VCI also issued to BSC three two-year warrants, each expiring December 31, 2000, to acquire a total of 192,000 shares of VCI common stock at exercise prices ranging from $.30 to $.65 per share. In June 1997, VCI issued BSC a two-year warrant, expiring December 31, 2000, to acquire 4,200 shares of VCI common stock at an exercise price of $.60 per share. This warrant was issued in consideration of a 30-day loan to VCI from BSC in the amount of $50,000, which VCI repaid in July 1997. In September 1999, David Morris was issued two three-year warrants to acquire up to 211,905 shares of common stock at an exercise price of $2.10 per share in consideration of his father's guarantee of a $500,000 line of credit to VCI.

   In June 1997, Peter A. Jacobs, a VCI director, loaned VCI $50,000. In January 1998, Mr. Jacobs converted this loan into 83,333 shares of VCI common stock at a rate of $.60 per share. In February 1998, Mr. Jacobs loaned VCI an additional $2,706, which amount was converted in December 1998 into 6,262 shares of VCI common stock at the rate of $.47 per share. At this time, Mr. Jacobs also purchased 53,200 shares of VCI common stock from VCI for $25,000, or $.47 per share.

   During 1997 and 1998, VCIL, a VCI subsidiary, rented approximately 2,500 square feet of office space and obtained administrative services from Versaware, Ltd., an Israeli subsidiary of Versaware Technologies, Inc. ("VTI"). Harry Fox, a former director of VCT, is the Chairman and Chief Executive Officer, and a 31% shareholder, of VTI. VCIL paid Versaware, Ltd. $97,000 in 1997, and $129,000 in 1998 for this space and these services. With respect to the Versaware arrangement:

   In February 1998, VCI issued to Versaware, Ltd., a two-year warrant, expiring February 15, 2000, to purchase 14,167 shares of VCI common stock at an exercise price of $.66. This warrant was issued in consideration of Versaware, Ltd.'s agreement to give VCIL a 90-day extension for the payment of approximately $47,000 due to Versaware, Ltd. through May 15, 1998.

   In August 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring August 24, 2000, to purchase 13,358 shares of VCI common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 100-day extension for the payment of approximately $75,119 due to Versaware, Ltd. through August 24, 1998.

   In December 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring December 31, 2000, to purchase 35,519 shares of VCI common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 125-day extension for the payment of approximately $115,000 due to Versaware, Ltd. through from September through December 1998.

   As of August 31, 1999, VCIL currently owed Versaware, Ltd. a total of
$25,000.

   In addition, during 1997 and 1998, VCI sublet office space and obtained office services from NRH. Harry Fox, a former director of VCI, is a 33.6% shareholder of NRH and its Chief Executive Officer and a director. Pursuant to this arrangement, VCI paid NRH $9,000 during 1997, and $19,000 during 1998. As of July 1999, VCI ceased subletting office space from NRH.

   In February 1998, VCI borrowed $50,000 from George Moskowitz, the brother of Avi Moskowitz, VCI's President, Chief Executive Officer and a director of VCI. This convertible loan bore interest at the rate of 10% per annum. In consideration for the loan and for a 5-month extension of the maturity date, VCI issued to George Moskowitz a two-year warrant, expiring February 2000, to purchase 53,300 shares of VCI common stock at an exercise price of $.66 per share. The loan, and interest thereon, was repaid by the VCI in January 1999. In August 1998, George Moskowitz loaned VCI an additional $50,000. This loan bore interest at the rate of 12% per annum and was due in September 1998. In consideration for this loan, VCI provided George Moskowitz with $4,200 of goods and services available to VCI through VCI's barter arrangements with its customers and agreed to issue George Moskowitz 10,000 shares of VCI common stock for each 30-day period the loan remained outstanding following the maturity date. In December 1998, VCI issued to George Moskowitz 36,451 shares of VCI common stock in consideration of his agreement to extend the loan through December 1998. In addition, in December 1998, Mr. Moskowitz converted the principal and accrued interest on the loan into 111,383 shares of VCI common stock at the rate of $.47 per share.

   In February 1999, VCI entered into an employment agreement with Michael Harwayne, VCI's Vice President of Business Development and Marketing. Beginning June 1999, Mr. Harwayne's annual salary was adjusted to $125,000. Pursuant to the agreement, VCI granted to Mr. Harwayne options to purchase 100,000 shares of VCI's common stock with an exercise price of $0.81 per share. Such options vest equally over three years. Mr. Harwayne is also eligible to receive an additional 100,000 options should Mr. Harwayne meet certain performance targets as determined by VCI's board of directors. The agreement may be terminated by either party upon sufficient notice as provided in the agreement, except that VCI may terminate Mr. Harwayne for cause without notice.

   In August and September 1999, VCIL increased its line of credit from Israel General Bank by a total of $500,000 to $560,000. The additional amount of the line is secured by a guarantee from Conrad Morris, the father of David Morris, a director of VCI. In consideration for providing the guarantee, the VCI issued to David Morris two three-year warrants exercisable into a total of 211,905 shares of common stock of VCI at an exercise price of $2.10 per share. One warrant, for the purchase of 78,571 shares vests quarterly so that 19,643 shares vest for each quarter the guarantee remains in effect. The other warrant, exercisable into 133,333 shares, vests on a semi-annual basis so that a minimum of 66,667 shares are exercisable for every half-year that the guarantee remains in effect. VCI also agreed to pay Conrad Morris a fee equal to two and one quarter percent (2.25%) of the amount of the line as further consideration for his guarantee. Upon the closing of the merger, VCI has agreed to limit Conrad Morris's guarantee of the line to no more than $100,000.

                           DESCRIPTION OF SECURITIES

   As of the date of this prospectus, HDG's authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of "blank check" preferred stock, par value $.01 per share. No other classes of capital stock are authorized under our certificate of incorporation.

Common stock

   The issued and outstanding shares of our common stock are duly authorized, validly issued and nonassessable. Holders of the our common stock have no preemptive, redemption, conversion, subscription or sinking fund rights. The holders are entitled to receive dividends when and as declared by the HDG board of directors out of funds legally available for payment. Upon HDG's liquidation, dissolution or winding up, the holders of the HDG common stock may share ratably in HDG's assets, subject to the rights and preferences of any outstanding preferred stock.

   Each holder of HDG common stock is entitled to one vote per share of common stock held of record by such holder. Our common stockholders do not have any right to cumulate votes for the election of our directors.

Preferred Stock

   The HDG board of directors has the power, without further vote of the stockholders, to authorize the issuance of up to 5,000,000 shares of HDG preferred stock and to fix the terms, limitations, rights, privileges and preferences of any of these shares of preferred stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences for any or these shares. There are presently no shares of HDG preferred stock outstanding.

Redeemable Warrants

   Class A Warrants. Each class A warrant entitles the registered holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on February 10, 2002. The class A warrants are redeemable by the company on 30 days' written notice at a redemption price of $.05 per class A warrant if the "closing price" of the company's common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on NASDAQ or otherwise or the closing sale price if listed on the NASDAQ National Market or a national securities exchange. All class A warrants must be redeemed if any are redeemed.

   Class B Warrants. Each class B warrants entitles the registered holder to purchase one share of common stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on February 10, 2002. The class B warrants are redeemable by the company on 30 days' written notice at a redemption price of $.05 per class B warrants, if the closing price (as defined above) of the company's common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All class B warrants must be redeemed if any are redeemed.

   General. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with certain exceptions.

   The company has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the class A warrants and the class B warrants. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

   For the life of the warrants, the holders thereof have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which the company could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when the company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.

   The warrants do not confer upon the warrantholder any voting or other rights of a stockholder of the company. Upon notice to the warrantholders, the company has the right to reduce the exercise price or extend the expiration date of the warrants.

Unit Purchase Options

   The company granted to the underwriter and a finder in connection with its initial public offering a unit purchase option and a finder's unit purchase option, respectively, to purchase up to an aggregate of 120,000 units. These units consist of one share of common stock, one redeemable class A warrant and one redeemable class B warrants. The class A warrants and the class B warrants included in the unit purchase option and the finder's unit purchase option will only be subject to redemption by the company at any time after the unit purchase option and the finder's unit purchase option have been exercised and the underlying warrants are outstanding. The unit purchase option and the finder's unit purchase option are exercisable during the three-year period commencing February 11, 1999 at an exercise price of $6.00 per unit (120% of the initial public offering price) subject to adjustment in certain events to protect against dilution.

Transfer Agent

   American Stock Transfer & Trust company, New York, New York, serves as transfer agent for the shares of common stock and warrant agent for the warrants.

Registration Rights

   HDG has agreed upon request to register under the Securities Act during the four-year period commencing February 11, 1998, on two separate occasions, the securities issuable upon exercise of the unit purchase option and the finder's unit purchase option, the initial such registration to be at HDG's expense and the second at the expense of the holders. HDG has also granted certain "piggyback" registration rights to holders of the unit purchase option and finder's unit purchase option.

                         INDEMNIFICATION AND INSURANCE

   After the effective time of the merger, HDG will indemnify and hold harmless each present and former officer and director of VCI and its subsidiaries against any costs or expenses pertaining to any matter esiting or occurring before or after the effective time of the merger to the fullest extent permitted by Delaware law. Also, the parties have agreed that the rights of present and former VCI and HDG directors and officers to indemnification under the respective companies' certificate of incorporation, bylaws and similar documents will continue in force for a period of six years after the effective time of the merger. For a period of six years after the effective time of the merger, post-merger HDG will maintain in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the effective time of the merger for the benefit of present and former VCI and HDG directors and officers, on terms no less favorable than those presently provided by the companies.

                                 LEGAL MATTERS

   The validity of the HDG common stock to be issued upon exercise of the warrants will be passed upon for HDG by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP.

                                    EXPERTS

   The financial statements of HDG as of December 31, 1998 and for each of the years in the two year period ended December 31, 1998, and for the period from July 20, 1994 (HDG's inception) through December 31, 1998, appearing in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Richard A. Eisner & Company, LLP, as set forth in their report thereon that appears elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of VCI as of December 31, 1997 and 1998 and for the years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding VCI's ability to continue as a going concern as discussed in Note I to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   HDG files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that HDG files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. HDG public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning HDG also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   HDG has filed the registration statement to register with the Commission the securities being offered by the selling securityholders. This prospectus is a part of the registration statement and constitutes a prospectus of HDG. As allowed by Commission rules, this prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

                                                                      APPENDIX A

                       HEURISTIC DEVELOPMENT GROUP, INC.

                    FINANCIAL STATEMENTS FOR THE YEAR ENDING
                   DECEMBER 31, 1998 AND FOR THE PERIOD FROM
                    JULY 20, 1994 THROUGH DECEMBER 31, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Heuristic Development Group, Inc.
Manhattan Beach, California

   We have audited the accompanying balance sheet of Heuristic Development Group, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Heuristic Development Group, Inc. at December 31, 1998 and the results of its operations and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.

   As described in Note A the Company has decided to pursue a strategy of an investment in, or acquisition of, an existing company. However, there can be no assurances that an appropriate investment or acquisition will be identified.

                                          Richard A. Eisner & Company, LLP

New York, New York
February 5, 1999

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                                 BALANCE SHEET
                               December 31, 1998

                                     ASSETS

Current assets:
Cash and cash equivalents........................................... $3,140,000
Prepaid expenses and other current assets...........................     32,000
                                                                     ----------
Total current assets................................................ $3,172,000
                                                                     ----------
Capitalized software costs..........................................     50,000
Furniture and equipment (net of accumulated depreciation)...........     12,000
Organizational costs (net of accumulated amortization)..............      4,000
                                                                     ----------
TOTAL............................................................... $3,238,000
                                                                     ==========

                                  LIABILITIES

Current liabilities:
Accounts payable.................................................... $   18,000
Accrued expenses....................................................     12,000
                                                                     ----------
Total current liabilities...........................................     30,000
                                                                     ----------

                              STOCKHOLDER'S EQUITY

Preferred stock--$ .01 par value, authorized 5,000,000 shares;
 issued and outstanding none
Common stock--$ .01 par value, authorized 20,000,000 shares;
 issued 2,101,326 shares (includes 349,370 shares held in
 escrow)..........................................................     21,000
Additional paid-in capital........................................  8,441,000
Deficit accumulated during the development stage.................. (5,104,000)
                                                                   ----------
                                                                    3,358,000
                                                                     (150,000)
Treasury stock at cost (149,900 shares)...........................
                                                                   ----------
    Total stockholders' equity....................................  3,208,000
                                                                   ----------
      TOTAL....................................................... $3,238,000
                                                                   ==========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                    July 20,
                                                                      1994
                                                                  (Inceptionn)
                                        Year Ended December 31,     through
                                        ------------------------  December 31,
                                           1997         1998          1998
                                        -----------  -----------  ------------
Costs and expenses:
Research and development:
Direct expenditures....................                           $   338,000
Payments under research services
 agreement.............................                               137,000
                                                                  -----------
Total research and development.........                               475,000
 General and administrative............ $ 1,050,000  $   638,000    3,399,000
 Loss on sale and write down of
  equipment............................     178,000        7,000      185,000
 Write down of capitalized software to
 estimated net realizable value........                  456,000      456,000
Acquisition breakup fee................                  100,000      100,000
                                        -----------  -----------  -----------
Total costs and expenses...............   1,228,000    1,201,000    4,615,000
                                        -----------  -----------  -----------
(Loss) from operations.................  (1,228,000)  (1,201,000)  (4,615,000)
Interest expense and amortization of
 debt discount and expense.............    (406,000)      (2,000)    (748,000)
Interest income........................     193,000      175,000      381,000
                                        -----------  -----------  -----------
Net (loss) / Comprehensive (loss)...... $(1,441,000) $(1,028,000) $(4,982,000)
                                        ===========  ===========  ===========
    Net (loss) per share--Basic and
     Diluted........................... $    (0.91)  $     (0.59)
                                        ===========  ===========
Weighted average shares outstanding....   1,581,160    1,728,114
                                        ===========  ===========


  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                  July 20, 1994
                                        Year Ended December 31,   (Inception) to
                                        ------------------------   December 31,
                                           1997         1998           1998
                                        -----------  -----------  --------------
Cash flows from operating activities:
 Net (loss)...........................  $(1,441,000)  (1,028,000)   (4,982,000)
 Adjustments to reconcile net (loss)
  to net cash (used in) operating
  activities:
 Depreciation and amortization........       51,000       12,000       153,000
 Loss on sale and write down of
  equipment...........................      178,000        7,000       185,000
 Write down of capitalized software to
  estimated net realizable value......                   456,000       456,000
 Acquisition breakup fee..............                   100,000       100,000
 Value of preferred stock charged to
  research and development............                                  50,000
 Amortization of loan acquisition
  costs...............................       95,000                    160,000
 Amortization of debt discount........      297,000                    500,000
 Fair value of options granted........                                 236,000
 Accrued interest on notes payable--
  stockholders........................                                  64,000
Changes in operating assets and
 liabilities:
 (Increase)/decrease in prepaid
  expenses and other current assets...      (68,000)      50,000       (71,000)
 (Decrease)/increase in accounts
  payable and accrued expenses........     (164,000)       4,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) operating
  activities..........................   (1,052,000)    (399,000)   (3,125,000)
                                        -----------  -----------    ----------
Cash flows from investing activities:
 Deposit for letter of intent.........                  (100,000)     (100,000)
 Acquisition of fixed assets..........      (59,000)      (7,000)     (337,000)
 Capitalized software costs...........     (179,000)                  (506,000)
 Proceeds from sale of equipment......       13,000       11,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) investing
  activities..........................     (225,000)     (96,000)     (919,000)
                                        -----------  -----------    ----------
Cash flows from financing activities:
 Proceeds from sale of common stock
  and exercise of options.............    6,900,000                    419,000
 Proceeds from the sale of preferred
  stock...............................                                 550,000
 Proceeds from borrowings--notes
  payable--stockholders...............                               1,194,000
 Proceeds from Bridge notes...........                               1,000,000
 Repayment of Bridge notes............   (1,000,000)                (1,000,000)
 Initial public offering expenses.....   (1,201,000)                 5,501,000
 Repayment of notes payable--
  stockholders........................     (170,000)                  (170,000)
 Loan acquisition costs...............                                (160,000)
 Purchase of treasury stock...........                  (150,000)     (150,000)
                                        -----------  -----------    ----------
 Net cash provided by (used in)
  financing activities................    4,529,000     (150,000)    7,184,000
                                        -----------  -----------    ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................    3,252,000     (645,000)    3,140,000
Cash and cash equivalents--beginning
 of period............................      533,000    3,785,000
                                        -----------  -----------    ----------
Cash and cash equivalents--end of
 period...............................  $ 3,785,000  $ 3,140,000     3,140,000
                                        ===========  ===========    ==========
Supplemental and noncash disclosures:
 Warrants issued in connection with
  Bridge notes........................                                 500,000
 Common stock issued for conversion of
  debt, accrued interest, preferred
  stock and preferred dividends.......    1,084,000                  1,084,000
 Initial public offering expenses
  charged to additional paid-in
  capital.............................      198,000
 Interest paid........................       14,000        2,000        16,000

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                          Preferred Stock     Common Stock                                       Deficit Accumulated
                          Par Value $.01     Par Value $.01      Treasury Stock     Additional During the Development
                          ----------------- ------------------ -------------------   Paid-in   ------------------------
                           Shares    Amt     Shares    Amount   Shares    Amount     Capital      Stage        Total
                          --------- ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Issuance of common stock
 for cash in August
 1994...................                      212,456  $ 2,000                      $   68,000              $    70,000
Issuance of preferred
 stock for cash in
 August 1994............       550  $   --                                             550,000                  550,000
Issuance of preferred
 stock in connection
 with obtaining
 assignment rights to
 developed technology in
 August 1994............        50      --                                              50,000                   50,000
Net (loss) for the
 period from July 20,
 1994 (inception) to
 December 31, 1994......                                                                       $  (230,000)    (230,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1994...................       600      --    212,456    2,000                         668,000    (230,000)     440,000
Surrentder of common
 stock in October 1995..                      (17,928)
Exercise of options in
 December 1995..........                       81,947    1,000                         299,000                  300,000
Net (loss) for the year
 ended December 31,
 1995...................                                                                          (876,000)    (876,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1995...................       600      --    276,475    3,000                         967,000  (1,106,000)    (136,000)
Exercise of options in
 March 1996.............                       30,733                                   10,000                   10,000
Issuance of common stock
 for cash in March
 1996...................                        9,218                                   37,000                   37,000
Surrender of common
 stock in March 1996....                      (21,770)
Surrender of common
 stock in June 1996.....                      (15,239)
Exercise of options in
 August 1996............                        5,358                                    2,000                    2,000
Surrender of common
 stock in August 1996...                       (3,163)
Compensation expense in
 connection with grant
 of options in August
 1996...................                                                               236,000                  236,000
Warrants issued in
 connection with Bridge
 notes..................                                                               500,000                  500,000
Net (loss) for the year
 ended December 31,
 1996...................                                                                        (1,407,000)  (1,407,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1996...................       600      --    281,612    3,000                       1,752,000  (2,513,000)    (758,000)
Proceeds of Initial
 Public Offering, net of
 expenses, in February
 1997...................                    1,380,000   14,000                       5,487,000                5,501,000
Conversion of debt,
 accrued interest,
 preferred stock, and
 preferred dividends to
 common stock in
 February 1997..........      (600)     --    439,714    4,000                       1,202,000    (122,000)   1,084,000
Net (loss) for the year
 ended
 December 31,1997.......                                                                        (1,441,000)  (1,441,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1997                          --       --  2,101,326   21,000                      $8,441,000 $(4,076,000) $ 4,386,000
Purchase of Treasury
 stock..................                                       (149,900) $(150,000)                            (150,000)
Net (loss) for the year
 ended December 31,
 1998...................                                                                        (1,028,000)  (1,028,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
 Balance--December 31,
  1998..................       --   $   --  2,101,326  $21,000 (149,900) $(150,000) $8,441,000 $(5,104,000) $ 3,208,000
                           =======  ======= =========  ======= ========  =========  ========== ===========  ===========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--THE COMPANY AND BASIS OF PRESENTATION:

   Heuristic Development Group, Inc. (the "Company"), is a development stage company. The Company is engaged in the development and marketing of the IntelliFit software, a product which generates personalized exercise prescriptions based on, among other things, an individual's weight, ability, medical history, goals, fitness level and exercise preferences, and tracks and records fitness progress. The IntelliFit software interacts with a user by applying algorithms to an individual's personal profile and adjusting a user's exercise prescription based on progress, frequency of workouts and other variables. The Company believes that this interactive feature helps motivate users to continue exercising, and allows users to reach their goals more quickly.

   To date, the Company has been engaged primarily in research and development activities relating to the IntelliFit software and has conducted only limited marketing activities. The Company believes that product development has been substantially completed and that the IntelliFit software is a viable product for a company which has complementary products and an existing field sales department. The Company has therefore initiated discussions with OEM customers regarding the sale or licensing of the IntelliFit software for incorporation into the OEM customers existing product lines. The Company has not yet generated any significant revenue.

   Additionally, the Company believes that the year 2000 issue has been adequately addressed during development of the product and will not affect its usefulness.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses are expected to continue during the development stage.

   In February 1997, the Company successfully completed its initial public offering ("IPO") and received net proceeds of $5.5 million. In connection with the IPO (i) all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 through August 31, 1996 were converted into 175,793 shares of common stock and (ii) notes payable--stockholders and accrued interest aggregating $1,084,000 were converted into 263,921 shares of common stock.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 [1] CAPITALIZED SOFTWARE COSTS:

   In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes certain costs associated with the development of computer software. Such costs will be amortized over their estimated useful lives commencing with sales of the software products.

   Development costs incurred prior to achievement of technological feasibility were expensed.

 [2] FURNITURE AND EQUIPMENT:

   Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the useful lives of the assets which range from three to seven years.

 [3] INCOME TAXES:

   The Company has applied to the accompanying financial statements provisions required by accounting standards which require the use of the liability method of accounting for income taxes. Deferred taxes are recognized for temporary differences in the recognition of income and expenses for financial reporting and

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

income tax purposes, principally due to capitalized start up costs and compensation expense in connection with the grant of options.

 [4] CASH EQUIVALENTS:

   The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are held at a national bank which is highly capitalized.

 [5] NET LOSS PER SHARE AND SUPPLEMENTAL NET LOSS PER SHARE OF COMMON STOCK:

   During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income (loss) by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income (loss) by the basic shares and all dilutive securities including options. Adoption of SFAS No. 128 had no effect on prior periods.

   The Company has not included potential common shares in the diluted per share computation as the result would be antidilutive. As described in Note E(3), the stockholders have agreed to place 349,370 shares in escrow and accordingly, such shares have been excluded from the computation.

   Supplemental net loss per share in 1996 gives effect to the conversion in 1997 of preferred stock and notes payable--stockholders into common stock as if such transactions had occurred on January 1, 1996. (Note A)

 [6] USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 [7] STOCK BASED COMPENSATION:

   During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("AAPB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans (Note E [2]).

 [8] ORGANIZATIONAL COSTS:

   Organizational costs incurred by the Company are being amortized over five years.

 [9] FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The carrying value of cash and cash equivalents and accounts payable approximates fair value because of the short-term maturity of those instruments.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE C--FURNITURE AND EQUIPMENT:

   Furniture and equipment are summarized as follows:

   Computer Equipment.................................................. $ 5,000
   Furniture, fixtures and software....................................  14,000
   Office equipment.................................................... $30,000
                                                                        -------
                                                                        $49,000
   Less accumulated depreciation.......................................  22,000
       Balance......................................................... $27,000
                                                                        =======

   During 1997, management decided to sell excess office equipment and selected components of the IntelliFit System. As a result of such sales, the Company decided to write down the remaining physical components and housings of the IntelliFit System and shorten their estimated useful lives to one year. The loss of $178,000 on the sale and write down of this equipment was recorded in 1997.

NOTE D--REPAYMENT OF NOTES PAYABLE--STOCKHOLDERS AND BRIDGE LOAN

   In February 1997, the company repaid $170,000 of notes payable--stockholders and approximately $1,084,000 of notes payable--stockholders, including accrued interest, was converted to 263,921 shares of common stock.

   Additionally, Bridge notes of $1,000,000 and related interest were repaid.

NOTE E--STOCKHOLDERS' EQUITY:

 [1] PREFERRED STOCK:

   In August 1994, the Company authorized and issued 600 shares of its $.01 par value Series A preferred stock the "Series A Preferred". The authorized capital for the preferred stock was increased to 5,000,000 shares with a par value of $.01 per share. In conjunction with the IPO all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 were converted into 175,793 shares of common stock.

 [2] STOCK OPTION PLANS:

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123. Such information has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The effect of applying SFAS No. 123 on 1996 and 1997 pro forma net income is not necessarily representative of the effects on reported net income for future years due to, among other things:

   (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. The weighted average fair value of the options granted during 1996 and 1997 are estimated as $1.19 and $1.91, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                     1996  1997
                                                                     ----  ----
   Dividend yield...................................................    0%    0%
   Expected volatility.............................................. 0.30  0.30
   Risk-free interest rate.......................................... 6.0 % 6.14%
   Expected life in years...........................................    3     5

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No.123, the Company's net loss and net loss per share including pro forma amounts would have been as follows:

                                                         1996         1997
                                                      -----------  -----------
   Net Loss As Reported.............................. $(1,407,000) $(1,441,000)
   Pro forma.........................................  (1,413,000)  (1,451,000)
   Net Loss per share As Reported....................       (3.78)       (0.91)
   Pro forma.........................................       (3.80)       (0.92)

   The Company's Stock Option Plan (the "Plan") adopted in October 1996, provides for issuance of 250,000 shares of the Company's common stock. In October 1996, options to purchase 200,000 shares of common stock at $5.00 per share were granted to officers/stockholders exercisable in four equal annual installments commencing one year from the date of grant. None of these options were exercised and all 200,000 of these options were rescinded upon the resignation of these officers/stockholders from the Company during 1997.

   The Plan provides for grant of options to employees, officers, directors and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or nonqualified options. The Plan expires in October 2006. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

   Upon effectiveness of the IPO in 1997, the Company granted five-year options to purchase 6,000 shares of common stock to directors. Such options are exersisable at $5.00 per share commencing on year from the date of grant.

   Additional information with respect to stock option activity is summarized as follows:

                                     Weighted
                                     Average
                                      Shares   Price      Expiration Date
                                     --------  ----- --------------------------
   Granted--year ended December 31,
    1994...........................   115,359  $2.70 December 1995--August 1996

   Granted--year ended December 31,
    1995...........................     2,679  $ .33 August 1997--August 1999

   Exercised--year ended December
    31, 1995.......................   (81,947) $3.67

   Balance at December 31, 1995....    36,091  $ .33 May 1996--August 1999

   Granted--August 1996............    78,674  $ .50 August 2006

   Granted--October 1996...........   200,000  $5.00 October 1997--October 2000

   Exercised--year ended December
    31, 1996.......................   (36,091) $  33

   Balance at December 31, 1996....   278,674  $3.73 October 1997--August 2001

   Granted--February 1997..........     6,000  $5.00 February 2002

   Rescinded--year ended December
    31, 1997.......................  (200,000) $5.00

   Balance at December 31, 1997....    84,674  $ .82
                                               =====

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   For the options issued in August 1996 to two former officers/stockholders, the Company has recorded related compensation expense of $236,000. In connection with the public offering certain of these options are subject to escrow provisions as a condition of the offering (NOTE E[3]).

 [3] ESCROW SHARES/OPTIONS:

   In connection with the public offering, the underwriter had required, as a condition of the offering, that an aggregate of 349,370 shares of the Company's common stock and outstanding options to purchase 50,630 shares be placed in escrow until certain pretax income levels or market value targets are met. The escrow shares and escrow options will be released from escrow upon the Company meeting a minimum pretax income as defined, ranging from $3.3 million to $5.7 million for the years ending December 31, 1998 to December 31, 2000 or if the bid price of the Company's common stock averages in excess of $12.50 per share for 30 consecutive business days during the first period ended August 11, 1998 and $16.75 per share during the period ended February 11, 2001. If the conditions are not met by March 31, 2001, all shares remaining in escrow will be returned to the Company as treasury shares for cancellation. There will be a nondeductible charge to earnings for the fair value of these shares and options upon their release.

 [4] WARRANTS:

   In connection with the sale of bridge notes in December 1996, the Company issued warrants for the purchase of 500,000 shares of common stock. Upon completion of the IPO, the warrants were converted into Class A Warrants as described in Note F.

NOTE F--SALE OF COMMON STOCK:

   In February and March 1997, the Company sold 1,380,000 units, resulting in net proceeds to the Company of $5.5 million. Each unit ("unit") offered by the Company consists of one share of common stock, $.01 par value ("Common Stock"), one redeemable Class A warrant ("Class A Warrants") and one redeemable Class B warrant ("Class B Warrants"). Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50, subject to adjustment, at any time until February 14, 2002. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.75, subject to adjustment, at any time until February 14, 2002. Commencing one year from the date of issuance the Class A Warrants and Class B Warrants (collectively, the "Warrants") are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days written notice, provided the closing bid price of the Common Stock averages in excess of $9.10 per share in the case of Class A Warrants and $12.25 per share in the case of Class B Warrants for any 30 consecutive trading days ending within 15 days of the notice of redemption.

NOTE G--COMMITMENTS AND OTHER MATTERS:

 RESEARCH SERVICES AGREEMENT:

   Pursuant to an agreement, expiring on December 31, 1998, to assist the Company in updating, designing, developing and implementing the software system used in the IntelliFit System, the Company paid the following amounts to a related party:

                            PERIOD/YEAR ENDED                            AMOUNT
                            -----------------                           --------
   December 31, 1994................................................... $ 20,000
   December 31, 1995...................................................  110,000
   December 31, 1996...................................................  244,000
   December 31, 1997...................................................  179,000

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 EMPLOYMENT AGREEMENT:

   The Company has a three year employment agreement with an officer providing for an annual base salary of $90,000 commencing February 1, 1997. The agreement provides for a bonus at the discretion of the Board of Directors and severance salary.

 RELATED PARTY TRANSACTIONS:

   The Company paid $40,000 to the President and stockholder of the Company for consulting services performed during 1997.

NOTE H--INCOME TAXES:

   At December 31, 1996 and December 31, 1997, the Company had available net operating loss carryforwards to reduce future taxable income of approximately $1,584,000 and $3,309,000, respectively. The net operating loss carryforwards expire in various amounts through 2012. The Company's ability to utilize its net operating loss carryforwards is subject to annual limitations as required under Section 382 of the Internal Revenue Code pursuant to ownership change arising during 1997 from the IPO and conversion of preferred stock and notes payable into common stock.

   At December 31, 1996 and December 31, 1997, the Company has deferred tax assets of approximately $963,000 and $1,497,000, respectively, representing the benefits of its net operating loss carryforwards and deferred taxes resulting from capitalized start-up costs and compensation expense in connection with the grant of options. The Company has provided a 100% valuation allowance for such assets since the likelihood of realization cannot be determined.

                                                                      APPENDIX B

                       HEURISTIC DEVELOPMENT GROUP, INC.

            FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 1999
          AND FOR THE PERIOD FROM JULY 20, 1994 THROUGH JUNE 30, 1999
                                  (unaudited)

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                                 June 30, 1999

                              ASSETS
                              ------
Current assets:
Cash and cash equivalents.........................................  $ 2,819,000
Prepaid expenses and other current assets.........................       62,000
                                                                    -----------
  Total current assets............................................    2,881,000
Captialized software costs........................................       50,000
                                                                    -----------
    TOTAL.........................................................  $ 2,931,000
                                                                    ===========

                           LIABILITIES
                           -----------
Current liabilities:
Accounts payable..................................................  $    49,000
Accrued expenses..................................................       56,000
                                                                    -----------
  Total current liabilities.......................................      105,000
                                                                    -----------

                       STOCKHOLDERS' EQUITY
                       --------------------
Preferred stock--$ .01 par value, authorized 5,000,000 shares issued and outstanding none......................................
Common stock--$ .01 par value, authorized 20,000,000 shares issued and outstanding 2,101,326 shares (includes 349,370 shares held in
 escrow)..........................................................       21,000
Additional paid-in capital........................................    8,441,000
(Deficit) accumulated during the development stage................   (5,486,000)
                                                                    -----------
                                                                      2,976,000
Treasury stock (149,900 shares)...................................     (150,000)
                                                                    -----------
  Total stockholders' equity......................................    2,826,000
                                                                    -----------
    TOTAL.........................................................  $ 2,931,000
                                                                    ===========

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                           July 20,
                           Three Months Ended       Six Months Ended         1994
                                 June 30                June 30,          (Inception)
                          ----------------------  ----------------------  to June 30,
                             1998        1999        1998        1999        1999
                          ----------  ----------  ----------  ----------  -----------
Costs and expenses:
Research and
 development:
Direct expenditures.....                                                  $   338,000
Payments under research
 services agreement.....                                                      137,000
                          ----------  ----------  ----------  ----------  -----------
Total research and
 development............                                                      475,000
General and
 administrative.........  $  130,000     258,000  $  314,000  $  432,000    3,844,000
Loss on sale and write
 down of equipment......         --                    7,000      13,000      185,000
Write down of
 capitalized software to
 estimated net
 realizable value.......                                                      456,000
Acquisition breakup
 fee....................                                                      100,000
                          ----------  ----------  ----------  ----------  -----------
Total costs and
 expenses...............     130,000     258,000     321,000     445,000    5,060,000
                          ----------  ----------  ----------  ----------  -----------
(Loss) from operations..    (130,000)   (258,000)   (321,000)   (445,000)  (5,060,000)
Interest expense and
 amortization of debt
 discount and expense...         --          --          --          --      (748,000)
Interest income.........      50,000      31,000      96,000      63,000      444,000
                          ----------  ----------  ----------  ----------  -----------
Net (loss)..............  $  (80,000)   (227,000)   (225,000)   (382,000) $(5,364,000)
                          ==========  ==========  ==========  ==========  ===========
Net (loss) per share--
 Basic and Diluted......  $    (0.05)      (0.11)      (0.13)      (0.24)
                          ==========  ==========  ==========  ==========
Weighted average shares
 outstanding............   1,751,956   1,602,056   1,751,956   1,602,056
                          ==========  ==========  ==========  ==========

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                     July 20,
                                              Six Months Ended         1994
                                                  June 30,          (Inception)
                                            ----------------------  to June 30,
                                               1998        1999        1999
                                            ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss)...............................  $ (225,000)   (382,000)  (5,364,000)
 Adjustments to reconcile net (loss) to
  net cash (used in) operating activities:
 Depreciation and amortization............       5,000       2,000      170,000
 Loss on sale and write down of
  equipment...............................       7,000      13,000      185,000
 Write down of capitalized software to
  estimated net realizable value..........                              456,000
 Deposit for letter of intent.............                              100,000
 Value of preferred stock charged to
  research and development................                               50,000
 Amortization of loan acquisition costs...                              160,000
 Amortization of debt discount............                              500,000
 Fair value of options granted............                              236,000
 Accrued interest on notes payable--
  stockholders............................                               64,000
 Changes in operating assets and
  liabilities:
 (Increase) decrease in prepaid expenses
  and other current assets................       9,000     (30,000)    (101,000)
 Net (decrease) increase in accounts
  payable and accrued expenses............     (19,000)     76,000      100,000
                                            ----------  ----------  -----------
  Net cash (used in) operating
   activities.............................    (223,000)   (321,000)  (3,444,000)
                                            ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Deposit for letter of intent.............                             (100,000)
 Acquisition of fixed assets..............      (5,000)          0     (339,000)
 Capitalized software costs...............         --                  (506,000)
 Proceeds from sale of equipment..........      11,000           0       24,000
                                            ----------  ----------  -----------
  Net cash (used in) investing
   activities.............................       6,000           0     (921,000)
                                            ----------  ----------  -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock and
  exercise of options.....................                              419,000
 Proceeds from the sale of preferred
  stock...................................                              550,000
 Proceeds from borrowings--notes payable--
  stockholders............................                            1,194,000
 Proceeds from Bridge notes...............                            1,000,000
 Repayment of Bridge notes................                           (1,000,000)
 Proceeds from public offering, net of
  expenses................................                            5,501,000
 Repayment of notes payable--
  stockholders............................                             (170,000)
 Loan acquisition costs...................                             (160,000)
 Purchase of treasury stock...............                             (150,000)
                                            ----------  ----------  -----------
  Net cash provided by financing
   activities.............................         --            0    7,184,000
                                            ----------  ----------  -----------
NET INCREASE (DECREASE) IN CASH...........    (217,000)   (321,000)   2,819,000
                                            ----------  ----------  -----------
Cash--end of period.......................   3,568,000  $2,819,000    2,819,000
                                            ==========  ==========  ===========
SUPPLEMENTAL AND NONCASH DISCLOSURES:
 Preferred stock issued in connection with
  assignment agreement....................                               50,000
 Warrants issued in connection with Bridge
  notes...................................                              500,000
 Common stock issued for conversion of
  debt, accrued interest, preferred stock
  and preferred dividends.................   1,084,000                1,084,000
 Initial public offering expenses charged
  to additional paid-in capital...........     198,000
 Interest paid............................      14,000                   16,000

Cash--beginning of period.................   3,785,000   3,140,000

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A)--Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Item 310 (b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Registrant Company's annual report on Form 10-KSB for the year ended December 31, 1998.

(NOTE B)--The Company:

   Heuristic Development Group (the "Company") is a development stage company formed in 1994 to research, develop, design and market fitness-related products. The Company's sole product has been IntelliFit, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs.

   Based on feedback from test sites and beta customers, and the disappointing acceptance of the IntelliFit product, the Company revamped its business model in the second half of 1997. The Company no longer believes that it can be successful in selling or licensing the IntelliFit product to customers and supporting the product in the field. The Company still believes, however, that the IntelliFit software may be a viable product for a company which has complementary products or an existing field sales organization, and plans to pursue licensing or selling the IntelliFit system to such a buyer.

   Additionally, because the IntelliFit software operates on a Macintosh OS operating system, the Company believes that the IntelliFit software has no exposure to the year 2000 problem that may result from the date change at the end of 1999. However, because there are currently no operations using the IntelliFit software, the Company is unable to assess whether the IntelliFit software would have any year 2000-related problems when installed or operated in conjunction with other non-Macintosh OS networks and systems.

   On June 3, 1999, the Company announced that it has executed a definitive merger agreement to merge with Virtual Communities, Inc., a privately held developer and publisher of Internet based communities.

   Under the terms of the merger agreement, a subsidiary of HDG will merge with VCI in an all stock transaction in which VCI's stockholders would receive between approximately 11.8 million to 15.4 million shares of HDG common stock (subject to adjustment), representing approximately 88% to 91% of HDG's common stock after the merger (assuming no exercise of either company's warrants or options). HDG's existing common stock and Class A and Class B warrants will remain outstanding. VCI's Board of Directors and management will become the Board of Directors and management of the merged company.

   The transaction is expected to close in the third quarter of 1999, subject to the satisfaction of certain conditions, including obtaining the approval of HDG's and VCI's stockholders and an opinion from an investment banking firm that the transaction is fair to HDG's stockholders.

   The transaction will be considered and treated as an acquisition, however, for accounting purposes, the transaction is a re-capitalization of the accounting acquirer, VCI.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses are expected to continue during the development stage.

                                                                      APPENDIX C


                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                            as of December 31, 1998

                           VIRTUAL COMMUNITIES, INC.

                                    Contents

                                                                          Page
                                                                        --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...............................   H-3
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets..........................................   H-4
  Consolidated Statements of Operations................................   H-5
  Consolidated Statements of Changes in Shareholders' Deficiency.......   H-6
  Consolidated Statement of Cash Flows.................................   H-7
  Notes to the Consolidated Financial Statements....................... H-8-H-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Virtual Communities, Inc.

   We have audited the accompanying consolidated balance sheets of Virtual Communities, Inc., a Delaware corporation, and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Communities, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered recurring net losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1B. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          Arthur Andersen, LLP

New York, New York
March 10, 1999

                           VIRTUAL COMMUNITIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (U.S. Dollars in thousands except per share data)

                                                                  December 31
                                                                ---------------
                                                           Note  1998    1997
                                                           ---- ------- -------
                          ASSETS
                          ------

Current Assets
 Cash and cash equivalents................................          574      34
 Trade receivables, net of allowance of $11 in 1998 ($6 in
  1997)...................................................          139     120
 Other receivables........................................           35      14
                                                                ------- -------
  Total current assets....................................          748     168
                                                                ------- -------
                                                                ------- -------
Fixed Assets, Net......................................... (3)      181     182
                                                           ---  ------- -------
Severance Pay Deposits.................................... (8)       31      15
                                                           ---  ------- -------
  Total assets............................................          960     365
                                                                ======= =======
         LIABILITIES AND SHAREHOLDERS' DEFICIENCY
         ----------------------------------------

Current Liabilities
 Short-term bank borrowings............................... (4)      101      69
 Shareholders' loans...................................... (5)      200     --
 Payables and accrued expenses............................ (6)      782     546
                                                           ---  ------- -------
  Total current liabilities...............................        1,083     615
Long-Term Liabilities
 Convertible Loans........................................ (7)      575     550
 Accrued severance pay.................................... (8)       74      44
                                                           ---  ------- -------
  Total long-term liabilities.............................          649     594
                                                                ------- -------
Shareholders' Deficiency
 Share capital                                             (a)
 Shares of $0.0001 par value Authorized--19,000,000 common
  stock and 1,000,000 preferred stock; issued and
  outstanding--8,425,749 common stock (1997--3,783,334)...            1     --
 Additional paid-in capital...............................        2,153     648
 Accumulated deficit......................................      (2,926) (1,492)
                                                                ------- -------
  Total shareholders' deficiency..........................        (772)   (844)
                                                                ------- -------
  Total liabilities and shareholders' deficiency..........          960     365
                                                                ======= =======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (U.S. Dollars in thousands except per share data)

                                                            For the year ended
                                                                December 31
                                                            --------------------
                                                      Note    1998       1997
                                                      ----  ---------  ---------
REVENUES.............................................             819        402
                                                            ---------  ---------
COST AND EXPENSES
  Cost of revenues................................... (10)        721        602
  Selling, general and administrative expenses....... (11)      1,341        849
  Financing expenses, net............................             191         56
                                                            ---------  ---------
                                                                2,253      1,507
                                                            =========  =========
    Net loss.........................................           1,434      1,105
                                                            =========  =========
NET LOSS PER SHARE...................................           (0.19)     (0.35)
                                                            =========  =========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING..................................       7,372,636  3,190,824
                                                            =========  =========




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' DEFICIENCY
               (U.S. Dollars in thousands except per share data)

                              Number of         Additional
                              ordinary   Share   paid-in   Accumulated
                               shares   capital  capital     deficit   Total
                              --------- ------- ---------- ----------- ------
Balance as of January 1,
 1997........................ 2,733,499   --        --         (387)     (387)
Shares issued................ 1,049,835   --        630         --        630
Options issued...............       --    --         18         --         18
Net loss.....................       --    --        --       (1,105)   (1,105)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1997........................ 3,783,334   --        648      (1,492)     (844)
Shares issued................ 4,642,415     1     1,433         --      1,434
Options issued...............       --    --         72         --         72
Net loss.....................       --    --        --       (1,434)   (1,434)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1998........................ 8,425,749     1     2,153      (2,926)     (772)
                              =========   ===     =====      ======    ======




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
               (U.S. Dollars in thousands except per share data)

                                                          For the year ended
                                                              December 31
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................    (1,434)    (1,492)
  Adjustments to reconcile net loss to net cash used in
   operating activities (see below)......................       274      1,238
                                                          ---------  ---------
    Net cash used in operating activities................    (1,160)      (254)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets...............................       (77)       (88)
  Investment in subsidiary...............................       --         (10)
  Investment in other assets.............................       --        (400)
                                                          ---------  ---------
    Net cash used in investing activities................       (77)      (498)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowings, net........................        32        (12)
  Receipt of shareholders' loans.........................       200        --
  Receipt of convertible loans...........................       624        150
  Issuance of shares.....................................       921        648
                                                          ---------  ---------
    Net cash provided by financing activities............     1,777        786
                                                          ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................       540         34
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........        34        --
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................       574         34
                                                          =========  =========
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN
 OPERATING ACTIVITIES:
  Items not affecting operating cash flows:
    Depreciation.........................................        78         26
    Accrued severance pay, net...........................        14         21
    Nonrecurring expense.................................       --         796
  Changes in operating assets and liabilities:...........
    Decrease (increase) in trade receivables, net........       (19)       285
    Decrease (increase) in other receivables.............       (21)        14
    Increase in payables and accrued expenses............       222         96
                                                          ---------  ---------
                                                                274      1,238
                                                          =========  =========
INTEREST PAID............................................        23         15
                                                          =========  =========
NONCASH TRANSACTIONS
  Issuance of shares upon conversions of loans...........       585        --
                                                          =========  =========
PURCHASE OF SUBSIDIARY
  Assets and liabilities at date of purchase:
    Working capital (excluding cash).....................       --         106
    Fixed assets.........................................       --        (120)
    Convertible loans....................................       --         400
    Other goodwill-type intangible assets................       --        (396)
                                                          ---------  ---------
                                                                --         (10)
                                                          =========  =========

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
               (U.S. Dollars in thousands except per share data)

NOTE 1-- GENERAL

   A. Virtual Communities, Inc., (the "Company"), a Delaware corporation, was incorporated in 1996 and commenced its operations in June 1997. The Company is an Internet publisher engaged in developing and operating Web communities, acquiring related technologies and providing internet hosting, marketing and advertising services.

   The Company's first Web community, "Virtual Jerusalem" ("VJ"), located on the World Wide Web at www.virtualjerusalem.com, is an aggregation of Jewish and Israel related content on the Internet. The VJ site contains over a hundred sites and thousands of pages of news, features and interactive content and services, as well as access to thousands of additional related sites on the Internet.

   The Company acquired the majority of the net assets and shares of Virtual Jerusalem Ltd. ("VJL"), an Israeli company for book purposes, in June 1997. VJL commenced operations in January 1996 and introduced the VJ site in May 1996. VJL develops and maintains the VJ Web site and the Company's affiliated sites on behalf of the Company. VJL is considered a predecessor of the Company.

   In June 1998, the Company formed a new company registered under the laws of Israel, VCI Internet Properties Ltd. ("VCIIP") for the purpose of publishing and operating an Israel news service and Web site formed by the Company in June 1998, called "IsraelWire". IsraelWire provides online news from Israel on a continuous basis. The Company owns 99% of the shares of VCIIP.

   In December 1998, the Company launched its second Web community, Virtual HolyLand ("VHL"), located on the Web at www.virtualholyland.com, which is targeted to the Evangelical Christian market. The Company has entered into agreements with several content partners for use of their content on the VHL site.

   B. The Company incurred net losses in 1997 and 1998 amounting approximately to $2.5 million and anticipates that it will continue to incur losses for some time. The Company's continued existence is dependent on its ability to generate more revenues and on obtaining additional financing from its shareholders and outside sources. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company raised an initial amount during February 1999 (see Note 9E) and intends to raise additional capital through a private placements in 1999 (see Note 7A).

   C. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--ACCOUNTING POLICIES

   The consolidated financial statements have been prepared in conformity with generally accepted paaccounting principles. The significant accounting policies followed in the preparation of the financial statements applied on a consistent basis are:

 A. CASH AND CASH EQUIVALENTS

   All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 B. FIXED ASSETS, NET

   These assets are presented at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets ranging as follows:


                                                                            Year
                                                                            ----
   Computers...............................................................  3-4
   Furniture and office equipment.......................................... 7-14

 C. REVENUE RECOGNITION

   The Company's primary source of revenue to date has been from online Web site advertising fees. The Company recognizes revenues earned from advertising fees ratably over the term of the advertising contract. The Company also earns revenues from hosting and exposure of content partner owned Web sites, and from site production services. Hosting and exposure revenues are recognized ratably over the service period, which is usually annually. Revenues from production services are recognized upon completion of such services.

 D. BARTER ARRANGEMENTS

   The Company enters into barter arrangements with certain customers, whereby the Company's advertising, hosting and exposure or production services are exchanged for goods or services.

   Revenues and expenses from barter transactions are measured on the basis of the fair value of the goods or services sold or, if more clearly evident, the fair value of the assets or services received.

   In regard to advertising barter transactions, barter revenue is recognized over the term of the advertising contract, whereas barter expenses are recognized as incurred. Approximately 15% and 28% of the advertising revenue recorded by the Company in 1997 and 1998, respectively, related to barter in exchange for airline tickets or promotional services at trade events. Revenue from barter is calculated based upon the fair market value of the goods or services received. The fair value of the airline tickets or promotional services received by the Company are determined based on the respective customer's listed prices.

   In addition, approximately 38% of the hosting and exposure revenue recorded by the Company in 1998, relating to Web sites hosted on the Company's server, were attributed to barter relationships. In exchange for these services the Company received either content material published on the Company's site or promotional services in various publications or at public events. The fair value of the Company's hosting and exposure fees are determined by the standard rate charged to cash buyers. This annual fee is recognized ratably over the twelve-month period to which the annual fee relates. In 1997 there were no revenues from barter of hosting and exposure.

   In 1998, approximately 76% of production revenue were attributed to barter relationships, in exchange for content material published on the Company's site. The fair value of the Company's production fees is determined by the standard rates charged to cash buyers. This revenue is recognized as the Company provides the production service. In 1997, there were no revenues from barter of production services.

   Barter expenses are included in selling, general and administrative expenses section of the statements of operations.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 E. LOSS PER SHARE

   In accordance with SFAS 128, net earnings (loss) per Ordinary share amounts ("Basic EPS") are computed by dividing net earnings (loss), adjusted for preferred stock as required, by the weighted average number of common shares outstanding and excluding any dilution. Net earnings (loss) per Ordinary share amounts assuming dilution ("Diluted EPS") are computed by reflecting potential dilution of the Company's securities. Basic and Diluted EPS are the same for the years ended December 31, 1998 and 1997 since all securities are considered antidilutive.

NOTE 3--FIXED ASSETS, NET

                                                                       December
                                                                          31
                                                                       ---------
                                                                       1998 1997
                                                                       ---- ----
   Computers.......................................................... 291  219
   Furniture and office equipment.....................................  27   22
                                                                       ---  ---
                                                                       318  241
   Less--accumulated depreciation..................................... 137   59
                                                                       ---  ---
   Net book value..................................................... 181  182
                                                                       ===  ===

NOTE 4--SHORT-TERM BANK BORROWINGS

                                                                       December
                                                                          31
                                                                       ---------
                                                                       1998 1997
                                                                       ---- ----
   Bank overdrafts....................................................  41   69
   Bank loan..........................................................  60  --
                                                                       ---  ---
                                                                       101   69
                                                                       ===  ===

   Bank overdrafts (in New Israeli Shekels) bear interest of approximately 17% per annum. Bank loan (in U.S.$) bears interest of approximately 7% per annum.

NOTE 5--SHORT TERM SHAREHOLDERS LOANS

   In May 1998, the Company received interest free three month bridge loans from two individuals in the aggregate amount of $200 (the "May 1998 Loans"). In consideration for the May 1998 Loans, the Company agreed to issue a total of 30,000 shares of common stock for each month that the loans were not repaid for the first ninety days, after which time the Company agreed to issue a total of 60,000 shares of common stock for each additional month (or a pro-rated amount for each partial month) that the May 1998 Loans remains unpaid. As a result, the Company recorded interest expense in the amount of $155. Subsequent to the balance sheet date, the Company repaid the loans and repurchased a total of 330,000 shares that were issued to the lenders as of December 9, 1998, for a total of $132, or $0.40 a share. The lenders agreed to accept such payment together with repayment of the May 1998 loans in lieu of any shares that may have accrued to them prior to repayment.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 6--PAYABLES AND ACCRUED EXPENSES

                                                                   December 31
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
   Accounts payable...............................................   274    226
   Payroll, government institutions and others....................   245     84
   Accrued expenses and deferred income...........................   263    236
                                                                   -----  -----
                                                                     782    546
                                                                   =====  =====

NOTE 7--CONVERTIBLE LOANS

   A. On December 31, 1998, the Company issued a one year secured convertible promissory note in the principal amount of $500 (the "Note") to Virtual Acquisition Co., LLC ("VAC"), a company affiliated with principals of Jesup & Lamont Securities Corp., a New York investment bank ("Jesup"). Jesup has entered into an agreement with the Company whereby Jesup has agreed to raise $5 million through the private placement of the Company's securities on a "best efforts" basis, no later than April 5, 1999.

   Subsequent to balance sheet date (in February 1999), the Note was converted into 5,000 shares of Series A preferred stock, thereby eliminating such debt, simultaneously with the sale of 9,550 preferred stock of the Company by Jesup for $955 (See Note 9E). In consideration for the Note, the Company issued to VAC a five year warrant (the "VAC Warrant") expiring December 31, 2003 to purchase of 479,856 shares of common stock at an exercise price of $0.52 per share.

   B. In October 1998, the Company received a three month loan in the principal amount of $25. The loan accrues interest at the rate of 12% per annum and is convertible into 38,462 shares of common stock of the Company at a rate of $0.65 per share. In consideration for such loan, the Company issued the lender 2,500 shares of common stock of the Company. The Company repaid the loan with the accrued interest in January 1999.

   C. In February 1998, the Company received from a related party a ninety day loan (the "Loan"), extendable for an additional ninety day period, in the principle amount of $50 . The Loan bears interest at the rate of 10% per annum and is convertible into 75,757 shares of common stock of the Company at the rate of $0.66 per share. In consideration for the Loan, the Company agreed to issue a warrant to purchase 5,000 shares of common stock for each month that the Loan remained outstanding. As of December 31, 1998, the related party had accrued a warrant for a total of 53,300 shares of common stock at an exercise price of $0.66 per share. The Company repaid the Loan, together with accrued interest in January 1999.

NOTE 8--ACCRUED SEVERANCE PAY

   The Company's obligation for severance pay to employees in Israel is partially covered by payments to insurance companies. The accrual for severance pay and deposits with insurance companies in respect of severance pay are included in the balance sheet.

NOTE 9--SHARE CAPITAL

   A. During 1998, the Company issued 2,682,023 shares in respect of loans and convertible loans granted to the Company during 1997 (1,786,056 to related parties), and additional 1,960,392 shares were issued in respect of loans that were granted to the Company during 1998 (154,096to related parties) and to some shareholders of the Company.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


   B. The Company reserved 726,000 shares of common stock for issuance under its 1997 Stock Option Plan ("1997 SOP") and an additional 524,000 shares for issuance under a similar 1998 Stock Option Plan ("1998 SOP"). Actual grants are as follows:

                                                               No. of   Exercise
                                                               options   price
                                                               -------  --------
   Granted in 1997 to employees............................... 423,500   $0.40
                                                               -------
   Balance at December 31, 1997............................... 423,500
   Granted in 1998 to employees............................... 610,000   $0.65
   Forfeited (employees) in 1998.............................. (60,500)
                                                               -------
   Balance at December 31, 1998                                973,000
                                                               =======

   Compensation cost under the alternative fair value accounting method under FASB statement No. 123, "Accounting for Stock Based Compensation", had not been provided since the effect is estimated to be immaterial.

   C. The Company granted options and warrants to shareholders and lenders relating to loans, amounting to 60,500 and 1,061,418 in 1997 and 1998, respectively (60,500 and 252,044 to related parties in 1997 and 1998 respectively). The exercise price per share of common stock ranges from $0.30 to $1.00.

   D. Subsequent to the balance sheet date, the Company committed to issue 91,250 shares of the Company to a consultant of the Company and 21,277 shares to a non-affiliated investor.

   E. In February 1999, the Company raised gross proceeds of $955 (before issuance expenses) through the issuance of 9,550 shares of Series A Preferred Stock to 35 accredited investors. At the same time, a $500 secured convertible promissory note provided to the Company by Virtual Acquisition Co. LLC on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt (see Note 7). Holders of the Series A preferred stock have the right to convert their stock into common stock of the Company at any time. The Series A preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   The 9,550 and the 5,000 Series A preferred stock above will automatically convert into 1,807,004 shares of common stock upon the completion of at least $4 million in additional financing by the Company at a 10% minimum premium over the Series A conversion price of $0.8052 per share, upon an underwritten public offering of shares of common stock that yields gross proceeds of at least $25 million or upon a reverse merger of the Company into an existing public company.

NOTE 10--COST OF REVENUES

                                                                 For the year
                                                                     ended
                                                                  December 31
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Salaries and related expenses................................    426     416
   Content material.............................................    103     --
   Internet connectivity........................................     50      58
   Rent and maintenance.........................................     46      89
   Other........................................................     96      39
                                                                 ------  ------
                                                                    721     602
                                                                 ======  ======

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 11--SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                  For the year
                                                                     ended
                                                                  December 31
                                                                  --------------
                                                                   1998   1997
                                                                  ------- ------
   Salaries and related expenses.................................     718   475
   Rent and maintenance..........................................      80    71
   Advertising...................................................     109    35
   Legal and professional expenses...............................      60    90
   Travel........................................................      77    42
   Other expenses................................................     297   136
                                                                  ------- -----
                                                                    1,341   849
                                                                  ======= =====

   During the year the Company rented office space and obtained administrative services from related parties in consideration of $148 (1997 -- $106).

NOTE 12--TAXES ON INCOME

   A. Carryforward losses for tax purposes approximate $2.1 million. Due to the uncertainty of realizing the benefit of the loss carryforward, a valuation allowance for the related deferred tax asset has been recorded.

   B. VJL is subject to the Israeli Income Tax Law (Adjustments for Inflation), 1985, which provides for an adjustment for the effects of inflation on taxable income in respect of that portion of shareholders' equity not invested in inflation-resistant assets. The carryforward loss for tax purposes is approximately $100.

                                   # # # # #

                                                                      APPENDIX D

                           VIRTUAL COMMUNITIES, INC.

                         CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1999

                           VIRTUAL COMMUNITIES, INC.

              CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF JUNE 30, 1999

                                    Contents

                                                      Page
                                                      ----
CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets                         I-3

  Consolidated Statements of Operations               I-4

  Consolidated Statements of Shareholders' Deficiency I-5

  Consolidated Statements of Cash Flows               I-6

  Notes to the Consolidated Financial Statements      I-7

                                 # # # # # # #

                           VIRTUAL COMMUNITIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (U.S. Dollars in thousands except share data)

                                                          June 30   December 31
                                                           1999        1998
                                                        ----------- -----------
                                                        (Unaudited)  (Audited)
                                                        ----------- -----------
ASSETS
Current Assets
 Cash and cash equivalents.............................      368         574
 Trade receivables, net of allowance of $18 in 1999 and
  $11 in 1998..........................................      249         139
 Other receivables.....................................       81          35
                                                          ------      ------
    Total current assets...............................      698         748
                                                          ------      ------
Fixed Assets, Net......................................      398         181
                                                          ------      ------
Severance Pay Deposits.................................       57          31
                                                          ------      ------
    Total assets.......................................    1,153         960
                                                          ======      ======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
 Short-term bank borrowings............................       59         101
 Shareholders' loans...................................      150         200
 Payables and accrued expenses.........................    1,232         782
                                                          ------      ------
    Total current liabilities..........................    1,441       1,083
                                                          ------      ------
Long-Term Liabilities
 Convertible Loans.....................................      --          575
 Accrued severance pay ................................      103          74
                                                          ------      ------
    Total long-term liabilities........................      103         649
                                                          ------      ------
    Total liabilities..................................    1,544       1,732
                                                          ------      ------
Shareholders' Deficiency
 Share capital
  Shares of $0.0001 par value
   Preferred stock, Series A and B authorized -
    1,000,000 shares; issued and outstanding as of June
    30, 1999--14,550 shares and 9,325 shares Series A
    and B, respectively (December 31, 1998--none)......      --          --
   Common stock authorized--19,000,000 shares; issued
    and outstanding--8,538,276 shares as of June 30,
    1999 and 8,425,749 shares as of December 31, 1998..        1           1
 Additional paid-in capital............................    4,373       2,153
 Accumulated deficit...................................   (4,765)     (2,926)
                                                          ------      ------
    Total shareholders' deficiency.....................     (391)       (772)
                                                          ------      ------
    Total liabilities and shareholders' deficiency.....    1,153         960
                                                          ======      ======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (U.S. Dollars in thousands except share and per share data)

                                       For the three
                                       months ended       For the six months
                                          June 30            ended June 30
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------  ---------
                                        (Unaudited)           (Unaudited)
                                    --------------------  --------------------
REVENUES...........................       173        182        345        514
                                    ---------  ---------  ---------  ---------
COST AND EXPENSES
  Cost of revenues.................       319        174        556        327
  Selling, general and
   administrative expenses.........       768        322      1,329        606
  Financing expenses, net..........        12         34         58         48
  Expenses of merger...............       241        --         241        --
                                    ---------  ---------  ---------  ---------
                                        1,340        530      2,184        981
                                    ---------  ---------  ---------  ---------
    Net loss.......................    (1,167)      (348)    (1,839)      (467)
                                    =========  =========  =========  =========
Net loss per share.................     (0.14)     (0.09)     (0.22)     (0.12)
                                    =========  =========  =========  =========
Weighted average number of shares
 outstanding....................... 8,538,276  3,891,667  8,515,975  3,891,667
                                    =========  =========  =========  =========


   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' DEFICIENCY
                 (U.S. Dollars in thousands except share data)
                                  (Unaudited)

                          Number of Number of
                          Series A  Series B  Number of         Additional
                          preferred preferred ordinary   Share   paid-in   Accumulated
                           shares    shares    shares   capital  capital     deficit   Total
                          --------- --------- --------- ------- ---------- ----------- ------
Balance as of January 1,
 1999...................      --        --    8,425,749     1     2,153      (2,926)     (772)
Common stock issued.....      --        --      112,527   --        148         --        148
Series A preferred stock
 issued upon conversion
 of convertible loans...    5,000       --          --    --        500         --        500
Series A preferred stock
 issued, net of issuance
 costs..................    9,550       --          --    --        815         --        815
Series B preferred stock
 issued, net of issuance
 costs..................      --      9,325         --    --        757         --        757
Net loss................      --        --          --    --        --       (1,839)   (1,839)
                           ------     -----   ---------   ---     -----      ------    ------
Balance as of June 30,
 1999...................   14,550     9,325   8,538,276     1     4,373      (4,765)     (391)
                           ======     =====   =========   ===     =====      ======    ======


   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. Dollars in thousands)

                                                                  For the six
                                                                    months
                                                                     ended
                                                                    June 30
                                                                  ------------
                                                                   1999   1998
                                                                  ------  ----
                                                                  (Unaudited)
                                                                  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................... (1,839) (467)
  Adjustments to reconcile net loss to net cash used in operating
   activities (see below)........................................    361   112
                                                                  ------  ----
    Net cash used in operating activities........................ (1,478) (355)
                                                                  ------  ----
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets.......................................   (281)  (28)
                                                                  ------  ----
    Net cash used in investing activities........................   (281)  (28)
                                                                  ------  ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in short-term bank borrowing, net.....................    (42)  (27)
  Receipt of shareholders' loans.................................    150   --
  Repayment of shareholders' loans...............................   (200)  --
  Receipt (repayment) of convertible loans (*)...................    (75)  347
  Issuance of common stock.......................................    148    46
  Issuance of preferred stock, Series A and B....................  1,572   --
                                                                  ------  ----
    Net cash provided by financing activities....................  1,553   366
                                                                  ------  ----
DECREASE IN CASH AND CASH EQUIVALENTS............................   (206)  (17)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................    574    34
                                                                  ------  ----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................    368    17
                                                                  ======  ====

ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING
 ACTIVITIES:
  Items not involving operating cash flows:
    Depreciation.................................................     64    17
    Accrued severance pay, net...................................      3    26
  Changes in operating assets and liabilities
    Increase in receivables......................................   (156)  (91)
    Increase in payable and accrued expenses.....................    450   208
                                                                  ------  ----
                                                                     361   160
                                                                  ======  ====
NONCASH TRANSACTIONS
  Issuance of preferred stock, Series A upon conversions
   of loans (*)..................................................    500   --
                                                                  ======  ====

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (Unaudited)

Note 1--BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and notes for the year ended December 31, 1998.

Note 2--SHAREHOLDERS' LOAN

   In January 1999, the Company received a six month, interest-free loan in the principal amount of $150,000 from a non-affiliated shareholder of the Company. In the event the loan is not repaid in six months, the loan will incur interest at the rate of 10% per annum commencing July 1999. The Company and the lender have agreed to negotiate a potential joint venture whereby the Company would develop, produce, host on its server and promote through its online communities a web site that will promote and offer online insurance services, as permitted by law. In the event the venture is agreed upon, the Company will be required to contribute up to $200,000 in services to implement the venture and the loan will be forgiven by the lender in consideration of additional services by the Company in the amount of the loan. In the event the parties do not proceed with the joint venture within six months from the date of the loan, the lender is entitled to convert all or a portion of the loan into common stock of the Company at a rate of $0.58 per share until such time as the Company repays the loan, provided, however, that the Company's investment bankers agree to such conversion.

Note 3--SHARE CAPITAL

   A. During the period January--June 1999 the Company issued 91,250 shares of common stock of the Company at $0.805 per share to a consultant of the Company and 21,277 shares at $0.47 per share to a non-affiliated investor.

   B. In February 1999, the Company raised gross proceeds of $955,000 (before issuance costs) through the issuance of 9,550 shares of Series A preferred stock to 35 accredited investors. At the same time, a $500,000 Secured Convertible Promissory Note provided by the Company to Virtual Acquisition Co. LLC (a company affiliated with principals of Jesup & Lamont, a New York investment bank) on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt. Holders of the Series A preferred stock have the right to convert their stock into common stock of the Company at any time. The Series A preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   The 9,550 and the 5,000 Series A preferred stock mentioned above will automatically convert into 1,807,004 shares of common stock upon the completion of at least $4 million in additional financing by the Company at a 10% minimum premium over the Series A conversion price of $0.8052 per share, upon an underwritten public offering of shares of common stock that yields gross proceeds of at least $25 million or upon a merger of the Company into an existing public company.

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (CONT.)
                                  (Unaudited)


   C. In June 1999, the Company raised gross proceeds of $932,500 (before issuance costs) through the issuance of 9,325 shares of Series B preferred stock to 24 accredited investors. The gross proceeds from the issuance include a sum of $182,500, which was received as a result of oversubscription. The Company has recently received consents from its Series A preferred shareholders to authorize the increased size of the Series B preferred shares offering. Holders of the Series B preferred stock have the right to convert their stock into 444,048 shares of common stock of the Company at a conversion ratio of $2.1 per share. The Series B preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   In the event the Company's anticipated merger with HDG (see Note 4) does not occur, the conversion ratio will be reset from $2.1 per share to $1.45 per share so that Series B shareholders will be issued a total of 643,103 shares upon their conversion of the Series B preferred stock into common stock.

   D. Subsequent to balance sheet date, the Company issued 1,000 shares of Series B Preferred Stock for $100,000 to an individual who has been nominated to become a member of the Board of the Company following its proposed merger with and into HDG. The Series B shares are convertible into 47,619 shares of Common Stock of the Company.

Note 4--MERGER AGREEMENT

   As of June 2, 1999, the Company ("VCI") signed a merger agreement with a to-be-formed wholly owned subsidiary (the "SUB") of Heuristic Development Group Inc. ("HDG"), a Delaware corporation whose securities are traded publicly on NASDAQ SmallCap Market (under the symbol "IFIT"). VCI and HDG require, among other things, the approval of their respective shareholders to complete the merger. Upon completing the merger, VCI will become a subsidiary of HDG. Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd. will remain subsidiaries of VCI following the merger. HDG's Board and management will resign upon the completion of the merger and VCI's Board and management will replace them. HDG will change its name to Virtual Communities, Inc.

   Upon completion of the merger, VCI's shareholders will have the right to exchange their shares in VCI for shares in HDG. Holders of options and warrants to acquire VCI common stock, including individuals who have been granted options under VCI's Stock Option Plans (SOPs) will continue to hold such options/warrants which shall be exercisable under the same terms and conditions as under the SOPs or the warrant agreements, as applicable, provided, however, that upon their exercise of their options/warrants, employees will receive shares of HDG common stock in lieu of shares in VCI pursuant to a precise conversion ratio that was negotiated by VCI and HDG and is defined in the merger agreement. The conversion ratio to be applied to the VCI shares which are the subject of SOP's and warrants is the same ratio to be applied to the receipt by the VCI shareholders of HDG shares in exchange for their shares of VCI following the merger.

Note 5--COMMITMENTS

   In May and June 1999, VCI entered into two lease agreements. One agreement is for approximately 5,000 square feet of office space in New York City that serves as the VCI's corporate headquarters and sales, marketing and business development offices. The term of the lease is for five years with monthly rent commencing at approximately $7,500 per month for a total commitment of approximately $550,000 over the course of the term. The other lease is for office space in Jerusalem, Israel at the Jerusalem Technology Park

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (CONT.)
                                  (Unaudited)

that houses the VCI's subsidiary's operations. The term of the Jerusalem lease is for three years with options to extend the lease for three additional one-year terms. The rent is $18,400 per month assuming VCI's subsidiary secures Approved Enterprise status under the laws of the State of Israel, or $22,100 per month in the event VCI's subsidiary does not receive the same, for a total commitment of up to approximately $800,000 over the course of the three year term.


Note 6--SUBSEQUENT EVENTS

   In September 1999, VCI entered into a Note Purchase Agreement with HDG to issue up to $750,000 12% Senior Convertible Notes (the "Notes") to HDG. $250,000 of such Notes have been issued to date and an additional $500,000 Notes is anticipated to be issued to HDG by October 1999 upon written demand by VCI at any time after VCI has secured the approval of its shareholders of the proposed Merger with HDG. In the event that VCI does not obtain shareholder approval on or before October 8, 1999 HDG shall not be obligated to the additional $500,000 Notes. The Notes are secured by a Security Agreement pursuant to which HDG's has a security interest in all of VCI's assets which serves as collateral for the Notes and a UCC Financing Statement. All principal plus all accrued interest shall be due and payable on the earlier of (i) the termination of the Merger Agreement between VCI and HDG and, (ii) December 31, 1999 (unless the parties extend the date for execution of the Merger Agreement.)

   The Notes are also convertible at a rate of $1.45 per share in the event the anticipated merger does not close. Pursuant to the Note Purchase Agreement, VCI also granted to HDG certain registration rights for the convertible shares and the shares underlying the Warrant. Pursuant to the Note Purchase Agreement, VCI and HDG also executed an amendment to the Merger Agreement eliminating a number of elements required for closing and stipulating that in the event VCI shareholders do not approve the merger by October 3, 1999, HDG may cancel the Merger Agreement.

   In connection with the Notes, the Company issued to HDG a Warrant exercisable for a period of five years for the purchase 500,000 shares of its Common Stock. In the event that the merger closes pursuant to the Merger Agreement, the Warrant shall expire immediately. The Warrant is exercisable immediately upon the termination of such merger at a price of $1.45 per share subject to adjustment.

                                    # # # # # #

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   The Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

   In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

Item 25. Other Expenses of Issuance and Distribution.

   All expenses other than the Commission's filing fees are estimated.

                                                                        Amount
                                                                        -------
   SEC Registration Fee................................................ $ 6,100
   Printing Fees and Expenses..........................................  15,000
   Accounting Fees and Expenses........................................  20,000
   Legal Fees and Expenses.............................................  25,000
   Miscellaneous Expenses..............................................   5,000
                                                                        -------
     Total............................................................. $71,100

Item 26. Recent Sales of Unregistered Securities.

   In December 1996, the company issued 20 units, each unit consisting of a note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share to accredited investors for an aggregate purchase price of $1,000,000.

   The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. D.H. Blair Investment Banking Corp. acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the registrant paid sales commissions in the aggregate amount of $100,000 and a non-accountable expense allowance in the aggregate amount of $30,000.

Item 27. Exhibits.

    (a) The following is a list of Exhibits filed herewith as a part of this Registration Statement:

 Exhibit No. Description of document
 ----------- -----------------------
 2(1)        Agreement and Plan of Merger between Heuristic DevelopmentGroup and Virtual Communities dated June 2, 1999, as filed with the
             Commission as Exhibit 2.1 to Heuristic Development Group's Form
             10-Q for the quarter ended on June 30, 1999, is incorporated by reference.
 3(1)        Certificate of Incorporation of Heuristic Development Group, as
             amended, as filed with the Commission as Exhibit 3.1 to Heuristic
             Development Group's Registration Statement on Form SB-2 filed on
             December 11, 1996 (File No. 333-17635), is incorporated by reference.
 3(2)        Bylaws of Heuristic Development Group, as filed with the
             Commission as Exhibit 3.2 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
  3(3)       Certificate of Amendment of Certificate of Incorporation for
             Virtual Jerusalem, Ltd., filed with the Delaware Secretary of
             State on July 2, 1997, as filed with the Commission as Exhibit
             3(3) to Heuristic Development Group's Registration Statement on
             Form S-4 on September 17, 1999 (File No. 333-87373), is
             incorporated by reference.
  3(4)       Certificate of Incorporation of Virtual Jerusalem, Ltd., filed with the Delaware Secretary of State on August 13, 1996, as filed with the Commission as Exhibit 3(4) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.
  3(5)       Amended and Restated Bylaws of Virtual Communities, Inc , as filed with the Commission as Exhibit 3(5) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.
  5(1)       Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil &
             Shapiro, LLP.*
 10(1)       Agreement between Jewish Telegraphic Agency, Inc. and Virtual
             Jerusalem, dated September, 1996, filed with the Commission as
             Exhibit 10(1) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(2)       Letter Agreement between Continental Airlines, Inc. and Virtual
             Communities, Inc. dated May 18, 1999, as filed with the Commission as Exhibit (10)2 to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(3)       Agreement between Jewish Television Network and Virtual Jerusalem,
             Ltd. dated March 23, 1997, as filed with the Commission as Exhibit
             10(3) to Heuristic Development Group's Registration Statement on
             Form S-4 on September 17, 1999 (File No. 333-87373), is
             incorporated by reference.
 10(4)       Agreement between Matthew Album and Virtual Communities, Inc., dated March 2, 1998, as filed with the Commission as Exhibit 10(4)
             to Heuristic Development Group's Registration Statement on Form S-
             4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(5)       Agreement between Haaretz Daily Newspaper Ltd. and Virtual
             Communities, Inc., dated July 15, 1998, as filed with the
             Commission as Exhibit 10(5) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(6)       Netgravity Adserver License Agreement between Netgravity, Inc. and
             Virtual Communities dated June 30, 1999, as filed with the
             Commission as Exhibit 10(6) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(7)       Software License Agreement between Cortext Ltd. and Planet
             Communications Ltd., on the one hand, and Virtual Communities,
             Inc., on the other hand, dated July 16, 1999, as filed with the
             Commission as Exhibit 10(7) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(8)       Web Design and Development Agreement between VCI Community
             Solutions, Inc. and Tromaville.com, Inc., dated August 6, 1999, as filed with the Commission as Exhibit 10(8) to Heuristic
             Development Group's Registration Statement on Form S-4 on
             September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(9)       Frontier Global Center, Inc. Master Service Agreement between
             Frontier GlobalCenter, Inc. and Virtual Communities dated March
             15, 1998, as filed with the Commission as Exhibit 10(9) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(10)      Financial Services Agreement between Virtual Communities, Inc. and
             Virtual Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(10) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.
 10(11)      Cost Plus Agreement between Virtual Communities, Inc. and Virtual
             Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(11) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(12)      Lease Agreement between Allied Investments Ltd., as Lessor, and
             Virtual Jerusalem, as Lessee, dated December 29, 1998, as filed with the Commission as Exhibit 10(12) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.
 10(13)      Letter Guarantee to Allied Investments from Israel General Bank
             Ltd.. dated December 23, 1998, as filed with the Commission as
             Exhibit 10(13) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(14)      Lease Agreement between J.T.P. The Jerusalem Technology Park Ltd., as Lessor, and Virtual Communities Israel, Ltd., as Lessee, dated
             May 19, 1999, as filed with the Commission as Exhibit 10(14) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(15)      Letter Guarantee to J.T.P. The Jerusalem Technology Park Ltd. from
             Israel General Bank Ltd.. dated August 16, 1999, as filed with the
             Commission as Exhibit 10(15) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(16)      Lease Agreement between Eighth Avenue Loft Associates and Virtual
             Communities, Inc. dated June 14, 1999, as filed with the
             Commission as Exhibit 10(16) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(17)      Employment Agreement between Avi Moskowitz and Virtual
             Communities, Inc. dated June 1, 1999, as filed with the Commission as Exhibit 10(17) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(18)      Employment Agreement between Michael Harwayne and Virtual
             Communities, Inc. dated February, 1999, as filed with the
             Commission as Exhibit 10(18) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(19)      Employment Agreement between Mark McCourt and Virtual Communities,
             Inc. dated February, 1999, as filed with the Commission as Exhibit
             10(19) to Heuristic Development Group's Registration Statement on
             Form S-4 on September 17, 1999 (File No. 333-87373), is
             incorporated by reference.
 10(20)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-15, between Virtual Communities and Avi Moskowitz dated
             December 31, 1998, as filed with the Commission as Exhibit 10(20)
             to Heuristic Development Group's Registration Statement on Form S-
             4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(21)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-17, between Virtual Communities and Avi Moskowitz dated
             June, 1998, as filed with the Commission as Exhibit 10(21) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(22)      Warrants to Purchase Shares of Common Stock of Virtual
             Communities, Inc. Nos. W-14, W-25 and W-26 between Virtual
             Communities and David Morris dated June, 1998, as filed with the
             Commission as Exhibit 10(22) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(23)      1997 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(23) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(24)      1998 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(24) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(25)      1999 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(25) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(26)      1996 Stock Option Plan of Heuristic Development Group, as filed with the Commission as Exhibit 10.1 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.
 10(27)      Escrow Agreement among Heuristic Development Group, American Stock
             Transfer & Trust Company, and shareholders of Heuristic
             Development Group, , as filed with the Commission as Exhibit 10.2 to Heuristic Development Group's Registration Statement on Form
             SB-2 filed on December 11, 1996 (File No. 333-17635), is
             incorporated by reference.
 10(28)      Form of Indemnification Agreement, as filed with the Commission as
             Exhibit 10.3 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(29)      Assignment dated August 22, 1994 between Nautilus Group Japan,
             Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit 10.4 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(30)      Exclusive Distribution License Agreement dated June 1995 between
             Nautilus Group Japan, Ltd. and Heuristic Development Group, as
             filed with the Commission as Exhibit 10.5 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.
 10(31)      Letter Agreement dated November 27, 1996 between Nautilus Group
             Japan, Ltd. and Heuristic Development Group, as filed with the
             Commission as Exhibit 10.6 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
 10(32)      Office Lease dated August 1, 1996 between Paulistic Productions and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.7 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(33)      Retainer Agreement dated August 16, 1994 between TransPac Software and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.8 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(34)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development and Steven R. Gumins, as filed with the
             Commission as Exhibit 10.9 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(35)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development Group and Deborah E. Griffin, as filed with the Commission as Exhibit 10.10 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
 10(36)      Conversion Agreement between Heuristic Development Group and holders of Indebtedness, as filed with the Commission as Exhibits
             10.11 and 10.12 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 23(1)       Consent of Arthur Andersen, LLP.

 23(2)       Consent of Richard A. Eisner & Company, LLP.

 23(3)       Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil &
             Shapiro, LLP (see Exhibit 5(1)).*

 24(1)       Certified resolutions of the Board of Directors of Heuristic
             Development Group, Inc., taken at a special meeting of the Board held September 10, 1999, appointing Gregory L. Zink as attorney in fact for the filing of the company's Registration Statement on Form SB-2, as filed with the Commission as Exhibit 24(1) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

--------
*  To be filed by amendment

Item 28. Undertakings.

   (a) (a) Heuristic Development Group hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Heuristic Development Group pursuant to the foregoing provisions, or otherwise, Heuristic Development Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by Heuristic Development Group of expenses incurred or paid by a director, officer or controlling person of Heuristic Development Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Heuristic Development Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocean Ridge, State of Florida, on October 21, 1999.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By: /s/ Gregory L. Zink
                                          Name: Gregory L. Zink
                                          Title: President and Acting Chief
                                           Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Title                  Date
             ---------                         -----                  ----

      /s/ Gregory L. Zink            President, Acting Chief    October 21, 1999
____________________________________  Executive Officer and
          Gregory L. Zink             Director

    /s/ Jonathan W. Seybold          Chairman of the Board and  October 21, 1999
____________________________________  Director
        Jonathan W. Seybold


       /s/ Theodore Lanes            Secretary, Chief Financial October 21, 1999
____________________________________  Officer and Director
           Theodore Lanes

        /s/ Allan Dalfen             Director                   October 21, 1999
____________________________________
            Allan Dalfen

      /s/ Brian Wasserman            Director                   October 21, 1999
____________________________________
          Brian Wasserman